Exhibit 96.2

RARE EARTHS AMERICAS

Denver, CO, United States of America
www.rareearthsamericas.com

Constellation Project
Minas Gerais, Brazil

Technical Report Summary

Report prepared for:	Rare Earths Americas, Inc.
Qualified Persons:	McGarry Geoconsulting Corp.
Karst Geo Solutions LLC
Report Effective Date:	31 October 2025
Updated Report Date:	25 March 2026

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Contents

1.0	EXECUTIVE SUMMARY	1-1
1.1	Introduction	1-1
1.2	Terms of Reference	1-1
1.3	Property Setting	1-1
1.4	Ownership	1-2
1.5	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements	1-2
1.6	Environmental, Permitting and Social Considerations	1-3
1.7	Geology and Mineralization	1-4
1.8	History	1-6
1.9	Exploration	1-7
1.10	Drilling and Sampling	1-7
1.11	Data Verification	1-9
1.12	Metallurgical Testwork	1-10
1.12.1	Ionic Adsorption Clay Processing	1-10
1.12.2	Metallurgical Testwork	1-10
1.13	Mineral Resource Estimation	1-11
1.13.1	Estimation Methodology	1-11
1.13.2	Market Assessment	1-13
1.13.3	Mineral Resource Statement	1-14
1.14	Risks and Opportunities	1-15
1.14.1	Exploration and Geology Risks	1-15
1.14.2	Mineral Resource Estimate Risks	1-16
1.14.3	Environmental, Social and Permitting Risks	1-16
1.15	Opportunities	1-17
1.15.1	Exploration and Geology Opportunities	1-17
1.15.2	Mineral Resource Opportunities	1-17
1.16	Conclusions	1-17
1.17	Recommendations	1-18
2.0	INTRODUCTION	2-1
2.1	Introduction	2-1
2.2	Terms of Reference	2-2
2.2.1	Report Purpose	2-2
2.2.2	Terms of Reference	2-2
2.3	Qualified Persons	2-2
2.4	Site Visits and Scope of Personal Inspection	2-3
2.4.1	McGarry Geoconsulting Corp.	2-3
2.4.2	Karst Geo Solutions	2-3
2.5	Report Date	2-3
2.6	Information Sources and References	2-3
2.7	Previous Technical Report Summaries	2-3
3.0	PROPERTY DESCRIPTION	3-1
3.1	Introduction	3-1
3.2	Property and Title in Minas Gerais	3-1

Date: 25 March 2026	ii

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

3.2.1	Overview	3-1
3.2.2	Mineral Title	3-2
3.2.3	Surface Rights	3-3
3.2.4	Water Rights	3-3
3.2.5	Government Mining Taxes, Levies or Royalties	3-4
3.3	Ownership	3-5
3.3.1	Mineração Andradense Ltda	3-5
3.3.2	JJBF Ltda	3-6
3.3.3	Terra Goyana	3-6
3.4	Mineral Title	3-6
3.5	Surface Rights	3-7
3.6	Water Rights	3-10
3.7	Royalties	3-11
3.8	Encumbrances	3-11
3.9	Environmental Considerations	3-12
3.9.1	Environmental Liabilities	3-12
3.10	Permitting Considerations	3-13
3.10.1	Permitting Requirements	3-13
3.10.2	Permitting Timelines	3-14
3.10.3	Permit Conditions	3-15
3.10.4	Violations and Fines	3-16
3.11	Social Considerations	3-16
3.12	Significant Factors and Risks That May Affect Access, Title or Work Programs	3-16
4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	4-1
4.1	Physiography	4-1
4.1.1	Elevation	4-1
4.1.2	Topography	4-1
4.1.3	Vegetation	4-1
4.2	Accessibility	4-3
4.3	Climate	4-3
4.3.1	Length of Operating Season	4-3
4.4	Infrastructure	4-3
4.4.1	Water	4-4
4.4.2	Electricity and Power	4-4
4.4.3	Personnel	4-4
4.4.4	Supplies	4-4
5.0	HISTORY	5-1
6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	6-1
6.1	Deposit Type	6-1
6.2	Regional Geology	6-1
6.3	Local Geology	6-2
6.3.1	Poços de Caldas Alkaline Complex	6-2
6.3.2	Regolith Profile	6-4
6.4	Deposit Geology	6-5

Date: 25 March 2026	iii

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

6.4.1	Pio Cipó Deposit	6-5
6.4.2	Pedra Preta Deposit	6-7
6.4.3	Varginha Deposit	6-8
6.4.4	Roseira Deposit	6-10
6.4.5	Mato Queimado Deposit	6-11
6.4.6	Clube da Uva Deposit	6-13
6.4.7	Andradas Deposit	6-14
7.0	EXPLORATION	7-1
7.1	Exploration	7-1
7.1.1	Grids and Surveys	7-1
7.1.2	Geological Mapping	7-1
7.1.3	Geochemistry	7-1
7.1.4	Qualified Person’s Interpretation of the Exploration Information	7-3
7.1.5	Exploration Potential	7-4
7.2	Drilling	7-5
7.2.1	Overview	7-5
7.2.2	Drill Methods	7-10
7.2.3	Logging	7-11
7.2.4	Recovery	7-12
7.2.5	Collar Surveys	7-12
7.2.6	Down Hole Surveys	7-12
7.2.7	Drilled Versus True Thickness	7-12
7.2.8	Drill Hole Spacing	7-12
7.2.9	Comment on Material Results and Interpretation	7-13
7.3	Hydrogeology	7-13
7.4	Geotechnical	7-14
8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY	8-1
8.1	Sampling Methods	8-1
8.1.1	Auger	8-1
8.1.2	Sonic	8-1
8.1.3	Grab Samples	8-2
8.2	Sample Security Methods	8-2
8.3	Density Determinations	8-2
8.4	Analytical and Test Laboratories	8-3
8.5	Sample Preparation	8-3
8.6	Analysis	8-4
8.7	Quality Assurance and Quality Control	8-5
8.7.1	Overview	8-5
8.7.2	Certified Reference Materials	8-5
Blanks		8-10
8.7.3	Field Duplicates	8-14
8.8	Database	8-18
8.9	Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures	8-18
9.0	DATA VERIFICATION	9-1
9.1	Internal Data Verification	9-1

Date: 25 March 2026	iv

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

9.1.1	Exploration Data	9-1
9.1.2	Twin Holes	9-1
9.2	Data Verification by Qualified Persons	9-1
9.2.1	Karst Geosolutions	9-1
9.2.2	McGarry Geoconsulting	9-2
9.3	Qualified Person’s Opinion on Data Adequacy	9-2
10.0	MINERAL PROCESSING AND METALLURGICAL TESTING	10-1
10.1	Introduction	10-1
10.2	Proposed Processing Method	10-1
10.3	Test Laboratories	10-2
10.4	Metallurgical Testwork	10-3
10.5	Rare Earth Element Extraction Estimates	10-4
10.6	Metallurgical Variability	10-6
10.7	Deleterious Elements	10-6
10.8	Qualified Person’s Opinion on Data Adequacy	10-7
11.0	MINERAL RESOURCE ESTIMATES	11-1
11.1	Introduction	11-1
11.2	Unsampled Intervals	11-1
11.3	Drill Hole Coding	11-2
11.4	Univariate Statistics	11-2
11.4.1	Assay Summary Statistics	11-4
11.5	Geological Models	11-7
11.6	Block Models	11-8
11.7	Density Assignment	11-8
11.8	Grade Capping/Outlier Restrictions	11-9
11.9	Composites	11-9
11.10	Variography	11-10
11.11	Estimation/interpolation Methods	11-11
11.12	Validation	11-12
11.12.1	Visual Validation	11-12
11.12.2	Comparison of Means	11-15
11.12.3	Swath Plots	11-16
11.13	Confidence Classification of Mineral Resource Estimate	11-17
11.13.1	Mineral Resource Confidence Classification	11-17
11.14	Reasonable Prospects of Economic Extraction	11-21
11.14.1	Initial Assessment Assumptions	11-21
11.14.2	Constraining Potentially Mineable Shape Input Assumptions	11-24
11.14.3	Market and Commodity Price Forecasts	11-24
11.14.4	Pit Shell	11-28
11.14.5	Cut-off	11-29
11.14.6	QP Statement	11-29
11.15	Mineral Resource Statement	11-30
11.16	Uncertainties (Factors) That May Affect the Mineral Resource Estimate	11-32
12.0	MINERAL RESERVE ESTIMATES	12-1
13.0	MINING METHODS	13-1

Date: 25 March 2026	v

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

14.0	RECOVERY METHODS	14-1
15.0	INFRASTRUCTURE	15-1
16.0	MARKET STUDIES AND CONTRACTS	16-1
17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	17-1
18.0	CAPITAL AND OPERATING COSTS	18-1
19.0	ECONOMIC ANALYSIS	19-1
20.0	ADJACENT PROPERTIES	20-1
21.0	OTHER RELEVANT DATA AND INFORMATION	21-1
22.0	INTERPRETATION AND CONCLUSIONS	22-1
22.1	Introduction	22-1
22.2	Property Setting	22-1
22.3	Ownership	22-1
22.4	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements	22-1
22.5	Geology and Mineralization	22-2
22.6	History	22-3
22.7	Exploration, Drilling, and Sampling	22-3
22.8	Data Verification	22-4
22.9	Metallurgical Testwork	22-4
22.10	Mineral Resource Estimates	22-5
22.11	Risks	22-6
22.11.1	Exploration and Geology Risks	22-6
22.11.2	Mineral Resource Estimate Risks	22-6
22.11.3	Environmental, Social and Permitting Risks	22-7
22.12	Opportunities	22-7
22.12.1	Exploration and Geology Opportunities	22-7
22.13	Mineral Resource Opportunities	22-8
22.14	Conclusions	22-8
23.0	RECOMMENDATIONS	23-1
23.1	Introduction	23-1
23.2	Phase A	23-1
23.3	Phase B	23-2
24.0	REFERENCES	24-1
24.1	Bibliography	24-1
24.2	Abbreviations	24-2
24.3	Glossary of Terms	24-4
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	25-1
25.1	Introduction	25-1
25.2	Mineral Processing	25-1
25.3	Markets	25-1
25.4	Legal Matters	25-2
25.5	Environmental Matters	25-2
25.6	Stakeholder Accommodations	25-2
26.0	26.0 Date and Signature Page	26-1

Date: 25 March 2026	vi

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Tables

Table 1‑1:	Constellation Project Mineral Resource Estimate	1-14
Table 2‑1:	QP Responsibilities	2-2
Table 3‑1:	Mineral Title Summary Table]	3-8
Table 3‑2:	Application and Permit Requirements	3-15
Table 4‑1	Description of Vegetation	4-2
Table 6‑1:	Stratigraphic Column Through Weathering Profile	6-4
Table 7‑1:	2023 Summary of Surface Samples	7-2
Table 7‑2:	Project Drill Summary Table	7-5
Table 7‑3:	Drill Holes Used for Mineral Resource Estimation	7-7
Table 7‑4:	Summary of Drilling on Regional Tenements	7-9
Table 7‑5:	Summary Exploration Results for Drilling on Regional Tenements	7-9
Table 7‑6:	Summary of Water-Related Drilling Stoppages	7-14
Table 8‑1:	Density Determinations	8-3
Table 8‑2:	Elemental Detection Limits, SGS Geosol and ALS Lima	8-4
Table 8‑3:	SGS IMS95A Results, OREAS 30a	8-6
Table 8‑4:	SGS IMS95A Results, OREAS 100a	8-6
Table 8‑5:	SGS IMS95A Results, OREAS 460	8-7
Table 8‑6:	SGS IMS95A Results, OREAS 463	8-7
Table 8‑7:	ALS ME-MS81 Results, OREAS 30a	8-10
Table 8‑8:	ALS ME-MS81 Results, OREAS 100a	8-11
Table 8‑9:	ALS ME-MS81 Results: OREAS 460	8-11
Table 10‑1:	Mean Leach Sample Recoveries by Deposit	10-4
Table 10‑2:	Mean Block Model Recovery Estimates	10-5
Table 10‑3:	Deleterious Element U and Th in Pregnant Leach Solution in Bench-Scale Tests	10-6
Table 11‑1:	Model Domain Extents	11-1
Table 11‑2:	Composite Statistics for Rare Earth Element Grades, Estimation Domains	11-3
Table 11‑3:	Composite Statistics for Rare Earth Element Reporting Groups and Deleterious Element Grades	11-4
Table 11‑4:	Summary Statistics, Rare Earth Element Assays	11-5
Table 11‑5:	Summary Statistics, Rare Earth Element Reporting Groups and Potentially Deleterious Elements	11-5
Table 11‑6:	Correlation Matrix, Rare Earth Element Assays	11-7
Table 11‑7:	Block Model Extents	11-8
Table 11‑8:	Search Parameters	11-11
Table 11‑9:	Search Ranges and Clamping Restrictions	11-12
Table 11‑10:	Comparison of Means for Pedra Preta, Roseira, and Varginha Estimation Domains	11-15
Table 11‑11:	Sources of Mineral Resource Uncertainty	11-18
Table 11‑12:	Initial Assessment Assumptions	11-21
Table 11‑13:	Rare-Earth Elements Prices and Average Basket Price Calculation	11-27
Table 11‑14.	Whittle Resource Constraining Pit Shell Parameters	11-28
Table 11‑15:	Constellation Project – Summary of Rare Earth Mineral Resources at October 31, 2025 Based on basket value of US$44.4/kg of recovered rare earth oxide	11-30

Date: 25 March 2026	vii

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 11-16:	Constellation Project Block Model Report – All Rare Earth Oxides	11-31
Table 23‑1:	Budget for Phase A Work Program	23-2
Table 23‑2:	Budget for Phase B Work Program	23-3

Figures

Figure 2‑1:	Project Location Plan	2-1
Figure 3‑1:	Mineral Title Location Plan	3-10
Figure 6‑1:	Geology Plan, Poços de Caldas Alkaline Complex	6-3
Figure 6‑2:	Example Strip Log Stratigraphy	6-5
Figure 6‑3:	Pio Cipó Example Geological Cross-Section	6-6
Figure 6‑4:	Pedra Preta Example Geological Cross-Section	6-7
Figure 6‑5:	Varginha Example Geological Cross-Section	6-9
Figure 6‑6:	Roseira Example Geological Cross-Section	6-10
Figure 6‑7:	Mato Queimado Example Geological Cross-Section	6-12
Figure 6‑8:	Clube da Uva Example Geological Cross-Section	6-13
Figure 6‑9:	Andradas Example Geological Cross-Section	6-15
Figure 7‑1:	Map Showing Location of Surface Samples	7-3
Figure 7‑2:	Drill Collar Location Plan for Tenements with Mineral Resources	7-6
Figure 8‑1:	SGS Geosol Example CRM Control Plot, OREAS 100a	8-8
Figure 8‑2:	ALS Example CRM Control Plot OREAS 100a	8-12
Figure 8‑3:	SGS Control Plot Blanks	8-13
Figure 8‑4:	ALS Control Plot Blanks	8-15
Figure 8‑5:	SGS Geosol Field Duplicate Scatter Plots	8-16
Figure 8‑6:	ALS Lima Field Duplicate Scatter Plots	8-17
Figure 10‑1:	Collar Locations, Metallurgical Testwork Samples	10-3
Figure 10‑2:	Summary of Leach Test Results for Above Mineral Resource Estimate Threshold Samples	10-5
Figure 11‑1:	TREO, HREO, Nd2O3, Pr6O11, Dy2O3 and Tb4O7 Assay Log Histograms	11-6
Figure 11‑2:	Log Probability Plot, Sample Lengths	11-10
Figure 11‑3:	Plan View of Largest Constellation Block Models Colored by Total Rare Earth Oxide Grade	11-13
Figure 11‑4:	Cross Section Views of the Block Model Colored by Total Rare Earth Oxide–CeO2 Grade	11-14
Figure 11‑5:	Swath Plots of Pedra Preta Composite Nd2O3 Values Versus IDW And OK Block Grade Estimates	11-16
Figure 11‑6:	Swath Plots Of Roseira Composite Nd2O3 Values Versus IDW and OK Block Grade Estimates	11-16
Figure 11‑7:	Swath Plots of Varginha Composite Nd2O3 Values Versus IDW and OK Block Grade Estimates	11-17
Figure 11‑8:	Classified Block Distances from Drill Hole	11-20
Figure 11‑9:	Forecast Global NdPr Oxide Production and Demand	11-25
Figure 11‑10:	Forecast Global Dysprosium Oxide Production and Demand	11-25
Figure 20‑1:	Location of Rare Earth America Constellation Project and Adjacent Properties	20-1

Date: 25 March 2026	viii

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

1.0 EXECUTIVE SUMMARY

1.1 Introduction

This technical report summary (the Report) was prepared by McGarry Geoconsulting Corp. and Karst Geo Solutions, LLC for Rare Earths Americas, Inc. (Rare Earths Americas) on the Constellation Project (the Project) located in Minas Gerais and São Paulo States, Brazil.

1.2 Terms of Reference

The Report was prepared to support the initial registration statement filed by Rare Earth Americas and is included as an exhibit to Form S-1, initially filed on November 12, 2025, pursuant to Regulation S-K 1300.

The Report provides initial disclosure of mineral resource estimates for rare earth element mineral deposits at seven areas within the Constellation Project: Pio Cipó, Pedra Preta, Mato Queimado, Roseira, Clube da Uva, Varginha, and Andradas.

Unless otherwise indicated, the metric system is used in this report for mineral resources. Mineral resources are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300. Monetary values use the United States (US) dollar unless otherwise indicated. The Brazilian currency is the real (BRL). The Report uses United States English.

1.3 Property Setting

The Project is located approximately 190 km north of São Paulo in southern Minas Gerais, within the Poços de Caldas alkaline complex. The Project consists of non-contiguous tenement blocks situated in the southern part of Minas Gerais State and in neighboring São Paulo State, which together comprise the Constellation Project.

Elevations in the Project area range from 1,000–1,600 meters above sea level (masl), characterized by undulating hills incised by perennial streams.

The Project is well served by infrastructure. Federal highway BR-381 lies within 50 km of the concession blocks and provides direct access to major industrial centers in São Paulo and the Port of Santos, the largest port in Latin America, approximately 250 km away, and the Cubatão Petrochemical Complex, a potential source of processing reagents 338 km away. Regional access is provided by paved state highways MG-267 and MG-459, and local paved and unpaved agricultural roads allow entry to concession areas.

Date: 25 March 2026	Page 1-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The climate in the Project area is tropical savanna. Field exploration operations can be conducted throughout the year. It is expected that any future mining activity in the Project area would be year-round.

Poços de Caldas, with a population of about 168,640 and offers amenities to support mineral exploration, including: food, accommodation, fuel, automotive services, and medical facilities.

The Poços de Caldas district is well supported by regional energy infrastructure. All tenements hosting mineral resources are either traversed by, or situated within 4 km of, a 138 kV electrical transmission line, allowing connection to grid power.

Nearby reservoirs, including Represa do Cipó (32 Mm³) and Represa Bortolan (7 Mm³), provide accessible water sources within 5–10 km of the tenements. Sites such as Pio Cipó and Varginha offer potential locations for processing facilities with short pipeline connections to these reservoirs.

All the current manual labor requirements for the Project, which consist of exploration activities, are met by personnel from nearby communities. Recruitment from outside the area may be required to secure experienced and competent senior personnel for mining operations.

1.4 Ownership

The Project is held through a combination of direct ownership and option agreements. Rare Earths Americas holds 21 concessions, including six mining concessions and 15 exploration permits. Of these, 13 concessions are directly owned by Rare Earths Americas or affiliates, and eight are subject to option agreements with Brazilian companies including Mineração Andradense Ltda, JJBF Ltda, and Terra Goyana Mineração Ltda.

Private option agreements between Rare Earth America’s wholly owned subsidiary Alpha Minerals Brazil Participações Ltda (Alpha Minerals) and the respective landowners grant Rare Earth Americas the exclusive right to access, enter and occupy each property for the purpose of mineral exploration and, upon exercise of the option, to obtain mineral rights for each property.

1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

Rare Earth Americas controls 21 granted mineral titles registered with Brazil’s National Mining Agency (ANM) that cover a total area of approximately 59.5 km². The concessions granted are granted for a range of commodities as defined under the Mining Code. The ANM process permits the holder to adjust the commodity title prior to the granting of a mining concession, provided the holder demonstrates technical justification through exploration results. Although a number of concessions were originally granted for bauxite and clay, the company will apply for an amendment to include rare earth elements as economically exploitable substances through the submission of an Economic Utilization Plan.

Date: 25 March 2026	Page 1-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The Project includes seven mineral resource deposit areas within the following concessions:

•
818865/1971 hosts the Pio Cipó deposit;
•
813944/1971 hosts the Pedra Preta deposit;
•
808966/1968 hosts the Varginha deposit;
•
800572/1969 hosts the Roseira deposit;
•
830914/2013 hosts the Mato Queimado deposit;
•
804059/1971 hosts the Clube da Uva deposit;
•
833020/2022 hosts the Andradas deposit;

To date Rare Earth Americas has secured verbal agreements and signed consent declarations from landowners permitting exploration and drilling activities at the Constellation Project. However, the company does not currently hold formal surface access agreements for activities beyond exploration and drilling. Negotiations for such agreements have not yet commenced. Rare Earth Americas intends to initiate formal discussions regarding broader surface rights as the project progresses.

Rare Earth Americas has not obtained any permits or agreements to extract water for exploration at the Constellation Project. Exploration to date has not required water use. Future diamond core drilling may require water, which is expected to be commercially supplied via tankers or obtained under agreement for temporary extraction from local sources. Any future mining and processing operations will require a dedicated water supply, expected to be sourced through commercial supply from nearby storage facilities and/or through permitted surface or groundwater extraction.

The Project is subject to the Financial Compensation for the Exploration of Mineral Resources (Compensação Financeira por Exploração Mineral - CFEM), which is a royalty to be paid to the Federal Government at rates that can vary from 1–3.5%, depending on the substance. The CFEM rate for mining rare earth elements is 2%. In addition, the project is subject to a private 5% net revenue royalty over 39.4% of the reported mineral resources within the Roseira, Clube da Uva, and Varginha tenements. A further private 2.5% gross revenue royalty applies to 4.7% of the reported mineral resources within the Andradas tenement.

1.6 Environmental, Permitting and Social Considerations

Current activities at the Project are limited to mineral exploration. In the state of Minas Gerais, environmental oversight is administered by the Secretaria de Estado de Meio Ambiente e Desenvolvimento Sustentável (SEMAD), while in São Paulo, the corresponding authority is the Secretaria de Meio Ambiente, Infraestrutura e Logística (SEMIL). These agencies are responsible for monitoring compliance with state environmental regulations, including the rehabilitation of disturbed areas such as drill pads, sumps, and access roads. To date, all exploration works undertaken by Rare Earths Americas have been executed in compliance with applicable state and federal regulations, and disturbed areas are progressively rehabilitated as programs advance.

Date: 25 March 2026	Page 1-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

No formal environmental baseline studies were conducted on the Project at the Report date.

All exploration activities to the Report date were conducted in accordance with applicable federal and state regulations. The next permit milestones will include:

•
For the six mining concessions that grant title on substances other than rare earths, Rare Earths Americas will communicate the discovery of rare earth elements to ANM once their economic significance is confirmed through an Economic Utilization Plan;
•
For the 15 concessions with granted Exploration Permits, Rare Earth Americas must conduct exploration and submit a Final Exploration Report to ANM.

Acceptance of the Final Exploration Report marks the formal conclusion of the exploration phase. Once accepted, ANM may authorize the initiation of the mining concession application process. Authorization remains pending for all concessions.

For the 15 concessions with granted Exploration Permits, Rare Earth Americas is undertaking the work necessary to support the preparation of Final Exploration Reports which are due between 2026 and 2027.

Rare Earth Americas have not formally consulted with local communities during the exploration campaigns. The company’s interactions were limited to rural landowners, solely for the purpose of facilitating access for exploration activities.

1.7 Geology and Mineralization

The Constellation Project hosts rare earth element mineralization in the form of ionically adsorbed rare earth elements bound to clay minerals within the regolith developed over the regional Poços de Caldas alkaline complex. Although ionic adsorption clay deposits are not currently classified within the USGS mineral deposit model series, the deposit type is well defined in the geological literature.

The bedrock source of rare earth elements at the Project is the Poços de Caldas alkaline complex,. This large circular to elliptical intrusive complex formed during Neocretaceous–Eocene magmatism, which produced widespread alkaline rock occurrences across southern, southeastern, and central–western Brazil.

The complex is dominated by felsic alkaline volcanic rocks, particularly phonolites, with the most rare earth element (REE)-enriched varieties being the agpaitic (peralkaline) phonolites. Associated lithologies include subvolcanic and plutonic equivalents such as tinguaites and nepheline syenites, and alkaline mafic and ultramafic rocks, including circumferential and radial dykes that define the main circular structure.

Date: 25 March 2026	Page 1-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

REE mineralization is lithologically associated with phonolites and their volcaniclastic products, as well as related subvolcanic and intrusive rocks. Primary REE minerals include bastnäsite (fluorocarbonate), monazite (phosphate), and eudialyte (silicate). Subsequent weathering and secondary processes released REEs into the regolith, where they became adsorbed onto clay minerals.

The bedrock geology is largely concealed beneath a deep regolith and soil cover. Exposures of bedrock are rare and primarily restricted to anthropogenic and natural excavations, including road cuts and drainage channels. Due to poor exposure, mapping and effective remote sensing of bedrock at the deposit scale can be challenging.

The weathering profile can be divided into a rare earth element-leached zone in the upper part of the profile and a rare earth element accumulation zone with more ion-exchangeable rare earth elements in the lower part of the profile. Rare Earths Americas have used a weathering intensity proxy for the identification of ionically absorbed to clay rare earth element enrichment within the Project area. This is defined geochemically using the “chemical index of alteration”, a recognized measure for chemical weathering during the production of clastic sediments, being the degradation of feldspars and the formation of clay minerals during weathering.

The Pio Cipó deposit extends 3,500 m north–south and 3,638 m east–west, covering 4.75 km² with an average depth of 18 m. Saprolite is variable, averaging 10.1–18.7 m thick from 2.8 m depth and reaching 30 m in the southwest. The regolith shows a thin ionic clay profile, with leached horizons to ~3 m and a discontinuous accumulation zone. Grades above 1,000 ppm total rare earth oxides (TREO) occur in the north and southeast, with neodymium praseodymium (NdPr):TREO ratios up to 30%. Auger drilling is incomplete, with most holes ending in mineralization.

The Pedra Preta deposit extends 2,550 m north–south and 2,279 m east–west, covering 3.83 km² with an average depth of 24 m. Saprolite is the dominant unit, averaging 19 m thick from 4.6 m depth and exceeding 41 m in the central portion of the deposit. Ionic clay mineralization is widespread, with TREO grades above 1,000 ppm and locally over 3,000 ppm in central and southern areas. The regolith is well defined, with leached upper horizons and an NdPr-enriched accumulation zone (NdPr:TREO to 30%). Sonic drilling confirms the mineralization presence, with grades and NdPr proportion declining below ~30 m.

The Varginha deposit extends 2,780 m north–south and 2,007 m east–west, covering 3.35 km² with an average depth of 20 m. Saprolite is well developed, averaging 14–19 m thick from 3.3 m depth and up to 36.6 m. Ionic clay mineralization exceeds 1,000 ppm TREO across the regolith, with >3,000 ppm in elevated pediment zones that trend north south. The profile shows leached horizons above a thick NdPr-enriched accumulation zone extending from ~5 m to drill-tested depths. Mineralization is thinner and lower grade in drainage basins, where auger holes often end in mineralization.

Date: 25 March 2026	Page 1-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The Roseira deposit extends 1,640 m north–south and 1,771 m east–west, covering 1.72 km² with an average depth of 24 m. Saprolite is extensive, averaging 18–23 m thick from 3.6 m depth and reaching 33.7 m. Ionic clay mineralization is widespread, exceeding 1,000 ppm TREO and locally 3,000 ppm TREO in central and southwestern zones. The profile is well defined, with leached upper horizons retaining cerium and an NdPr-enriched accumulation zone to ~15 m depth with NdPr:TREO ratios of ~20%. Grades and NdPr proportion decrease toward the base of the weathering profile.

The Mato Queimado deposit extends 1,270 m north–south and 2,228 m east–west, covering 1.35 km² with an average depth of 14 m. Saprolite averages 8–15 m thick from 2.1 m depth, with a maximum of 31.7 m. Ionic clay mineralization exceeds 1,000 ppm TREO across the deposit and locally surpasses 3,000 ppm in slope and pediment zones either side of a drainage channel that runs across the tenement area from west to east. Lower grades occur in the eroded channel and on hill crests where saprolite is less developed. Auger drilling is shallow, with many holes ending in mineralization.

The Clube da Uva deposit extends 490 m north–south and 778 m east–west, covering 0.4 km² with an average depth of 21 m. Saprolite occurs from 2.2 m depth, averaging 15–22 m thick and reaching 31.6 m. Mineralization above 1,000 ppm TREO is present throughout, with up to 4,000 ppm in the northeast. The ionic clay profile is poorly defined due to limited drilling, but NdPr:TREO ratios rise from ~2% in the mottled zone to 20% at the base of the profile.

The Andradas deposit extends 1,070 m north–south and 2,178 m east–west, covering 1.09 km² with an average depth of 26 m. Saprolite is well developed, averaging 20–24 m thick from 4.1 m depth and reaching 36.5 m. Ionic clay mineralization is concentrated in the east, with grades consistently above 1,000 ppm TREO and locally >2,000 ppm near surface. A saprolite accumulation zone is enriched in NdPr, with NdPr:TREO ratios exceeding 20%.

The extent of the mineral resource models is predominantly limited by the availability of exploration data and by tenement boundaries. Although individual rare earth element-bearing horizons may pinch out, many deposit areas are open at depth and also have potential for the delineation of well mineralized ionic adsorption clay zones, highly enriched in rare earth elements. Auger holes have limited depth penetration and drill holes typically provide only a partial profile of mineralized saprolite. There is potential to extend the mineralization model deeper with core drilling.

1.8 History

There is no known previous exploration for rare earth elements in the Project area prior to Rare Earths Americas’ interest in the Project. In 2023, Alpha Minerals Brazil Participações Ltda, a wholly-owned subsidiary of Rare Earths Americas, completed a countrywide prospectivity review that identified the Poços de Caldas alkaline complex as a highly prospective setting for rare earth element mineralization, with favorable geology and documented occurrences of ionic adsorption clay mineralization in the overlying regolith. Based on these results, Alpha Minerals initiated a strategic program to secure mineral rights in the region through the staking of new exploration concessions and the negotiation of option agreements with existing rights holders.

Date: 25 March 2026	Page 1-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

These agreements included the acquisition of mineral rights over the Roseira, Clube da Uva, and Varginha properties from Mineração Andradense Ltda; the Pedra Preta property from JJBF Ltda; and the Pio Cipó and Mato Queimado properties from Terra Goyana Mineração Ltda. Collectively, these agreements secured control of the principal rare earth prospects within the Constellation Project area.

Rare Earths Americas was created as the holding company for the Project in January 2023, with Alpha Minerals becoming a wholly-owned subsidiary.

1.9 Exploration

Exploration grids used to position drill holes are orientated to the geographic projection system SIRGAS 2000 Universal Transverse Mercator zone 23 south. A topographic digital terrain model is used to locate drill collars and for the topographic surface constraining the mineral resource estimates.

During initial reconnaissance and prospecting in 2023, Rare Earth Americas collected 29 surface samples from limited regolith and bedrock exposures across the Constellation Project tenements for geochemical analysis. Surface grab sampling has not yet materially influenced targeting, though future follow-up may demonstrate correlations with broader mineralized zones and validate the method.

1.10 Drilling and Sampling

Drilling consists of 37 sonic drill holes (1,103 m) and 277 auger holes (3,225 m). The mineral resource estimate was based on all drilling data completed to July 26, 2024. The database close-out date reflects the date of the last assay information and is July 26, 2024.

Drill companies and methods included Alpha Minerals Brazil Participações Ltd., a wholly-owned subsidiary of Rare Earth Americas, who used a hand-held petrol-powered auger, and Brazil Royalty Corp. Participações e Investimentos Ltda (an affiliate company of Rare Earth Americas with overlapping ownership to Alpha Minerals), who used an Eijkelkamp Compact RotoSonic V rig for sonic drilling.

Auger holes were geologically logged in the field, and a representative fraction was retained in a chip tray for reference. Auger samples were photographed. Sonic core holes were transported from the drill site to logging facilities in covered boxes. The sonic drill core was measured to assess recovery, then geologically logged and photographed wet in core boxes immediately before sampling.

For both auger and sonic holes, logging included qualitative determinations of primary and secondary lithology units, weathering profile units (mottled zone, lateritic zone, saprock, saprolite, etc.), as well as the color and textural characteristics of the rock.

Recovered auger sample material and sonic drill core, was measured, and recovery expressed as a percentage recorded in the database. Recovery rates for auger and sonic drilling in regolith averages 95%. Areas of poor recovery (<85%) were limited to shallow unconsolidated cover. No systematic relationship between recovery and grade was observed, and no evidence of bias due to preferential loss of coarse or fine material was detected.

Date: 25 March 2026	Page 1-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Drill collars were located using a handheld global positioning system (GPS) instrument. The accuracy of the locations is sufficient to support the inferred mineral resource confidence classification. No down hole surveys were completed on any of the drill holes due to their shallow depths.

The mineralization is interpreted to be flat in the weathered profile, so the drilling is vertically perpendicular to mineralization and drilled mineralization thickness is interpreted to correspond to true thickness. Any variations to rare earth element distribution within the horizontal layering were not defined.

Drilling was conducted on a grid pattern at spacings of approximately 240 m. The distribution is sufficient to establish the degree of geological and grade continuity appropriate for an inferred mineral resource confidence classification.

Based on the available data, drilling and logging are adequate to support mineral resource estimation.

Auger, sonic and drill core sub-samples submitted for assaying had an average weight of 1 kg. Grab samples had an average weight of 1 kg. For all sample types, field duplicates were completed at a frequency of 1:20 samples. Collected auger sample interval lengths were 1 m, with some variation depending on sample recovery and geological unit boundaries. Sonic drill core samples were split to obtain quarter core sub-samples for assaying. Core sample intervals were typically 1 m in length, with a minimum of 0.55 m and a maximum of 2.0 m, taking into account lithological boundaries.

Sample collection, preparation, and transportation was managed by Rare Earths Americas. Chain-of-custody procedures consist of sample submittal forms sent to the laboratory with sample shipments to make certain that all samples are received by the laboratory.

Density measurements were completed on 225 fragments of sonic drill core, typically about 10 cm in length and 300 cm3 in volume, collected from across deposit. The water displacement method was used for density measurement. Simple averages generated for each material type were assigned to mineral resource models for each deposit.

SGS Geosol in Vespasiano, Minas Gerais, Brazil (SGS Geosol) has been the primary assay laboratory for the Project since mineral exploration sampling commenced in June 2023. SGS Geosol is independent of Rare Earths Americas and holds ISO 9001 certification and 17025 accreditations for selected analytical techniques. Approximately 74% of the exploration drilling assays (3,009 samples) in the database were generated by SGS Geosol. In early 2024, Rare Earths Americas began periodically sending drill samples for preparation to ALS Belo Horizonte, Brazil (ALS Belo Horizonte) and with assaying completed at the ALS Lima facility in Peru (ALS Lima). ALS Belo Horizonte and ALS Lima are independent of Rare Earths Americas, and both hold ISO 17025 accreditations for selected analytical techniques, and ISO 9001 certification. Approximately 26% of the assays (1,049 samples) in the database were generated by ALS Lima.

Date: 25 March 2026	Page 1-8

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Sample preparation methods included drying, crushing to 75% passing 3 mm, and pulverizing to 95% passing 75 µm (SGS Geosol) or 85% passing 75 µm (ALS Belo Horizonte). SGS Geosol used a lithium borate fusion followed by inductively-coupled plasma mass spectrometry (ICP-MS) determination for a multi-element suite. ALS Lima used lithium borate fusion followed by an ICP-MS determination (ALS code ME-MS81), to generate a multi-element suite. Both methods provide a total rare earth element analysis, and values for the potentially deleterious elements uranium and thorium. At both laboratories, the assay technique used for major oxides and components was lithium borate fusion followed by ICP optical emission spectroscopy (OES) analysis.

All exploration conducted was accompanied by a quality assurance and quality control (QA/QC) program, which included the systematic insertion of certified reference materials (CRMs), blank material, and the collection of field duplicate samples along with the exploration samples. QA/QC sample results were monitored by the exploration team independently from the analytical laboratories and were periodically reviewed by McGarry Geoconsulting. The results of the QA/QC samples summitted by Rare Earth Americas during exploration do not indicate significant issues with the analytical data. The performance of CRM, blanks and field duplicates indicate satisfactory performance of field sampling protocols and assay laboratories in providing acceptable levels of precision and accuracy.

1.11 Data Verification

Rare Earth Americas maintains all exploration data in a secure, web-based database that incorporates automated validation protocols. The system performs continuous checks for overlapping from–to intervals within assay and geological tables and enforces standardization of lithology, alteration, and assay codes through defined pick lists to ensure consistency in data entry.

Karst Geosolutions concluded, following a site visit, that the majority of the data, drilling, and geological records were well maintained by Rare Earths Americas personnel and comprehensive field procedures were developed.

McGarry Geoconsulting conducted independent validation checks, including: verification of collar coordinates against survey control, review of downhole survey data for consistency, and validation of assay tables for overlapping intervals or values beyond recorded hole depths. The database supplied by Rare Earth Americas was cross-checked against original laboratory certificates and field logs on a representative basis to confirm data integrity. Any discrepancies identified during this process were resolved in collaboration with Rare Earth Americas’ geology team prior to resource estimation. McGarry Geoconsulting is satisfied that the data has been appropriately verified and is adequate to support the mineral resource estimates presented in this Report.

Date: 25 March 2026	Page 1-9

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

1.12 Metallurgical Testwork

1.12.1 Ionic Adsorption Clay Processing

The processing of ionic adsorption clay rare earth mineralization is an emerging technology that differs significantly from traditional hard rock rare earth extraction methods. Ionic adsorption clay deposits typically host rare earth elements loosely bound to clay particles near the surface. These rare earth elements are not locked within minerals but are instead adsorbed onto the surface of clay minerals, which allows for relatively simple extraction techniques.

The proposed processing route is based on ion-exchange leaching using ammonium sulphate ((NH₄)₂SO₄) solution under acidic conditions (target pH ≈ 2). The acidity enhances ion mobility and exchange efficiency, facilitating the desorption of rare earth elements from the clay matrix. The process takes advantage of the electrostatic nature of rare earth element adsorption onto clays, replacing the rare earth element³⁺ ions with NH₄⁺ ions from solution. This reaction occurs readily under ambient pressure and temperature, provided that solution chemistry (pH, ionic strength, contact time) is properly controlled.

The resulting slurry is then subjected to solid-liquid separation, typically through pressure or vacuum filtration, to produce a pregnant leach solution enriched in rare earth elements. This pregnant leach solution is subsequently processed through chemical precipitation, where specific reagents—commonly oxalic acid or sodium carbonate—are added to selectively remove the dissolved rare earth elements from solution. The precipitated material, known as mixed rare earth concentrate, contains the suite of rare earth elements present in the deposit, except for cerium, which is only minimally recovered in this process due to its prevalent oxidized state. Depending on market requirements and product specifications, the mixed rare earth concentrate may undergo further purification and upgrading stages.

Globally, only a limited number of ionic adsorption clay projects are in production outside of China. The technology remains relatively new, with few operations having progressed to commercial-scale development. In Brazil, the Serra Verde Project, operated by Serra Verde Pesquisa e Mineração Ltda., is currently the only known ionic adsorption clay operation in production, highlighting the early stage of adoption of this processing method within the country.

The technology in use at the Serra Verde operation is considered suitable for application at the Project.

1.12.2 Metallurgical Testwork

ALS Lima carried out bench-scale ammonium sulphate ionic exchange tests using a 0.5 molar (M) ammonium sulfate solution (0.5 moles of solute per liter of solution; ALS code ME-MS19) on 30 g sample aliquots. The samples were agitated in ammonium sulphate solution for 20 minutes and then filtered.

Date: 25 March 2026	Page 1-10

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

In total, 89% of drill holes were subject to 3,374 ammonium sulphate leach tests during 2024, of which 2,107 are within modelled saprolite estimation domains.

The average TREO-cerium oxide (CeO₂) extraction into leach solution across all deposit areas is 33.7%, with comparable extractions observed for the economically significant magnet rare earths neodymium and praseodymium. Recoveries for dysprosium and terbium were lower at 19% at 22% respectively. Leach extraction varies both between, and within, deposit areas.

Of the samples submitted, 818 samples (42%) contained saprolite with total rare earth oxide concentrations greater than a threshold of >270 ppm TREO–CeO2 extracted into the leach solution. This threshold was applied to determine reasonable prospects for economic extraction during mineral resource estimation.

Cerium was excluded from the threshold because it does not readily leach under the mild acid conditions typical of ionic clay processing. As a result, its extraction does not contribute to leach solution grades and is therefore not considered in determining economic cut-off parameters. For samples above the selected threshold and representative of the mineral resource, the mean leach extraction for rare earth elements was 51.7%, with comparable extractions observed for the economically significant magnet rare earths neodymium and praseodymium. Recoveries for dysprosium and terbium were lower at 32% at 37% respectively.

The leaching results were comparable to those published for ionic adsorption clay projects on adjacent properties and infer that the ionic clay rare earth mineralization is amenable to ionic exchange leaching at standard temperatures, pH, and atmospheric pressure.

The sample distribution covered the defined saprolite mineralization domain used in estimation, ensuring that the extraction data were representative of the mineral resource estimates.

For ionic adsorption clay deposits in general, the most common deleterious elements are thorium and uranium due to their impact on product radioactivity, and iron and aluminum due to their influence on reagent consumption and pregnant leach solution chemistry. Bench-scale leach tests indicated that both elements are largely immobile under the selected ion-exchange leaching conditions, with generally low levels detected in the pregnant leach solution.

1.13 Mineral Resource Estimation

1.13.1 Estimation Methodology

Geological and block modelling was undertaken Leapfrog version 2025.1 with the Edge extension. Statistical analysis was carried out using Snowden Supervisor software version 8.6.

The Constellation Project contains seven deposit domains used for the mineral resource estimation. The deposit areas are defined by property boundaries. The base of saprolite and base of the mottled zone were modelled as offset topography surfaces. The base of saprolite was modelled using manually

Date: 25 March 2026	Page 1-11

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

digitized control points. The resultant wireframes followed the trend of the topography model and have a 50 m2 resolution. The saprolite geology model was used to control the floor of the estimate extent. The base of mottled zone was a ceiling. A single mineralization domain is generated for each deposit area. Continuity of mineralization was limited by erosional incisions, or barren underlying rock types. The estimate boundary was extrapolated from the nearest drill hole by 100 m on average and occasionally up to 370 m.

For resource estimation, drill hole data were grouped into domains to support statistical and geostatistical analysis. Smaller deposits with limited drilling were combined with nearby, better-informed domains to allow consistent estimation. Three estimation domains were defined: Pedra Preta (including Pio Cipó and Mato Queimado), Roseira (including Clube da Uva), and Varginha (including Andradas).

High grade assays were not capped but retained for grade interpolation using a “clamping” method. McGarry Geoconsulting selected a nominated distance equal to the first search pass radius. Beyond this distance, samples were capped to a nominated 95th percentile from the population statistics.

Compositing was based on the maximum composite length as defined by the dominant sample length of 1 m.

Semi-variogram models were developed for TREO–CeO2 across the Pedra Preta, Roseira, and Varginha estimation domain groups. Experimental semi-variograms were generated, transformed, and assessed for anisotropy before being modelled using two nested spherical structures in addition to a nugget effect.

Mineral resources were estimated using ordinary kriging (OK) into block models created in Leapfrog 2025.1 using the Edge Extension. Fifteen rare earth element grades (La, Ce, Pr, Nd, Sm, Eu, Gd, Tb, Dy, Ho, Er, Tm, Yb, Lu and Y) and deleterious elements uranium and thorium were estimated independently in a univariate sense using the same parameters. The consistent estimation approach was selected to ensure block compositional grade proportions honored those of the input samples. The estimation was in a 5 x 5 x 5 discretization of the block and in the parent cell.

Up to three search passes were used if block was not estimated in the first pass. The first search distance was equal to the variogram range; subsequent searches were undertaken using two and four times this distance with successive searches using more relaxed parameters for selection of input composite data.

Validation of block model grade estimates was completed by visual checks on screen, statistical comparison of composite and block grades, and generation of swath plots.

Mineral resources were classified based on drill spacing and the estimator’s judgment with respect to the proximity of resource blocks to sample locations and confidence with respect to the geological continuity of the saprolite horizons and grade estimates, quality control results, search and interpolation parameters and an analysis of available density information.

Date: 25 March 2026	Page 1-12

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Mineral resource estimation is supported by an Initial Assessment. A conceptual open-pit shell was used to constrain the estimate. The shell was defined using a mining cost of US$1.98/t, a processing cost of US$9.39/t, appropriate recovery and dilution factors, and the basket value estimated for each block. A maximum pit slope of 35° was used and the extent of the shell was limited to within the boundary of each tenement.

A marginal reporting cut-off of 1,000 ppm TREO was selected. This threshold is consistent with cut-off grades applied at comparable ionic clay-hosted rare earth deposits developed by open-pit mining and supports a reasonable expectation of economic extraction.

1.13.2 Market Assessment

The Project is expected to produce a mixed rare earth carbonate, an intermediate product used in the manufacture of refined, separated rare earth oxides. These oxides are specialty chemicals, not exchange-traded commodities, and are typically priced in US dollars per kilogram. Pricing is negotiated through private contracts and reflects product purity, oxide composition, delivery terms, and prevailing demand. Payability represents the proportion of contained rare earth elements value (based on spot oxide prices) that is realized upon sale of mixed rare earth carbonate. It depends on the concentration of high-value elements, total rare earth oxide grade, impurity levels, and offtake processing costs. Rare Earth Americas intends to produce a high-quality mixed rare earth carbonate with low impurities and elevated magnet rare earth elements. This Report assumes a payability of 70% relative to the spot value of contained separated oxides.

Rare earth elements are sold as neodymium and praseodymium are the most valuable rare earth elements in rare earth mines due to their relatively high price and large market. Rare earth mineral production is geographically constrained, with about two-thirds of global production occurring in China and another 20% in the U.S. and Australia. The processing of rare earth elements is further constrained, with most processing occurring in China and some elements exclusively being processed in China. With a small market and geographically constrained production, prices for rare earth elements can be volatile.

The expected increase in demand, and high price volatility, means that commodity pricing for rare earth studies is predominantly based forecasts made by expert research companies such as Adamas Intelligence. Rare Earth Americas have used the average rare earth oxide price over a 10-year period up to 2040 forecast by Adamas Intelligence in their Q1 2025 Rare Earth Pricing Quarterly Outlook. This period is selected to align with potential timeframes for construction of all infrastructure and mining of the deposit. Prices include 13% value-added tax; forecast prices are in Real 2025 US dollars.

For each block, a “basket value” was calculated as the sum of the forecast prices for individual recovered rare earth oxides, adjusted by their typical proportion in the recovered TREO mix and a payability assumption of 70%. The average basket price was estimated at US$44.4 per kilogram of recovered TREO. This block-level basket value served as an input into a Lerchs–Grossmann optimization process, which was used to define a resource-constraining shell for mineral resource reporting and evaluation of reasonable prospects of economic extraction.

Date: 25 March 2026	Page 1-13

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

1.13.3 Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in SK1300. The reference point for the estimate is in situ. The estimate is current as at 31 October 2025.

The third-party firm responsible for the estimate is McGarry Geoconsulting, Corp.

Table 1‑1: Constellation Project Mineral Resource Estimate

Category	Cut-Off Grade	Deposit	Tonnes	TREO	Nd2O3 + Pr6O11	Dy2O3 + Tb4O7
	(ppm TREO)		(Mt)	(ppm)	(ppm)	(ppm)
Inferred	1,000	Pio Cipó	70.2	2,976	722	35.6
		Pedra Preta	60.7	3,101	664	32.8
		Varginha	53.0	2,157	350	16.9
		Roseira	42.3	2,508	518	18.6
		Mato Queimado	17.7	2,027	483	26.0
		Clube da Uva	9.6	2,508	375	17.0
		Andradas	12.6	1,928	513	28.1
		Total	266.2	2,637	564	26.9

Notes to accompany mineral resource table:

1.
Mineral resources are reported in situ, using the definitions in S-K 1300, and are current as at 31 October 2025. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
2.
The third-party firm responsible for the estimates is McGarry Geoconsulting Corp.
3.
Tonnes are dry metric tonnes, and contained metal figures are derived arithmetically from in situ tonnage and grade (i.e., not adjusted for mining dilution or losses).
4.
Mineral resources are constrained within an optimized Whittle pit shell generated using a mining cost of US$1.98/t, a processing cost of US$7.65/t, a general and administration cost of US$1.74/ t and mining and process recovery factors of 95% and 38%, respectively. A maximum pit slope of 35° is used and the extent of the shell is limited to within the boundary of each tenement. Block values were calculated from Adamas Intelligence forecast rare earth oxide prices for 2030–2040 with an assumed 70% payability, corresponding to a basket value of US$44.4/kg of recovered rare earth oxide.
5.
Mineral resources are reported above a marginal cut-off of 1,000 ppm TREO, which is based on the parameters used for pit optimization in note 4. Costs related to waste mining, transportation, and capital expenditures are excluded.
6.
Average recovery represents the weighted mean of block model rare earth element leach extraction estimates, excluding cerium, based on test results on representative exploration samples.
7.
The Roseira, Varginha and Clube da Uva deposits are subject to a private royalty equal to 5% of net revenue from concession production in favor of Mineração Andradense Ltda. The Andradas deposit is subject to a private royalty equal to 2.5% of gross revenue from concession production in favor of Brazil Royalty Corp Participações e Investimentos Ltda

Date: 25 March 2026	Page 1-14

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

8.
Total rare earth oxides (TREO ppm) = La2O3 + CeO2 + Pr6O11 + Nd2O3 + Sm2O3 + Eu2O3 + Gd2O3 + Tb4O7 + Dy2O3 + Ho2O3 + Er2O3 + Tm2O3 + Yb2O3 + Y2O3 + Lu2O3; NdPr = Nd2O3 + Pr6O11; DyTb = Tb4O7 + Dy2O3
9.
Total rare earth oxides (TREO ppm) are inclusive of, not separate to, NdPr ppm and DyTb ppm.
10.
Numbers have been rounded. Totals may not sum due to rounding.

Factors That May Affect the Mineral Resource Estimate

Factors which may affect the mineral resource estimates include the following.

•
Metal price and exchange rate assumptions;
•
Changes to the assumptions used to generate cut-off grades;
•
Changes in local interpretations of mineralization geometry and continuity of mineralized zones;
•
Changes to geological and mineralization shape;
•
Changes to geological and grade continuity assumptions;
•
Density and domain assignments;
•
Changes to geotechnical, mining, and metallurgical recovery assumptions;
•
Changes to the input and design parameter assumptions that pertain to mining assumptions used to constrain the estimates;
•
Assumptions as to the continued ability to access the site, complete proposed exploration programs, and maintain the social license to operate;
•
There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to McGarry Geoconsulting that would materially affect the estimation of mineral resources that are not discussed in this Report.

1.14 Risks and Opportunities

1.14.1 Exploration and Geology Risks

The following risks were identified:

•
Geological continuity: drilling is widely spaced. There is a risk that infill drilling could demonstrate mineralization to be less continuous and more variable than currently modelled, impacting resource classification and tonnage;
•
Depth of mineralization: deeper sonic drilling may determine that mineralized saprolite that is shallower than currently projected beneath auger drilling, which could alter the interpreted thickness and geometry of mineralized horizons.

Date: 25 March 2026	Page 1-15

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

1.14.2 Mineral Resource Estimate Risks

The following risks, in addition to those identified in Chapter 1.13.4, were also identified:

•
Survey accuracy: current drill collar positions are based on handheld global positioning system (GPS) instrument values and projected onto a 30 m digital terrain model;
•
Bulk density: bulk densities used for resource estimation are based on limited data; there is a risk that true in-situ densities are lower than estimated, which would affect tonnage and contained metal calculations;
•
Metallurgical variability: while bench-scale leach testing supports recoverable rare earth elements, additional bulk composite and variability testwork are required to confirm recoveries across all regolith domains and to fully characterize the deportment of deleterious elements such as thorium and uranium;
•
Product specification: the current mineral resource model assumes production of a mixed rare earth carbonate. Any change to the processing route or product specification could affect revenue forecasts and cut-off grade determinations;
•
Economic sensitivity: the assessment of reasonable prospects of economic extraction is sensitive to the assumptions on REE prices and potential operating costs, which should be refined with additional work;
•
Hydrogeological factors: Groundwater inflow within the regolith profile may affect both mining method selection and metallurgical recovery. Hydrogeological characterization is recommended.

1.14.3 Environmental, Social and Permitting Risks

The following risks were identified:

•
Permitting and environmental approvals: Development is contingent on securing environmental permits and land-use approvals. Identification of environmental constraints could limit resource development at the Project. For the Pio Cipó and Varginha deposits, the proximity to large water storage facilities may require additional permitting and water protection measures, which could affect mine planning and development timelines. In addition, transmission lines crossing the Pio Cipó deposit may impose localized constraints on mine design and require setbacks or infrastructure management measures. Changes to regulatory requirements or delays in permitting could impact project timelines or restrict development options;
•
Land tenure and surface rights: The project is dependent on maintaining current mineral rights and securing necessary surface access agreements. Any disputes or delays in renewing licenses or negotiating access could affect exploration and future development;

Date: 25 March 2026	Page 1-16

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

•
Environmental liabilities: Localized liabilities may be present within the Roseira and Pedra Preta permits, where small-scale historical bulk sampling and mining conducted by the underlying titleholders created surface disturbances with little evidence of remediation. These properties, along with areas of active agriculture, forestry, and ranching across the Project, warrant further review through baseline studies should Rare Earth Americas exercise its options and advance the Project.

1.15 Opportunities

1.15.1 Exploration and Geology Opportunities

The Constellation Project is in a geological and mining jurisdiction that was previously underexplored for rare earth elements. Rare Earth Americas are building an extensive and well-informed database of information which will provides an opportunity to assess the optimal exploration targeting strategy and exploration potential for the Project.

The drilling and sampling completed to date indicate the presence of additional rare earth element mineralization outside the currently defined resource areas. These results highlight the potential for resource expansion through further auger, sonic and core drilling, as well as systematic follow-up of untested and partially tested targets within the project area.

1.15.2 Mineral Resource Opportunities

Opportunities exist to increase the known mineralization extent by additional work including infill and extensional drilling at depth.

1.16 Conclusions

Drilling has consistently intersected significant rare earth element-bearing saprolite, frequently exhibiting magnet rare earth oxide (MREO) enrichment with depth.

The data verification programs undertaken on the data collected from the Project support the geological interpretations and the analytical and database quality, and therefore the data can be used for mineral resource estimation.

The metallurgical dataset is considered adequate to support the current mineral resource estimate. The bench-scale leach tests replicate the proposed ammonium sulphate ion-exchange process and are relevant to the ionic clay deposit class. The systematic sampling captures both lateral and vertical variability, and the recoveries allow an inference of bulk-scale behavior at the current resource development stage.

Date: 25 March 2026	Page 1-17

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

In the opinion of the Qualified Person, all material issues relating to the relevant technical and economic factors that may influence the prospect of eventual economic extraction at the Project can reasonably be resolved with further work. While certain factors, such as leaching performance at bulk sample scale, the quality of a potential mixed rare earth carbonate product, the geotechnical characterization of proposed infrastructure sites, and the permitting framework, require additional data and assessment, none are currently identified as fatal flaws.

Additional work is warranted, and a two-phase work program is recommended (see Chapter 1.17).

1.17 Recommendations

The Constellation Project hosts rare earth element mineral resource that warrants further exploration and evaluation. A two-phase work program is recommended. Phase A will focus on generating additional exploration data and materials, while Phase B will address targeted testwork and technical analysis.

Phase A aims to improve understanding of the controls on mineralization and to delineate additional prospective zones in regional exploration concessions. Infill drilling and technical studies will be undertaken to potentially upgrade mineral resources from the inferred to higher-confidence mineral resource classifications. Phase A is estimated to require a budget of US$3.34 million to complete.

Results from Phase A exploration will provide representative drill samples for metallurgical testing and will provide a basis for an updated appraisal of the deposits. If results are positive the Project will advance to Phase B, which will involve the analysis of key modifying factors, including mining and processing considerations, to update the Initial Assessment and mineral resource estimates. Phase B is estimated to require a budget of US$1.15 million.

Collectively, Phase A and Phase B will require an overall budget of US$4.49 million

Date: 25 March 2026	Page 1-18

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

2.0 INTRODUCTION

2.1 Introduction

This technical report summary (the Report) was prepared for Rare Earths Americas, Inc. (Rare Earths Americas) on the Constellation ionic adsorption clay project (the Project) in Southern Minas Gerais, Brazil. The Project location is shown in Figure 2‑1.

Figure 2‑1: Project Location Plan

BRAZIL
RARE EARTHS AMERICAS
Constellation Project Minas Gerais
Belo Horizonte
MINAS GERAIS
Poços de Caldas
SÃO PAULO
RIO DE JANEIRO
São Paulo
Rio de Janeiro
Ports of Itaguaí (442km) and Rio de Janeiro (480km)
Port of São Sebastião (380km)
Port of Santos (337km)
Atlantic Ocean
150km
N
RARE EARTHS AMERICAS
Highways
Railway
500kV Powerlines
Ports
International Airport

Note: Figure prepared by Rare Earths Americas, 2025.

Date: 25 March 2026	Page 2-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

2.2 Terms of Reference

2.2.1 Report Purpose

The Report was prepared to support the initial registration statement filed by Rare Earth Americas and is included as an exhibit to Form S-1, initially filed on November 12, 2025, pursuant to Regulation S-K 1300.

The Report provides initial disclosure of mineral resource estimates for rare earth element mineral deposits on seven properties within the Constellation Project: Pio Cipó, Pedra Preta, Roseira, Varginha, Mato Queimado, Clube da Uva and Andradas. These nearby but non-contiguous deposits are located on tenements in distributed across an area 20 km east–west by 20 km north–south and collectively contain the mineral resources estimated for the Project.

2.2.2 Terms of Reference

Unless otherwise indicated, the metric system is used in this report for mineral resources. Mineral resources are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300. Monetary values use the United States (US) dollar unless otherwise indicated. The Brazilian currency is the real (BRL). The Report uses United States English.

2.3 Qualified Persons

This Report was prepared by the following third-party firms which are acting as the Qualified Persons (QPs) for the Report:

•
McGarry Geoconsulting Corp.
•
Karst Geo Solutions, LLC.

The QP responsibilities for Report chapters and sub-sections are set out in Table 2‑1.

Table 2‑1: QP Responsibilities

QP	Responsibility
McGarry Geoconsulting Corp.	Chapters: 3 to 6, 10 to 21, and 23, 24 and 25 Sections: 1.1 to 1.8, 1.11 to 1.17, 2.1, 2.2, 2.3, 2.4.1, 2.5, 2.6, 2.7, 8.7, 8.8, 9.1,9.2.2 and 22.1 to 22.6, and 22.8 to 22.12.
Karst Geo Solutions	Chapters 7, 12 to 21, and 24 Sections: 1.1, 1.2, 1.9, 1.10, 2.1, 2.2, 2.3, 2.4.2, 8.1 to 8.6, 8.9, 9.2.1, 22.7

Date: 25 March 2026	Page 2-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

2.4 Site Visits and Scope of Personal Inspection

2.4.1 McGarry Geoconsulting Corp.

McGarry Geoconsulting visited the Project area on August 17 and 18, 2025. During that visit, McGarry Geoconsulting reviewed:

•
Site geology;
•
Access road and internal tenure road suitability for exploration purposes;
•
Topography in and around the mineral resource estimate area for potential suitability for infrastructure location;
•
Settlements in proximity to the mineral resource areas.

2.4.2 Karst Geo Solutions

Karst Geo Solutions visited the Project area from 29–30 June, 2024. During that visit, Karst Geo Solutions:

•
Inspected operating drill rigs;
•
Verified the location of selected drill collars;
•
Reviewed current drilling and sampling procedures;
•
Inspected site geological data collection systems (mapping, logging etc.);
•
Reviewed sample storage facilities;
•
Reviewed site geology;
•
Discussed quality assurance with geological personnel employed by Rare Earth Americas’ wholly owned subsidiary Alpha Minerals Brazil Participações Ltda (Alpha Minerals).

2.5 Report Date

The Report is current as at October 31, 2025.

2.6 Information Sources and References

The reports and documents listed in Chapter 24 and Chapter 25 of this Report were used to support Report preparation.

Rare Earths Americas personnel and consultants retained by Rare Earths Americas provided input to McGarry Geoconsulting and Karst Geo Solutions in their areas of expertise on request.

2.7 Previous Technical Report Summaries

Rare Earths Americas has not previously filed a technical report summary on the Project.

Date: 25 March 2026	Page 2-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

3.0 PROPERTY DESCRIPTION

3.1 Introduction

The Project is located approximately 190 km north of São Paulo, Brazil’s largest city.

The Project consists of non-contiguous tenement blocks situated in the southern part of Minas Gerais State and in neighboring São Paulo State, which together comprise the Constellation Project.

This Report discloses mineral resources for deposits on seven nearby but non-contiguous tenements in Minas Gerais which have a combined area of approximately 14.4 km2. Tenements are distributed across an area 20 km east–west by 20 km north–south. The centroid of this area is located at approximately 46°32' W and 21°55'S (342,000E, 7,576,800N SIRGAS 2000 UTM Zone 23S).

Deposit centroids include:

•
Pio Cipó: 21°50′46.69″S, 46°36′29.52″W (333,800E, 7,583,300N);
•
Pedra Preta: 21°53′48.20″S, 46°32′9.72″W (341,300E, 7,577,800N);
•
Varginha: 21°58′55.76″S, 46°31′8.46″W (343,200E, 7,568,400N);
•
Roseira: 21°59′20.44″S, 46°33′36.96″W (338,900E, 7,567,600N);
•
Mato Queimado: 21°51′19.04″S, 46°27′53.46″W (348,600E, 7,582,500N);
•
Clube da Uva: 21°57′30.09″S, 46°35′44.90″W (335,200E, 7,570,900N);
•
Andradas: 22°2′17.37″S, 46°32′13.00″W (341,400E, 7,562,200N).

3.2 Property and Title in Minas Gerais

3.2.1 Overview

Under Brazilian laws, the Federal Government owns all mineral resources. Under Article 176 of the Brazilian Constitution, all mineral deposits (jazidas) belong to the Federal Government, whether or not the deposits are in active production. Mineral rights are distinct from surface rights.

Mining is regulated by Decree-Law 227, 1967 (the Mining Code), Mining Regulations that came into force in December 2017, and other regulations issued by the National Mining Agency (ANM), formerly known as National Department of Mining Production (DNPM).

Brazil also has legislation and legal guarantees related to the exploitation and use of water rights.

Date: 25 March 2026	Page 3-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

3.2.2 Mineral Title

The Brazilian legal system for obtaining and maintaining mining rights and access to mineralized real estate properties is regulated by the Federal Constitution (article 176), by the Mining Code (Decree-Law no. 227/1967), by the regulation of the Mining Code (Decree No. 9.406/2018) and by ANM legislation.

The mineral title acquisition process begins with an Application for Exploration Permit. In Brazil, mineral titles are administered through an online GIS-based cadastral system known as SIGMINE (Sistema de Gestão de Informações Minerárias or Mining Information Management System). All exploration license applications are submitted electronically by selecting predefined grid polygons on the digital map, which establishes priority on a first-come, first-served basis. Physical ground staking is not required.

Once an application is accepted, an exploration permit (Alvará de Pesquisa) is issued, granting the holder exclusive rights to conduct exploration within the defined area, subject to reporting and compliance requirements set by the National Mining Agency (ANM). The grant is published in the Federal Gazette.

The exploration permit, which has a 3 to 6 year term, allows the license holder to conduct exploration activities. At the end of the permit term, the license holder must provide an Exploration Technical Report (Relatório Final de Pequisa) to the ANM. On December 30, 2022, Law No. 14514/2022 was published, extending the term of the exploration permit to 4–8 years; however, no regulations to accompany the law had been promulgated at the Report date.

The requirements for applying for a renewal of exploration permits are:

•
Submit the application within 60 days of the expiry of the exploration permit;
•
Submit a report describing the exploration activities that have been carried out;
•
Submit a technical justification for continuing the exploration activities;
•
Pay the fee required by the Brazilian National Mining Agency to analyze the renewal application, currently set at BRL 1,358.58 (USD 244) per tenement.

If the extension request is granted, the renewal will take place according to the term requested by the holder of the mining right, which can be between 1–4 years. The term of the exploration permit can be renewed more than once under specific situations that are established in the Brazilian mining code.

If no application is made to extend the license tenure, or convert it to a ‘mining permit’, the tenure expires.

Following a positive review of the Final Exploration Report, the license holder then has a year in which to apply for a mining concession over any discovered deposit. A mining concession application must include an Economic Exploitation Plan (Plano de Aproveitamento Econômico or PAE), which must be prepared by a legally qualified professional. Once the PAE is presented, the ANM requires an installation license (Licença de Instalação or LI) that is granted by an environmental licensing agency. If the license has not been issued yet, the holder must update ANM with the progress of the environmental licensing process by providing reports every 180 days. Once the LI is granted, it will be lodged with the Agency

Date: 25 March 2026	Page 3-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

and, if the PAE is approved, a mining concession will be granted; the grant is published in the Federal Gazette. To start operations, an environmental operation license (Licença de Operação) is also required.

Mining activities must start within six months of the mining concession grant and annual production reports must be provided to the ANM. Assuming all other conditions are met, a mining concession remains valid until the deposit is depleted. Mining operations must be in accordance with the Economic Exploitation Plan approved by ANM. If additional minerals are discovered, ANM must be notified of the discovery, and the mining concession license must be amended to include the new list of minerals before those minerals can be commercially produced and sold.

3.2.3 Surface Rights

Surface rights in Brazil are separate from mineral rights. Under Article 176 of the Federal Constitution and Article 6 of the Brazilian Mining Code (Decree-Law No. 227/1967), mineral resources are the property of the Union, while surface land remains under private or public ownership. Mineral rights holders are granted the right to access and use areas required for exploration and mining operations, subject to regulatory approval.

According to Articles 27 and 64 of the Mining Code, mining right holders may obtain rights of way and easements over public and private lands necessary for the exercise of their mining activities. These rights may include temporary occupation or permanent access, as required by the project.

In most cases, the mining rights holder enters into a private agreement with the surface landowner, which includes a negotiated compensation fee for land use or disturbance. However, where no agreement can be reached, Article 27 allows the mining rights holder to apply to a local court to obtain judicial access. The court may authorize access and establish the compensation amount to be paid to the surface owner, often with input from independent appraisers.

3.2.4 Water Rights

All waters are in the public domain, and are separated into:

•
Federal waters: lakes, rivers and any water courses on lands under Federal authority; those that flow through more than one State; those that serve as a frontier with another country, or flow into or originate in another other country; as well as marginal lands and beaches;
•
State waters: Groundwater and rivers located entirely within the territory of a single State, unless otherwise classified as a Federal water.

Date: 25 March 2026	Page 3-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Law 9,433 of 1997 established the National Water Resources Policy, created the National Water Resources Management System, and defined a catchment (river) basin as the unit for water resource planning. The law includes the principle of multiple water uses, thereby putting all user categories on an equal footing for access to water resources.

The organizational framework administering water includes the National Water Resources Council, State Water Resources Councils, River Basin Committees, State Water Resources Management Institutions, and Water Agencies.

In 2003, to facilitate the management of Brazilian water resources, the country was divided into 12 hydrographic regions; however, these do not coincide with the 27 state political divisions. The National Water Resources Council is responsible for resolving disputes over use of water for basins at the Federal level, and for establishing guidelines necessary to implement the institutional framework and instruments contained in the National Water Resources Policy. The State Water Resources Councils are responsible for basins at the State level. The State Water Resources Management Institutions are responsible for implementing the guidelines set by the State Water Resources Councils. The River Basin Committees and Water Agencies cover the actual water regions, which may be part of more than one State.

3.2.5 Government Mining Taxes, Levies or Royalties

Federal Government

All mining permits in Brazil are subject to state and landowner royalties, pursuant to article 20, § 1, of the Constitution and article 11, "b", of the Mining Code. In Brazil, the Financial Compensation for the Exploration of Mineral Resources (Compensação Financeira por Exploração Mineral or CFEM) is a royalty to be paid to the Federal Government at rates that can vary from 1–3.5%, depending on the substance. The CFEM rates for mining rare earth elements are 2%.

Under the CFEM terms, the royalty is expected to be paid:

•
On the first sale of the mineral product; or
•
When there is mineralogical mischaracterization or in the industrialization of the substance, which is considered "consume" of the product by the holder of the mining tenement; or
•
When the products are exported, whichever occurs first.

The basis for calculating the CFEM varies, depending on the event that causes the payment of the royalty.

Landowner royalties could be subject of a transaction, however, if there is no agreement to access the land or the contract does not specify the royalties, article 11, §1, of the Mining Code sets forth that the royalties will correspond to half of the amount paid as the CFEM.

Date: 25 March 2026	Page 3-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

State Government

Mining permits in the State of Minas Gerais are subject to a separate inspection fee, the Taxa de Fiscalização de Recursos Minerais (State Inspection Fee), pursuant to State Law No. 19.976/2011 and regulated by Decree No. 45.936/2012. The State Inspection Fee is intended to cover the cost of oversight and monitoring of mineral resource activities within the state.

The State Inspection Fee is calculated based on the tonnage of material extracted. The rate is fixed at 1 UFEMG per tonne of mineral substance (where the UFEMG is the Fiscal Unit of Minas Gerais, and is currently set at BRL 5.53 (US$1.00) for the 2025 fiscal year). The State Inspection Fee applies to all entities engaged in mineral extraction, research, and processing within Minas Gerais.

All concessions that currently host mineral resources are in the State of Minas Gerais. Exploration concessions 820611/2022, 820610/2022 and 832149/2022 are located in in the state of São Paulo and are subject to the Taxa de Controle, Acompanhamento e Fiscalização das Atividades de Pesquisa, Lavra, Exploração e Aproveitamento de Recursos Minerais (Fee for Control, Monitoring and Inspection of Research, Mining, Exploration and Use of Mineral Resources or TFRM), established by State Law No. 13.577/2009. The TFRM is levied on each tonne of mineral extracted within São Paulo, with rates adjusted annually by the State Treasury.

3.3 Ownership

The Project that is the subject of this Report comprise 21 concession areas totaling 5,948 hectares (see also Chapter 3.4) of which:

•
8 concession areas totaling 1,423 hectares that are claims on mineral title through option with existing title holder;
•
13 concession areas containing 4,525 hectares that are owned by Rare Earth Americas through its subsidiaries and affiliates.

Private option agreements between Rare Earth America’s wholly-owned subsidiary Alpha Minerals Brazil Participações Ltda (Alpha Minerals) and the respective landowners grant Rare Earth Americas the exclusive right to access, enter and occupy each property for the purpose of mineral exploration and, upon exercise of the option, to obtain mineral rights for each property. A summary of the option agreements is given in the following sub-sections.

3.3.1 Mineração Andradense Ltda

Alpha Minerals entered into an agreement with Mineração Andradense Ltda on August 17, 2023, covering tenements 800.572/1969, 808.966/1968, and 804.059/1971. A down payment of R$150,000 (R$50,000 per concession) equal to US $30,120 was paid on 17 August 2023 (when the exchange rate was approximately US $1 = R$ 4.98). Upon lease authorization by ANM, the lessee must pay US$1,000,000 for each concession it elects to lease. From the start of mining, the lessor will receive variable monthly remuneration equal to 5% of net revenue from concession production.

Date: 25 March 2026	Page 3-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

3.3.2 JJBF Ltda

Alpha Minerals entered into an agreement with JJBF Ltd. in December 2024 covering tenement 813.944/1971. If the call option is exercised, Alpha Minerals will pay US$15,000,000 in three stages linked to Rare Earth Americas’ public placement: US$1,000,000 in cash plus US$4,000,000 in Rare Earth America shares on the placement date, US$5,000,000 in shares within 12 months, and US$5,000,000 in shares within 24 months. If the placement does not occur by 31 December 2025, the option may be extended for 12 months by mutual agreement upon payment of US$100,000.

3.3.3 Terra Goyana

Alpha Minerals signed an agreement with Terra Goyana in February 2024 covering tenements 832.149/2022 and 832.150/2022 (Terra Goyana), 818.865/1971 (Bautek), 830.914/2013 (Edem), 806.199/1973 (Sintertec), and research permit application 832.221/2021 (Bautek). The agreement is valid through 20 February 2026. An option premium of US$1,000,000 is payable by 30 June 2025 or upon exercise notification, whichever comes first, with payment negotiated to be made by 31 July 2025. The exercise price is US$5,160,000, payable in shares or cash at Alpha’s discretion within 30 days of exercise notice. If a Liquidity Event (such as Rare Earth Americas becoming a public company) does not occur by 30 June 2026, the option term may be extended for up to two additional periods of 4.5 months each, subject to a supplementary premium of US$300,000 per extension. No royalties apply under this agreement.

3.4 Mineral Title

Rare Earth Americas controls 21 granted mineral titles registered with Brazil’s National Mining Agency that cover a total area of approximately 59.5 km².

There are six mining concessions, and 15 exploration permits. These are listed in Table 3‑1 and shown on Figure 3‑1. Information on reporting, payments to retain, other obligations are provided in Table 3‑1 or as footnotes to that table.

For the properties hosting the mineral resource estimates in this report, Rare Earth Americas controls 100% of the mineral rights per one or more of the agreement scenarios described in Section 3.3. The Project includes seven mineral resource deposit areas within the following concessions:

•
818865/1971 hosts the Pio Cipó deposit;
•
813944/1971 hosts the Pedra Preta deposit;
•
808966/1968 hosts the Varginha deposit;

Date: 25 March 2026	Page 3-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

•
800572/1969 hosts the Roseira deposit;
•
830914/2013 hosts the Mato Queimado deposit;
•
804059/1971 hosts the Clube da Uva deposit;
•
833020/2022 hosts the Andradas deposit.

The concessions listed in Table 3‑1 are granted for a range of commodities as defined under the Mining Code. The ANM process permits the holder to adjust the commodity title prior to the granting of a mining concession, provided the holder demonstrates technical justification through exploration results.

In addition to the titles listed in Table 3‑1, Rare Earth Americas holds title to 19 concessions in non-contiguous blocks distributed across the broader region. Collectively, these concessions cover 18.9 km² and to date have not been the subject of significant mineral exploration work. No formal assessment of their exploration potential has been made and they are not included in the Project area that is the subject of this Report.

3.4.1 Third Party Mineral Rights

Concession 808.966/1968 which hosts the Varginha deposit is partially overlapped by an exploration license application and a mining license application both made by Varginha Mineração Ltda, as well as an exploration concession held by Indústrias Nucleares do Brasil related to a historical uranium exploration project. These overlaps are not considered material, as the concession dates from 1968 and, under the Brazilian mining priority system, has priority over subsequent overlapping rights, which are subordinate and cannot prevail.

3.5 Surface Rights

To the Report date, Rare Earth Americas has secured verbal agreements and signed consent declarations from landowners that allow for exploration and drilling activities within the Constellation Project area. However, Rare Earth Americas does not currently hold formal surface access agreements for activities beyond exploration and drilling. Negotiations for such agreements have not yet commenced. Rare Earth Americas intends to initiate formal discussions regarding broader surface rights as the Project progresses.

All concessions hosting mineral resources listed in Table 3‑1 have sufficient area to accommodate mining activities. In addition, there is sufficient space within the existing Pio Cipó tenement, outside the defined mineral resource area, to host the infrastructure required for any potential processing operation.

Date: 25 March 2026	Page 3-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 3‑1: Mineral Title Summary Table]

Concession	Type	Area (ha)	Annual Fee BRL/ha	Annual Fee USD/ha	Holder	State	Substance	Grant Date DD-MM-YYYY	Renewal Date DD-MM-YYYY	FER Due Date DD-MM-YYYY	Footnote Reference
Concessions Hosting Mineral Resources
833.020/2022 Andradas	Exploration Permit	91.3	R$ 433	$82.20	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	07/02/2023	09/12/2025	7/02/2026	1
830.914/2013 Mato Queimado	Mining Concession	120.0	R$ 0	$0.00	Edem Empresa De Desenvolvimento Em Mineração	Minas Gerais	Bauxite	27/06/2023	N/A	N/A
800.572/1969 Roseira	Mining Concession	160.6	R$ 0	$0.00	Mineração Andradense Ltda	Minas Gerais	Bauxite, Clay, Leucite	03/09/1980	N/A	N/A	2
813.944/1971 Pedra Preta	Mining Concession	298.9	R$ 0	$0.00	JJBF Ltda	Minas Gerais	Bauxite	23/10/1997	N/A	N/A
804.059/1971 Clube da Uva	Mining Concession	37.5	R$ 0	$0.00	Mineração Andradense Ltda	Minas Gerais	Clay	22/12/1978	N/A	N/A	2
818.865/1971 Pio Cipó	Mining Concession	411.1	R$ 0	$0.00	Bautek Minerais Industriais	Minas Gerais	Bauxite, Clay	20/06/2005	N/A	N/A
808.966/1968 Varginha	Mining Concession	322.3	R$ 0	$0.00	Mineração Andradense Ltda	Minas Gerais	Clay, Leucite	12/06/1980	N/A	N/A	2
Other Concessions
833.021/2022	Exploration Permit	145.0	R$ 687	$130.50	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	7/02/2023	9/12/2025	7/02/2026	1
820612/2022	Exploration permit	228.3	R$ 1,082	$205.43	Alpha Minerals Brazil Participações Ltda	São Paulo	Rare Earths	21/03/2023	20/01/2026	21/03/2026	1
820.611/2022	Exploration permit	295.6	R$ 1,401	$266.04	Alpha Minerals Brazil Participações Ltda	São Paulo	Rare Earths	21/03/2023	20/01/2026	21/03/2026	1
820.610/2022	Exploration permit	106.3	R$ 504	$95.65	Alpha Minerals Brazil Participações Ltda	São Paulo	Rare Earths	21/03/2023	20/01/2026	21/03/2026	1

Date: 25 March 2026	Page 3-8

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Concession	Type	Area (ha)	Annual Fee BRL/ha	Annual Fee USD/ha	Holder	State	Substance	Grant Date DD-MM-YYYY	Renewal Date DD-MM-YYYY	FER Due Date DD-MM-YYYY	Footnote Reference
833.019/2022	Exploration permit	438.8	R$ 2,080	$394.88	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	23/03/2023	24/03/2026	23/03/2026	1
833.018/2022	Exploration permit	155.1	R$ 735	$139.55	Brazil Royalty Corp. Participações E Investimentos Ltda	Minas Gerais	Rare Earths	17/04/2023	16/02/2026	17/04/2026	1,3
833.015/2022	Exploration permit	175.2	R$ 830	$157.68	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	23/03/2023	22/01/2026	23/03/2026	1
833.014/2022	Exploration permit	525.2	R$ 2,490	$472.72	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	23/03/2023	22/01/2026	23/03/2026	1
833.013/2022	Exploration permit	335.9	R$ 1,592	$302.29	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	23/03/2023	22/01/2026	23/03/2026	1
833.012/2022	Exploration permit	1,060.4	R$ 5,026	$954.34	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	23/03/2023	22/01/2026	23/03/2026	1
832.965/2022	Exploration permit	932.8	R$ 4,421	$839.50	Alpha Minerals Brazil Participações Ltda	Minas Gerais	Rare Earths	27/02/2023	29/12/2025	27/02/2026	1
830301/2024	Exploration permit	35.3	R$ 167	$31.79	Brazil Royalty Corp. Participações E Investimentos Ltda	Minas Gerais	Rare Earths	11/07/2024	12/05/2027	11/07/2027	1,3
832.150/2022	Exploration permit	61.1	R$ 0	$0.00	Terra Goyana Mineradora Ltda	Minas Gerais	Ilmenite	23/05/2023	24/03/2026	23/05/2026	1
832.149/2022	Exploration permit	12.1	R$ 0	$0.00	Terra Goyana Mineradora Ltda	Minas Gerais	Ilmenite	1/11/2023	2/09/2026	1/11/2026	1

Notes:

1.
Tenement is subject to a private royalty equal to 2.5% of gross revenue from concession production in favor of Brazil Royalty Corp Participações e Investimentos Ltda.
2.
Tenement is subject to a private royalty equal to 5% of net revenue from concession production in favour of Mineração Andradense Ltda.
3.
A request to transfer concession to Alpha Minerals has been filed with ANM.

Date: 25 March 2026	Page 3-9

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 3‑1: Mineral Title Location Plan

BRAZIL
São Paulo
Minas Gerais
Poços de Caldas
N
7600000
350000
832965/2022
833012/2022
833013/2022
833014/2022
833015/2022
818865/1971
832149/2022
830914/2013
813944/1971
832150/2022
833018/2022
830301/2024
820610/2022
804059/1971
820611/2022
808966/1968
800572/1969
820612/2022
833020/2022
833021/2022
833019/2022
10km
Labels for tenements hosting Mineral Resources filled white
RARE EARTHS AMERICAS
Railroads
Highways
500kV Tramission Lines
Poços de Caldas Alkaline Complex
Mining Licence
Exploration Licence

Note: Figure prepared by Rare Earths Americas, 2025.

At this stage, any additional land required outside the current mineral title package is expected to be limited in extent and could be purchased or leased within the local district. The area surrounding the Constellation Project is largely rural and industrial, comprising privately held pastoral and agricultural land, and land availability is not currently considered by Rare Earths America to be a constraint.

3.6 Water Rights

Rare Earth Americas has not obtained any permits or agreements to extract water for exploration at the Constellation Project. Exploration to the Report date has not required water use. Future core drilling may require water, which could be commercially supplied via tankers or obtained under an agreement for temporary extraction from local sources.

Date: 25 March 2026	Page 3-10

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Any future mining and processing operations will require a dedicated water supply. This could be sourced through commercial supply from nearby storage facilities and/or through permitted surface or groundwater extraction.

3.7 Royalties

All project concessions are subject to the CFEM (see Chapter 3.2.4.) and the State Inspection Fee. In addition, the following concessions amounting to 40% of disclosed mineral resource tonnes are subject to a private royalty equal to 5% of net revenue from concession production in favor of Mineração Andradense Ltda:

•
800.572/1969 hosting the Roseira deposit,
•
808.966/1968 hosting the Varginha deposit;
•
804.059/1971 hosting the Clube da Uva deposit.

A further private royalty equal to 2.5% of gross revenue from concession production in favor of Brazil Royalty Corp Participações e Investimentos Ltda. applies to concession:

•
833.020/2022 hosting the Andradas deposit.

3.8 Encumbrances

Rare Earth Americas have advised McGarry Geoconsulting that it is not aware of any restrictions, liabilities, or claims affecting the Constellation Project mineral titles. To the company’s knowledge, there are no material environmental protections, community access rights, or other encumbrances that would materially impact exploration or potential development activities, aside from localized infrastructure considerations described in Section 3.8.1 below.

A portion of regional exploration tenement 833012/2022, which does not host mineral resources, is intersected by a Municipal Environmental Protection Area. While designation does not constitute a title encumbrance and mining within such areas is not prohibited, activities in such areas are subject to additional environmental licensing and permitting requirements. These requirements are not considered material for the Constellation Project at this time.

3.8.1 Power Transmission Lines

Tenement 818.865/1971, which hosts the Pio Cipó deposit, is bisected by transmission lines that pass in a north south direction across the central portion of the deposit and fall within 250m wide corridor that covers approximately 4% of the reported mineral resource tonnes for the deposit. In addition, two regional exploration tenements 820612/2022 and 832.965/2022, which do not host mineral resources, are partially intersected by transmission lines.

Date: 25 March 2026	Page 3-11

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The presence of the transmission lines does not affect the good standing of the REA tenements, however, exploration and mining activities within the affected area may be restricted to prevent damage to the infrastructure.

The ANM may require a reduction or modification of the mineral rights to remove interference where it is demonstrated that exploration or mining activities are incompatible with the operation and maintenance of the infrastructure, and that the public interest is better served by maintaining the transmission lines.

3.9 Environmental Considerations

Current activities at the Project are limited to mineral exploration. In Minas Gerais, the Secretaria de Estado de Meio Ambiente e Desenvolvimento Sustentável (the State Secretariat for Environment and Sustainable Development) is the designated authority responsible for monitoring environmental compliance, including the rehabilitation of drill pads and other surface disturbances resulting from exploration activities.

All exploration work undertaken to date, including auger drill pad construction and access road development, has been conducted in accordance with applicable state and local environmental regulations.

Rare Earth Americas acknowledges that any future advancement beyond the exploration stage will be subject to additional environmental permitting at both the state and federal levels. This will include requirements for environmental impact assessments, stakeholder engagement, and site rehabilitation plans.

3.9.1 Environmental Liabilities

Within the Roseira permit, trial mining of bauxite was conducted by the underlying titleholder over an area of approximately 0.1 km². No obvious remediation or rehabilitation was observed during site inspections, and the disturbance remains visible. The affected ground consists of shallow excavation pits and limited waste piles, which may represent a localized environmental liability.

Within the Preta Preta permit, limited mining of clay was conducted by the underlying titleholder over an area of approximately 0.05 km². The affected ground consists of shallow excavation pits and trenches, some of which are flooded, as well as small waste piles and stockpiles. These may represent a localized environmental liability.

Both the Roseira and Pedra Preta properties are currently held by Rare Earth Americas under option, and any outstanding environmental liabilities related to historical activities warrant review, should the option be exercised.

Date: 25 March 2026	Page 3-12

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Agriculture, forestry, and ranching occur across the Project area, most intensively on the Roseira, Varginha, and Pio Cipó properties. Rare Earth Americas should determine whether environmental baseline studies are required to identify potential liabilities associated with these activities.

To the extent known to McGarry Geoconsulting, there are no environmental liabilities on the Project other than those discussed above.

3.10 Permitting Considerations

3.10.1 Permitting Requirements

Current Permit Status

The Project is currently at the exploration stage. All exploration activities to the Report date were conducted in accordance with applicable federal and state regulations. The Project is located in the state of Minas Gerais, Brazil, and is subject to oversight by both ANM, the federal mining authority, and the Secretaria de Estado de Meio Ambiente e Desenvolvimento Sustentável (State Secretariat for the Environment and Sustainable Development or SEMAD), which is responsible for environmental permitting at the state level.

Next Permitting Milestones

In Brazil, mineral rights are granted on a per-substance basis. For the six tenements with mining concessions originally issued for other minerals, Brazilian law requires that any newly-identified substances be formally reported to the ANM. Under Law No. 13,575/2017 and Decree No. 9,406/2018, concession holders may continue research within granted areas to expand mineral reserves or identify new economic substances without requesting a new exploration permit.

The next permitting milestones will include:

•
For the six tenements with mining concessions, communicate the discovery of the new substance as soon as technical work demonstrates its occurrence and indicates potential economic interest:
o
Submit a Final Exploration Report with result;
o
Present a specific Economic Utilization Plan for rare earth elements;
o
If approved, ANM will recognize the new reserves and extend the existing mining concessions to include the additional substances as economically exploitable within the same tenements;
•
For the 15 exploration permits, Rare Earth Americas must submit a Final Exploration Report to ANM. Acceptance of the Final Exploration Report would formally conclude the exploration phase and authorize the commencement of the process to obtain a mining concession.

Date: 25 March 2026	Page 3-13

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Future Permitting Milestones

Following acceptance of the Final Exploration Report, Rare Earth Americas will prepare and submit an Economic Development Plan. The Economic Development Plan, which will be supported by a scoping study, must demonstrate the technical and economic viability of the proposed mining operation to ANM. Approval of the Economic Development Plan by ANM is required prior to the issuance of a mining concession.

In parallel with the ANM process, Rare Earth Americas will initiate the environmental licensing process with SEMAD. This process typically consists of three stages:

•
a Preliminary License (Licença Prévia), which assesses a project’s environmental feasibility;
•
an Installation License (Licença de Instalação), which authorizes the commencement of construction;
•
an Operation License (Licença de Operação), which allows for the commencement of mining operations.

Each license is granted following the submission and review of the required environmental impact assessments and supporting documentation.

3.10.2 Permitting Timelines

For the six tenements with mining concessions, Rare Earth Americas intends to communicate the discovery of rare earth elements to the ANM once their economic significance has been confirmed through a scoping study. Completion of the study will require an additional phase of drilling, currently planned for 2026/2027.

The results of this program would support the preparation and submission of a Final Exploration Report in about 2027/2028. Following ANM approval of the Final Exploration Report, Rare Earth Americas would have 12 months to submit a specific Economic Utilization Plan for rare earth elements.

If the Economic Utilization Plan is accepted, the existing mining concessions could be amended to include rare earth elements as economically exploitable substances by approximately 2028. In parallel, any inclusion of rare earth elements within the concessions will require review and, if necessary, amendment of the current environmental operating license (Licença de Operação) to incorporate the new mineral and related processing activities.

For the 15 tenements with granted exploration permits, Rare Earth Americas is undertaking the work necessary to support the preparation of Final Exploration Reports which are due at various dates in 2026 and 2027.

All permitting efforts will be aligned with the advancement of the Project toward more detailed studies.

Date: 25 March 2026	Page 3-14

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

3.10.3 Permit Conditions

For all permits, the applicant must be legally established in Brazil and in good standing with the relevant authorization authorities. Table 3‑2 summarizes application and permit requirements.

Table 3‑2: Application and Permit Requirements

Permit	Requirement
Approval of the Research Authorization

Requires submission of exploration permit application and technical exploration plan detailing objectives, methods, and timelines. The proposed activities must be compatible with land use and environmental constraints.

Final Exploration Report

Must be submitted within the granted Research Authorization period and must provide a verifiable summary of exploration activities, results, geological interpretations, and conclusions on economic potential. Fieldwork must comply with environmental and land access regulations. Where applicable, the report should include a statement of Mineral Resources classified according to recognized national or international standards. If economically viable mineralization is identified, the Final Exploration Report should be followed a mining concession application with an Economic Development Plan.

Economic Development Plan

Must include a Mineral Resource or Mineral Reserve estimate supported by appropriate technical data and classified according to recognized national or international standards. The submission must include a clear and economically viable mining plan, processing plan and development timeline, all defined at a minimum of Scoping Study level. The proposed operation must also be compatible with environmental regulations, with relevant environmental licensing procedures either underway or completed to a sufficient degree to demonstrate feasibility.

Preliminary Environmental License

The applicant must submit a formal request along with supporting documentation. For projects with potentially significant environmental impacts, an Environmental Impact Study and a Public Summary document must be submitted and may be subject to public hearings. The project must also be compatible with local land use and zoning laws and must not conflict with protected areas or indigenous lands without appropriate authorizations. SEMAD conducts a technical review of all submitted materials, and the Preliminary Environmental License is granted if the project is deemed environmentally viable. The Preliminary Environmental License does not authorize construction but allows the project to proceed to the next licensing stage.

Date: 25 March 2026	Page 3-15

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

3.10.4 Violations and Fines

There are no current material violations or fines as understood in the United States mining regulatory context that apply to the Project.

3.11 Social Considerations

No stakeholder consultations have been undertaken to date in relation to the Constellation Project.

3.12 Significant Factors and Risks That May Affect Access, Title or Work Programs

To the extent known to McGarry Geoconsulting, there are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report.

Date: 25 March 2026	Page 3-16

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1 Physiography

The Poços de Caldas region is characterized by an elevated plateau with steep escarpments and a roughly circular morphology of approximately 35 km in diameter. This elevated structure is the surface expression of the Poços de Caldas alkaline complex, one of the world’s largest alkaline intrusions.

4.1.1 Elevation

The plateau reaches elevations of 1,300 to 1,600 meters above sea level (masl), contrasting sharply with the surrounding lower relief terrain (around 800–1,000 masl).

The permits that host mineral resource estimates range in elevation from 1,250 masl to 1350 masl. The highest elevations occur on the Pedra Preta tenement at the center of the Poços de Caldas alkaline complex where they reach 1450 masl. The lowest elevation of 950 masl occurs on the Andradas tenement where a valley intersects the southern rim of the Poços de Caldas alkaline complex.

4.1.2 Topography

On the Pio Cipó, Roseira, Varginha tenements, topography is gently undulating with hills bisected by subdued radial and dendric drainage, with changes in elevation limited to 100 m or less.

The Pedra Preta tenements, at the centre of the complex, occur on a broad, elevated crest extending to a maximum elevation of 1,450 masl, which is 100 m higher than the surrounding north–northwest orientated drainage channels.

The Andradas tenements on the southern rim of the Poços de Caldas alkaline complex are characterised by a roughly east–west ridgeline that is intersected by a radial drainage depression resulting in a steep elevation difference of approximately 400 m across the tenement areas.

4.1.3 Vegetation

The Poços de Caldas Plateau lies in a transition zone between the seasonal semi-deciduous forests of the Atlantic Forest biome and the High-altitude grassland savanna formations of the Cerrado biome.

Most of the tenement areas have been altered by agricultural activities. The Poços de Caldas basin supports a diverse range of farming activities, including temporary crops such as beans, onions, potatoes, soybeans, corn, and various horticultural products, as well as permanent crops such as olive trees. The region also contains planted forest areas, primarily composed of eucalyptus plantations.

Date: 25 March 2026	Page 4-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

A summary of the main vegetation types is given in Table 4‑1 for tenements hosting mineral resources at the Constellation Project.

Table 4‑1 Description of Vegetation

Deposit	Description of Vegetation
Pio Cipó

The vegetation cover in this area is primarily associated with temporary crop cultivation (such as potatoes and onions) and eucalyptus plantations. The native vegetation fragments are small (e.g <3%) and are associated with seasonal semi-deciduous forest.

Pedra Preta

A large portion of this area is covered by eucalyptus plantations. However, there are some native vegetation fragments present, associated with seasonal semi-deciduous forest remnants which cover approximately 20–30%% of the tenement.

Varginha

The tenement is almost entirely covered by arable areas used for temporary crops such as corn, soybeans, and horticultural produce (in the southwestern portion).

The northern portion of the tenement is primarily dedicated livestock grazing.

A small pine plantation is also present at the south of the tenement. Vegetation found along drainage channel margins belongs to the seasonal semi-deciduous Atlantic Forest biome and accounts for <3% of the tenement area.

Roseira

The tenement is predominantly covered by temporary crops (such as potatoes, soybeans, and corn), as well as livestock areas (pastures). To the north there are eucalyptus plantations. The vegetation found along drainage channel margins belongs to the seasonal semi-deciduous Atlantic Forest biome and accounts for ~5% of the tenement area.

Mato Queimado

The vegetation cover within this area consists of eucalyptus plantations (regularly planted in rows), pasture areas used for livestock farming, and native forest (seasonal semi-deciduous forest) associated with the drainage zone.

Clube da Uva

The vegetation cover within this area consists of eucalyptus plantations and pasture areas used for livestock grazing. Native forest (seasonal semi-deciduous forest) is associated with the drainage zone. In the eastern portion of the tenement a small enclave of Atlantic Forest biome and accounts for ~5% of the tenement area.

Andradas

These tenement areas are located in the Serra de Andradas, a higher-altitude region. The vegetation covering the entirety of this tenement represents fragments of the mixed ombrophylous (thriving in heavy rainfall areas) forest.

Overall, the vegetation cover across the Project area has been extensively modified by agricultural and plantation use. Protected native forest biomes are limited in extent, and the current land use is compatible with the current stage of mineral project development.

Date: 25 March 2026	Page 4-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

4.2 Accessibility

All of the mineral titles are situated within 50 km of federal highway BR-381, which links the industrial hubs of São Paulo (270 km by road) and Belo Horizonte (460 km by road), providing access to regional infrastructure.

The various tenements can be reached from BR-381 via federal highway BR-459, which is located 10–15 km to the east of the Project center, or from BR-146, situated 5 km to the west of the Project center. From these highways, access within the concessions is facilitated by local all-weather roads.

The Project is in close proximity to transcontinental road and rail networks, as well as international maritime links.

The closest major airport is the Guarulhos–Governador André Franco Montoro International Airport in São Paulo.

4.3 Climate

The climate in the Project area is tropical savanna, classified as 'Aw' under the Köppen climate classification system.

The average annual temperature is about 22.3°C. The highest average temperatures are observed in March, reaching around 23.9°C. July is the coldest month, with temperatures averaging 20.2°C.

The annual precipitation in the area averages 633 mm. Rainfall is irregularly distributed, with most of the rain occurring from October–April.

4.3.1 Length of Operating Season

Field exploration operations can be conducted throughout the year except for short periods of intense rainfall during the summer season, which may affect drilling capabilities.

Mining operations in the region, supported by the necessary infrastructure, operate year-round. It is expected that any future mining activity in the Project area would be year-round.

4.4 Infrastructure

The Project is surrounded by small cities and towns. Poços de Caldas, the nearest municipality, has a population of approximately 168,640 and offers amenities to support mineral exploration, including: food, accommodation, fuel, automotive services, and medical facilities.

Date: 25 March 2026	Page 4-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The Project is within general proximity of the Port of Santos, situated 365 km from the Project area, which could be used to support the transport of freight, heavy machinery, and mineral products to and from the Project area for any future mining operation.

The Cubatão Petrochemical Complex is 338 km from the Project site and is a source of ammonium sulphate and sulfuric acid supply.

4.4.1 Water

Water for future operations could be sourced from several nearby storage facilities. The mineral tenements are generally located within 5–10 km of major reservoirs, including Represa do Cipó, with a storage capacity of approximately 32 Mm3, and Represa Bortolan, with approximately 7 Mm3, as well as numerous smaller reservoirs and waterways distributed across the district. Mineral tenures such as Pio Cipó and Varginha, which could provide suitable space for locating processing facilities, are adjacent to these reservoirs and could be supplied via short pipeline connections.

4.4.2 Electricity and Power

The Poços de Caldas district is well served by numerous high-capacity power lines and natural gas pipelines, providing potential energy sources for future mining operations. All tenements hosting mineral resources are either crossed by, or located within approximately 4 km of, a 138 kV electrical transmission lines, enabling straightforward connection to regional power infrastructure. A major natural gas pipeline runs approximately 60 km east of the district, offering an additional energy source for potential processing facilities.

4.4.3 Personnel

All of the current manual labor requirements for the Project, which consist of exploration activities, are met by personnel from nearby communities.

Recruitment from outside the area may be required to secure experienced and competent senior personnel for mining operations.

4.4.4 Supplies

São Paulo has a population of approximately 12.3 million and can provide equipment, supplies, and manpower required for any future mining operations.

Date: 25 March 2026	Page 4-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

5.0 HISTORY

There is no known previous exploration for rare earth elements in the Project area prior to Rare Earths Americas’ interest in the Project.

In 2023, Alpha Minerals Brazil Participações Ltda, (Alpha Minerals) a wholly-owned subsidiary of Rare Earth Americas, undertook a countrywide mineral prospectivity review targeting rare earth elements. The review identified the Poços de Caldas alkaline intrusion as a highly prospective geological setting, with favorable bedrock mineralization and documented occurrences of ionic adsorption clay mineralization developed in the overlying regolith. Based on these results, Alpha Minerals initiated a strategic program to secure mineral rights in the region.

Rare Earth Americas was created as the holding company for the Project in January 2023 with Alpha Minerals becoming a wholly-owned subsidiary of Rare Earth Americas.

Securing mineral rights was achieved through the staking of exploration claims and through option agreements with existing mineral rights holders:

•
Alpha Minerals staked five exploration tenements granted by ANM between February and March 2023;
•
Brazil Royalty Corp. Participações e Investimentos Ltda (an affiliate company of Rare Earth Americas with overlapping ownership to Alpha Minerals) staked two exploration concession granted by ANM between April 2023 and July 2024. A request to transfer these concessions to Alpha mineral on December 10, 2024;
•
On 17 August 2023, Alpha Minerals entered into an option agreement with Mineração Andradense Ltda for mineral rights covering the Roseira (800.572/1969), Clube da Uva (804.059/1971), and Varginha (808.966/1968) deposit areas (see Chapter 3.3);

Auger drilling commenced at the Project on the Roseira and Clube da Uva properties in June 2023;

•
On 25 September 2023, Alpha Minerals entered into an option agreement with JJBF Ltda for mineral rights at the Pedra Preta deposit (813.944/1971). This agreement was subsequently renegotiated on 30 December 2024 (see Chapter 3.3);
•
On 24 February 2024, Alpha Minerals entered into an option agreement with Terra Goyana Mineração Ltda covering the Pio Cipó (818.865/1971) and Mato Queimado (830.914/2013) tenements, along with two additional properties. This agreement was renegotiated on 22 February 2025 (see Chapter 3.3);
•
In July 2024 exploration at the Project ceased due to the exhaustion of the then-budgeted exploration funds.

Date: 25 March 2026	Page 5-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1 Deposit Type

The Constellation Project hosts rare earth element mineralization in the form of ionically adsorbed rare earth elements bound to clay minerals within the regolith developed over the regional Poços de Caldas alkaline complex. Although ionic adsorption clay deposits are not currently classified within the USGS Mineral Deposit Model series , the deposit type is well defined in the geological literature.

The bedrock source of rare earth elements at the Project is the Poços de Caldas alkaline complex, which is described by USGS Deposit Model 10 - Carbonatite and alkaline intrusion‑related rare earth element deposits (Verplanck and Van Gosen, 2011).

Residual deposits of rare earth element-bearing clays, termed ion-adsorption clays, are associated with weathered rare earth element-enriched granites.

During weathering, water and other agents break down the granitic host and minerals releasing rare earth elements as trivalent ions into solution. These fluids then migrate downwards through the regolith and rare earth element ions may become adsorbed within the interlayer spaces of clay minerals, such as kaolinite, halloysite, smectite or illite. The Project has areas that are prospective for such clay-hosted rare earth element mineralization, and some of the tested clays display an ionic character.

The weathered, rare earth element-rich zones typically range from 3–10 m thick and can be divided into four layers based on mineralogy:

•
An upper layer dominated by soil (0–2 m in thickness);
•
A strongly weathered zone enriched in rare earth element (5–10 m),
•
A semi-weathered layer (3–5 m);
•
A weakly weathered zone with the same minerals as the original rock (Castor and Hedrick, 2006; Kanazawa and Kamitani, 2006).

6.2 Regional Geology

The Poços de Caldas alkaline complex, located in southeastern Brazil, represents one of the largest alkaline intrusions in the world, covering an area of approximately 800 km².

Formed during the Late Cretaceous, the complex is part of the larger Paraná–Etendeka igneous province, which is associated with the rifting and break-up of the Gondwana supercontinent and the opening of the South Atlantic Ocean. The complex and contains a series of alkaline rock occurrences associated with Neocretaceous–Eocene magmatism that occurred across the south, southeast, and central–west regions of Brazil (Ulbrich et al., 2005; Almeida et al., 2012). In areas of tectonic reactivation, typically along zones of weakness in the Precambrian basement, this magmatism resulted in the formation of circular to elliptical intrusive bodies.

Date: 25 March 2026	Page 6-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The alkaline rock occurrences, primarily situated near the Paraná Basin, mainly consist of intrusive bodies such as dykes and sills and extrusive formations including lava flows and associated volcaniclastic deposits. Rocks undersaturated to unsaturated in silica with high potassium content with compositions ranging from felsic to mafic and ultramafic, including syenites, nephelinolites, gabbro, peridotites, kamafugites, and carbonatites.

The Poços de Caldas alkaline complex has been subject to deep weathering and the formation of lateritic duricrusts with deep regolith profiles. Intense deuteric, hydrothermal, and weathering processes have resulted in widespread mineralization within the complex, primarily of bauxite, as well as uranium, molybdenum, zirconium, potassium, and clay minerals (Takehara et al., 2015).

Bedrock weathering has produced a well-developed regolith with an average thickness of 35 m, enhancing the potential for secondary rare earth element mineralization in saprolite (ionic clay). Based on this prospectivity, and because of rare earth discoveries on adjacent properties (see Section 20). Rare Earth Americas acquired the mineral tenures detailed in this Report.

6.3 Local Geology

6.3.1 Poços de Caldas Alkaline Complex

The Poços de Caldas alkaline complex is characterized by an elevated topography, resulting from the erosion of softer materials surrounding the more resistant alkaline rocks, which produces a distinctive circular structure roughly 30 km in diameter.

The complex is composed predominantly of (Figure 6‑1):

•
Felsic alkaline volcanic rocks, particularly phonolites. Geochemically, the most rare earth element-enriched phonolitic rocks appear to be the more agpaitic (peralkaline) varieties (Gomes et al., 2023);
•
Subvolcanic and plutonic equivalents such as tinguaites and nepheline-syenites;
•
Alkaline mafic and ultramafic rocks, including circumferential and radial dykes, which delineate the main circular structure.

Rare earth element deposits are lithological associated with phonolites and their volcaniclastic products, as well as their subvolcanic and intrusive equivalents. Primary rare earth element minerals include bastnasite (fluorocarbonate), monazite (phosphate), and eudialyte (silicate), with secondary processes leading to the release and adsorption of rare earth element ions onto clay minerals.

Within the Poços de Caldas alkaline complex, there is evidence of hydrothermal fluid percolation associated with alkaline magmatism, and higher total rare earth oxide grades are associated with hydrothermal alteration of brittle structures.

Date: 25 March 2026	Page 6-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 6‑1: Geology Plan, Poços de Caldas Alkaline Complex

Note: Note: Figure prepared by Rare Earths Americas, 2025. Black outlines show mineral concessions held by Rare Earths Americas.

Date: 25 March 2026	Page 6-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

6.3.2 Regolith Profile

The weathering profile can be divided into an rare earth element-leached zone in the upper part of the profile and an rare earth element accumulation zone with more ion-exchangeable rare earth elements in the lower part of the profile.

Rare Earths Americas have used a weathering intensity proxy for the identification of ionically absorbed to clay rare earth element enrichment within the Project area. This is defined geochemically using the “chemical index of alteration” defined by Goldberg and Humayun (2010) and Nesbit and Young (1982). The chemical index of alteration is a recognised measure for chemical weathering during the production of clastic sediments, being the degradation of feldspars and the formation of clay minerals during weathering.

The chemical index of alteration is denoted with the following ratio:

•
CIA = (Al2O3/Al2O3+ CaO*+Na2O+K2O) × 100.

The weathering profile in the Project area is summarized by stratigraphic unit in Table 6‑1.

Table 6‑1: Stratigraphic Column Through Weathering Profile

Profile Element	Note
Mottled zone

CIA >95% indicates an extremely weathered mottled zone, averaging a depth of 5.5 m. Here, REE-bearing minerals dissolve in acidic soil water, transporting REEs downward as aqueous complexes or REE3+, creating a REE-leached zone with low REE grades

Saprolite

CIA 65–95%, which has been drilled to an average depth of 14 m but typically extends to an average depth of 25 m in sonic drilling. In this zone, REE-bearing fluids mix with less acidic groundwater, causing REEs to become immobilized by adsorption to ionic clay or incorporation into secondary minerals

Saprolite accumulation zone	Heavy rare earth oxide enrichment with depth.
Saprock	CIA 50–65% indicates saprock. The base of the saprock has not been tested, so its thickness is unknown
Fresh rock	CIA <50% indicates fresh rock

Note: CIA = chemical index of alteration; REE = rare earth element(s).

Figure 6‑2 is a stratigraphic profile that shows an example of the strip log stratigraphy from a selected drill hole plotted against the chemical index of alteration schematic ionic adsorption clay model. The vertically orientated 15.35 m long auger drill hole is located at 348,743 mE, 7,582,384 mN (SIRGAS Projection UTM Zone23S) at the Mato Queimado deposit and is representative of the typical regolith stratigraphy at the Constellation Project.

Date: 25 March 2026	Page 6-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 6‑2: Example Strip Log Stratigraphy

Topsoil
REE-leached zone
Positive Ce anomaly (Ce^{4+}), REE^{3+} depleted
REE-accumulation zone
Negative Ce anomaly, REE^{3+} enriched
Weakly weathered bedrock
Regolith
Bedrock
Pedolith
Saprolite
Saprock
STPC0195: Drillholes
Depth
Regolith_Zones
CeO2_ppm 10 3000
HREO (%) 1 76
TREO_ppm 0 7500
REE Leach (%) 0 100
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15
SOIL
LATERITE
Mottled Zone
Saprolite
Saprock
2009 1251 1017 940 829 830 906 790 847 702 761 628 755 556 507 518 511
4 7 8 8 9 10 10 11 12 13 15 18 20 23 25 26 24
2310 1721 1722 2613 3376 4129 4440 3573 4500 4277 3333 3686 5229 3943 3016 2610 2239
4 1 2 41 54 49 56 58 68 66 39 70 63 74 64 58 50

Note: Figure prepared by Rare Earths Americas, 2024. Drill Hole STPC0195 (right) and Schematic Ionic Adsorption Clay Model (left)

6.4 Deposit Geology

6.4.1 Pio Cipó Deposit

Deposit Dimensions

The Pio Cipó deposit extends approximately 3,500 m north–south and 3,638 m east–west, with a surface area of 4.75 km². The average depth of the deposit is approximately 18 m.

Bedrock Geology

The bedrock is composed predominantly of intrusive syenitic rocks, which represent the main protolith and occupy the majority of the deposit area. Subvolcanic to shallow intrusive tinguaites are present in the western portion of the deposit. No mapped structures have been identified in the area.

Date: 25 March 2026	Page 6-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Regolith and Weathering

The weathering profile includes soil, laterite, mottled zone, and saprolite horizons (Figure 6‑3). Soil thickness ranges from 0.4–1.2 m, averaging 0.94 m. A thin laterite horizon is logged across the deposit, with thicknesses ranging from 0.9–4.3 m and averaging 0.89 m. The mottled zone is discontinuous, with typical thicknesses between 1.1–2.5 m and an average of 1.88 m. Saprolite is of variable thickness and has been intersected to depths of up to 30 m below surface in the southwestern portion. It occurs at an average depth of 2.83 m, with typical thicknesses between 10.1–18.7 m, and is modelled to a maximum of 37.3 m.

Figure 6‑3: Pio Cipó Example Geological Cross-Section

Note: Figure prepared by McGarry Geoconsulting, 2025. Figure shows Pio Cipó regolith units and drill samples coloured by total rare earth oxide–CeO2 grade.

Mineralization

Ionic clay mineralization is encountered throughout the entire deposit, with significant rare earth grades exceeding 1,000 ppm total rare earth oxide (TREO) observed in the northern third and southeastern portions of the deposit.

The regolith exhibits a thin ionic clay rare earth profile with leached upper horizons to depths of approximately 3 m, which transitions downward into a discontinuous rare earth accumulation zone, with neodymium–praseodymium (NdPr):TREO ratios commonly reaching up to 30% close to surface. The rare earth profile is only partially tested by auger drilling at the deposit and most holes end in mineralization.

An example cross-section through the mineralization was provided in Figure 6‑3.

Date: 25 March 2026	Page 6-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

6.4.2 Pedra Preta Deposit

Deposit Dimensions

The Pedra Preta deposit has a defined north–south extent of approximately 2,550 m and an east–west extent of 2,279 m, covering a surface area of 3.83 km². The average depth of the deposit is approximately 24 m.

Bedrock Geology

The deposit is hosted predominantly in intrusive syenitic rocks, which represent the main protolith and underlie the majority of the deposit area. A secondary lithological unit comprising subvolcanic to shallow intrusive tinguaites occurs as a narrow protrusion along the eastern margin of the deposit. No significant structural features or fault systems have been mapped within the Pedra Preta area.

Regolith and Weathering

The regolith profile at Pedra Preta is well preserved, exhibiting a complete and laterally extensive weathering sequence that includes soil, laterite, mottled zone, and saprolite horizons (Figure 6‑4).

Figure 6‑4: Pedra Preta Example Geological Cross-Section

Note: Figure prepared by McGarry Geoconsulting, 2025. Figure shows Pedra Preta regolith units and drill samples coloured by total rare earth oxide–CeO2 grade.

Date: 25 March 2026	Page 6-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The soil horizon is thin, with a typical thickness range of 0.5–1.6 m and an average thickness of 1.15 m. It is discontinuously distributed across the tenement area. Lateritic development is most pronounced in the northern third and southeastern areas of the deposit, where laterite thickness ranges from 0.6–4.1 m, averaging 0.81 m.

The mottled zone is well developed across the entire property and is typically 1.7–4.6 m thick, with an average of 3.40 m. It is locally shallower in areas of surface erosion and drainage concentration.

The saprolite horizon is the most extensive weathered unit and hosts the majority of the rare earth mineralization. It occurs at an average depth of 4.55 m below surface, with typical thicknesses ranging from 14–23.2 m. The average modelled thickness is 19.18 m, and maximum thickness exceeds 41 m in the central portion of the deposit, where the deepest development of weathering has been interpreted.

Mineralization

Ionic clay mineralization is encountered throughout the entire deposit, with significant rare earth grades exceeding 1,000 ppm TREO observed consistently across the regolith profile from surface. The highest concentrations are found in well-developed saprolite zones, particularly in the central and southern parts of the deposit, where grades exceed 3,000 ppm TREO.

The regolith exhibits a well-defined ionic clay rare earth profile. The upper horizons are leached, retaining high residual cerium, which transitions downward into a distinct rare earth accumulation zone within the saprolite to an average depth of 5 m. This accumulation zone is enriched in neodymium and praseodymium, with NdPr:TREO ratios commonly reaching up to 30% at depths approaching 10 m.

The rare earth profile is fully tested by sonic drilling. Significant NdPr mineralization is present throughout the regolith; however, both TREO grades and the proportion of NdPr begin to decline toward the base of the profile from around 30 m depth.

An example cross-section through the mineralization was provided in Figure 6‑4.

6.4.3 Varginha Deposit

Deposit Dimensions

The Varginha deposit has an area of 3.35 km² and extends 2,780 m north–south and 2,007 m east–west. The average deposit depth is approximately 20 m.

Bedrock Geology

The deposit is underlain by subvolcanic to shallow intrusive tinguaites across the entire area. No mapped structural features are recorded within the deposit.

Date: 25 March 2026	Page 6-8

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Regolith and Weathering

The weathering profile is continuous and includes all major horizons (Figure 6‑5).

Soil thickness ranges from 0.3–1.1 m, averaging 0.88 m. Laterite horizons are discontinuous and thin, developed primarily in the northwest and central portions of the deposit, with thicknesses between 0.2–2.9 m and an average of 0.33 m. The mottled zone ranges from 1.0–3.4 m thick, averaging 2.39 m, and is present across the tenement. The saprolite horizon is well developed and has been tested through sonic drilling to depths of 36 m below surface. It occurs at an average depth of 3.28 m, with typical thicknesses between 14.1–18.8 m, and reaches a maximum of 36.61 m.

Figure 6‑5: Varginha Example Geological Cross-Section

Note: Figure prepared by McGarry Geoconsulting, 2025. Figure shows Varginha regolith units and drill samples coloured by total rare earth oxide–CeO2 grade.

Mineralization

Ionic clay mineralization is encountered across the entire deposit, with significant rare earth grades exceeding 1,000 ppm TREO observed consistently across the regolith profile. The highest rare earth concentrations exceeding 3,000 ppm TREO, and thicknesses are found in elevated pediment zones that trend north south, with numerous east-west orientated spurs. The regolith exhibits a well-defined ionic clay rare earth profile. The leached upper horizons transition downward into a thick rare earth accumulation zone in saprolite that is enriched in neodymium and praseodymium beyond a depth of ~5 m to a maximum drill tested depth of 36 m.

Date: 25 March 2026	Page 6-9

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The pediment surrounds shallow dendric drainage basins associated with lower-grade mineralization close to surface. In these areas water ingress limits the depth of drilling ionic clay rare earth profile is only partially tested to depths of 10 m or less.

The rare earth profile is only partially tested by auger drilling at the deposit and most auger holes end in mineralization.

6.4.4 Roseira Deposit

Deposit Dimensions

The Roseira deposit spans 1.72 km², with an approximate north–south extent of 1,640 m and an east–west extent of 1,771 m. The average depth of the deposit is approximately 24 m.

Bedrock Geology

The bedrock geology is dominated by subvolcanic to shallow intrusive tinguaites. Syenitic rocks occur as a secondary lithology in the northeastern half of the deposit. No major structures have been identified in the area.

Regolith and Weathering

The weathering profile is well developed (Figure 6‑6).

Figure 6‑6: Roseira Example Geological Cross-Section

Note: Figure prepared by McGarry Geoconsulting, 2025. Figure shows Roseira regolith units and drill samples coloured by total rare earth oxide–CeO2 grade.

Date: 25 March 2026	Page 6-10

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Soil thickness ranges from 0.5–1.6 m, with an average of 1.15 m. Laterite is limited to two small occurrences of less than 200 m², with thicknesses ranging from 0.2–1.6 m and an average of 0.27 m. The mottled zone is best developed in areas of elevated topography, where it reaches up to 10 m in thickness. Across the deposit, the zone typically ranges from 1.2–3.3 m thick, averaging 2.43 m. Saprolite is well developed and has been confirmed through sonic drilling to depths of up to 40 m below surface. It lies at an average depth of 3.59 m and displays typical thicknesses between 18.3–23.4 m, with a maximum thickness of 33.74 m.

Mineralization

Ionic clay mineralization is encountered across deposit, with significant rare earth grades exceeding 1,000 ppm TREO observed consistently across the regolith profile. The highest concentrations are found in well-developed saprolite zones in the central and southern west parts of the deposit where grades exceed 3,000 ppm TREO.

The regolith exhibits a well-defined ionic clay rare earth profile, particularly in sonic hole SSPC001 The upper horizons are leached, retaining high residual cerium, which transitions downward into a distinct rare earth accumulation zone within the saprolite a an average depth of 5 m. This accumulation zone is enriched in neodymium and praseodymium, with NdPr:TREO ratios commonly reaching up to 20% to depths of 15 m. Significant NdPr mineralization is present throughout the regolith; however, both TREO grades and the proportion of NdPr begin to decline toward the base of the profile at an average depth of 24 m.

An example cross-section through the mineralization was provided in Figure 6‑6.

6.4.5 Mato Queimado Deposit

Deposit Dimensions

The Mato Queimado deposit covers an area of 1.35 km² and extends approximately 1,270 m north–south and 2,228 m east–west. The average deposit depth is 14 m.

Bedrock Geology

The bedrock consists entirely of subvolcanic to shallow intrusive tinguaites. Hydrothermally altered rocks occur as a secondary lithology in a zone in the southern part of the deposit. The area is structurally complex, being bisected by two northeast-trending faults.

Regolith and Weathering

The weathering profile includes a moderately developed regolith sequence (Figure 6‑7). Soil is 0.6–1.8 m thick, averaging 1.31 m. Laterite is patchy and discontinuous, with a thickness range of 0.8–3.4 m and an average of 0.86 m. The mottled zone is thin and ranges from 0.2–1.1 m in thickness, with an average of 0.74 m.

Date: 25 March 2026	Page 6-11

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 6‑7: Mato Queimado Example Geological Cross-Section

Note: Figure prepared by McGarry Geoconsulting, 2025. Figure shows Mato Queimado regolith units and drill samples coloured by total rare earth oxide–CeO2 grade.

Saprolite has been tested by drilling to depths of 20 m below surface, especially in the central and eastern portions of the deposit. It occurs at an average depth of 2.05 m, has a typical thickness of 8.4–15 m, and reaches a maximum thickness of 31.72 m.

Mineralization

Ionic clay mineralization is encountered across the entire deposit, with significant rare earth grades exceeding 1,000 ppm TREO observed consistently across the regolith profile from surface. The regolith exhibits a well-defined ionic clay rare earth profile. The leached upper horizons transitions downward into a thin rare earth accumulation zone in saprolite that is enriched in neodymium and praseodymium beyond a depth of 2 m to a maximum drill tested depth of 15 m.

The highest rare earth concentrations exceeding 3,000 ppm TREO, and thicknesses are found in slope and pediment zones either side of a drainage channel that runs across the tenement area from west to east. Within the eroded channel, and along the crest of surrounding hills, the mineralization is lower grade, and saprolite horizons are less developed.

The rare earth profile is only partially tested by auger drilling at the deposit and most auger holes end in mineralization.

An example cross-section through the mineralization was provided in Figure 6‑7.

Date: 25 March 2026	Page 6-12

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

6.4.6 Clube da Uva Deposit

Deposit Dimensions

The Clube da Uva deposit occupies a compact area of 0.4 km², with a north–south extent of 490 m and an east–west extent of 778 m. The average deposit depth is 21 m.

Bedrock Geology

The geology is composed of hydrothermally altered phonolitic rocks. No structural features have been mapped in the deposit area.

Regolith and Weathering

The weathering profile includes a moderately developed regolith sequence (Figure 6‑8).

Soil is present with a thickness range of 0.6–1.5 m and an average of 1.13 m. Laterite is absent from the regolith profile. The mottled zone is thin, ranging from 0.3–1.6 m thick, with an average of 1.03 m. It is discontinuously distributed across the tenement area. Saprolite has been confirmed by limited auger drilling, which reached depths of 11.5 m below surface. Saprolite occurs at an average depth of 2.16 m and shows typical thicknesses between 15.2–22.2 m, with a maximum of 31.61 m.

Figure 6‑8: Clube da Uva Example Geological Cross-Section

Note: Figure prepared by McGarry Geoconsulting, 2025. Figure shows Clube da Uva regolith units and drill samples coloured by total rare earth oxide–CeO2 grade.

Date: 25 March 2026	Page 6-13

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Mineralization

Mineralisation exceeding 1,000 ppm TREO is present within a thin regolith horizon across the Clube da Uva tenement. In the northeast corner, grades reach up to 4,000 ppm TREO within 5 m of surface. The rare earth profile at the deposit remains only partially defined due to limited shallow auger drilling. Although the ionic clay rare earth element distribution is not well constrained, drilling at hole STPC0003 (335508mE / 7570840mN - refer to Figure 6‑8) reveals a cerium-enriched, NdPr-depleted mottled zone to a depth of 7 m. Below this, NdPr:TREO ratios increase significantly from approximately 2% to 20% at the end of the hole (11.5 m depth).

An example cross-section through the mineralization was provided in Figure 6‑8.

6.4.7 Andradas Deposit

Deposit Dimensions

The Andradas deposit covers a surface area of 1.09 km² and extends approximately 1,070 m north–south and 2,178 m east–west. The average depth of the deposit is approximately 26 m.

Bedrock Geology

The bedrock comprises volcanic phonolitic rocks associated with mineralization. A secondary lithology consisting of Botucatu Formation aeolian sandstones occurs in the central portion of the deposit and is associated with lower rare earth grades. No mapped structures have been identified.

Regolith and Weathering

The weathering profile at Andradas includes all major regolith horizons (Figure 6‑9).

Soil thickness ranges from 0.9–2.6 m, with an average thickness of 1.97 m. Laterite is absent. The mottled zone is thickest along a northeast-trending ridge along the caldera edge, with thicknesses ranging from 0.5–3.5 m and an average of 2.16 m. Saprolite is well developed across the deposit and has been tested to depths of 20 m below surface. It occurs at an average depth of 4.13 m, with typical thicknesses between 20.5–23.7 m, and a maximum thickness of 36.52 m.

Date: 25 March 2026	Page 6-14

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 6‑9: Andradas Example Geological Cross-Section

Note: Figure prepared by McGarry Geoconsulting, 2025. Figure shows Andrada regolith units and drill samples coloured by total rare earth oxide–CeO2 grade.

Mineralization

Ionic clay mineralization is confined to the eastern portion of the tenement, where rare earth grades exceeding 1,000 ppm TREO are consistently observed throughout the regolith profile from surface. Thin soil and mottled horizons extend to an average depth of 4 m, exhibiting limited leaching and elevated NdPr:TREO ratios exceeding 20%.

Surface grades above 2,000 ppm TREO are recorded in multiple drill holes. A variable rare earth element accumulation zone within saprolite, enriched in neodymium and praseodymium, was intersected in hole STPC0095 (341786mE / 7562131mN - refer to Figure 6‑9). This interval included a high-grade TREO-Ce horizon extending from 4–15 m depth.

An example cross-section through the mineralization was provided in Figure 6‑9.

Date: 25 March 2026	Page 6-15

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

7.0 EXPLORATION

7.1 Exploration

7.1.1 Grids and Surveys

Exploration girds used to position drill holes are orientated to the geographic projection system SIRGAS 2000 Universal Transverse Mercator zone 23 South.

The geological modelling used a topographic digital terrain model derived from radar interferometry data obtained from the Shuttle Radar Tomography Mission (SRTM) during February, 2000. The SRTM 1-arc second (~30 m) digital elevation model used in the Project area has a typical vertical accuracy of ±10 m (90% confidence) and a horizontal accuracy of approximately ±20 m. Surveyed drill collar coordinates showed minor variations when compared to the topographic surface. To address these differences, all collars were adjusted and projected onto the digital terrain model surface.

It is recommended that collar locations be surveyed using a method with higher accuracy than the current hand-held methods, such as differential global positioning system survey. In addition, a higher resolution topography survey should be undertaken to generate a digital terrain model that aligns with projected collar positions surveyed by differential global positioning system (GPS) instrument. A more accurate survey that captures topographic features in greater detail would benefit future engineering studies and bulk sample excavation designs.

7.1.2 Geological Mapping

The bedrock geology is largely concealed beneath a deep regolith and soil cover. Exposures of weathered protolith are rare and primarily restricted to anthropogenic and natural excavations, including road cuts and drainage channels. Geological investigations have concentrated on these limited outcrops to validate published regional geological maps. To date, Rare Earth Americas has not produced any new geological mapping for the tenement areas.

7.1.3 Geochemistry

During initial reconnaissance and prospecting in 2023, Rare Earth Americas collected 29 surface samples from limited regolith and bedrock exposures across the Constellation Project tenements for geochemical analysis (Table 7‑1; Figure 7‑1).

Date: 25 March 2026	Page 7-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Grab samples were collected from saprolite, saprock and float using a rock hammer to obtain representative fragments with an average weight of 1 kg. Rock fragments were placed in pre-numbered sample bags in the field and then transported to Rare Earth Americas’ exploration facility for shipment to the laboratory sample preparation and analysis. Grab samples were collected from individual point locations and do not represent continuous sampling along the mineralized system.

Table 7‑1: 2023 Summary of Surface Samples

Name	Tenement	Count	TREO (ppm)
			Min	Average	Max
Poços de Caldas - Tenements Hosting Mineral Resources
Pedra Preta	813944/1971	2	2,127	2,369	2,610
Pio Cipó	818865/1971	2	1,203	1,394	1,586
Roseira	800572/1969	3	397	1,474	3,545
Clube da Uva	804059/1971	1	693	693	693
Andradas	833020/2022	3	211	1,318	2,208
Poços de Caldas
833018/2022		8	143	1,464	3,314
833012/2022		4	81	738	1,953
831260/2024		1	499	499	499
820610/2022		2	372	530	688
832965/2022		3	176	590	957

Date: 25 March 2026	Page 7-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 7‑1: Map Showing Location of Surface Samples

832965/2022
833012/2022
N
BRAZIL
São Paulo
Minas Gerais
7600000
Poços de Caldas
818865/1971
813944/1971
833018/2022
820610/2022
800572/1969
833020/2022
RARE EARTHS AMERICAS
Railroads
Highways
500kV Tramission Lines
Poços de Caldas Alkaline Complex
Mining Licence
Exploration Licence
Application for Exploration Licence
Surface Geochemistry (TREO)
<1,000ppm
1,000 - 2,000ppm
2,000 - 3,000ppm
>3,000ppm
10km
350000
Labels for tenements hosting Mineral Resources filled white

Note: Figure prepared by Rare Earths Americas, 2025.

7.1.4 Qualified Person’s Interpretation of the Exploration Information

Exploration information obtained by Rare Earth Americas is predominantly derived from auger holes drilled on a regular grid across the exploration tenements. This method provides an efficient means of defining regolith horizons and identifying rare earth enrichment within the saprolite, which at in the Project area typically begins at depths of around 5 m.

Significant results from widely-spaced auger drilling are subsequently followed up with tighter infill drill grids, enabling Rare Earth Americas to vector zones of higher rare earth enrichment. This technique has generated the majority of the data used to delineate and estimate mineral resources.

Date: 25 March 2026	Page 7-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Auger drilling is limited in penetration, reaching a maximum of approximately 30 m, and commonly 10–15 m where refusal is encountered due to hard ground or groundwater. This depth constraint results in only partial characterization of the regolith profile and may leave deeper mineralized zones untested.

The exploration programs completed by Rare Earth Americas to date are appropriate for the style of mineralization; however, alternative methods such as sonic or air core drilling could provide more comprehensive regolith profiles and improve the assessment of deeper mineralization.

To date surface grab sampling has not yet materially influenced targeting, though future follow-up may demonstrate correlations with broader mineralized zones and validate the method.

7.1.5 Exploration Potential

Further exploration potential is limited for most tenements within the Poços de Caldas caldera that have been well tested by auger drilling. Outside the caldera, exploration is either at an early stage or has not yet commenced, so the potential of these areas remains undefined. However, several zones do show potential:

•
Grab sampling on peripheral licenses, including tenement 833.018/2022, has returned rare earth enriched saprolite, with anomalous TREO values also recorded northwest of the caldera. These results (detailed in Section 7.1.3) highlight the opportunity for continued reconnaissance on outlying tenements;
•
Auger drilling is the most effective method for assessing tenement prospectivity. High initial auger assays (>1,000 ppm TREO), such as in tenement 832150/2022 (see Section 7.2.1), indicate potential outside current resource areas;
•
Sonic drilling, which fully tests the regolith to bedrock, has only been carried out at Pedra Preta, Roseira, and Varginha. As most tenements have only been partially tested with shallow auger holes, there is potential to extend mineralization at depth and define higher grade zones beneath existing drilling.

Date: 25 March 2026	Page 7-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

7.2 Drilling

7.2.1 Overview

All drilling was completed on behalf of Rare Earths Americas, and consisted of auger and sonic core drilling.

Drilling on Property

The database used in mineral resource estimation was closed as at August 26, 2024.

All drilling in the Project area totaled 314 drill holes for 4,327 m. This included 277 auger holes (3,225 m) and 37 sonic drill holes (1,103 m). A drill summary table for the Project is provided in Table 7‑2 and the collar locations are shown in Figure 7‑2.

Table 7‑2: Project Drill Summary Table

Type	Count	Average Depth (m)	Maximum Depth (m)	Drilled Meters	Assayed Metres
Sonic	37	29.8	50.3	1,103	1,096
Auger	277	11.6	30.0	3,225	2,962
Total	314	13.8	50.3	4,327	3,488

Date: 25 March 2026	Page 7-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 7‑2: Drill Collar Location Plan for Tenements with Mineral Resources

BRAZIL
350000
N
Poços de Caldas
Pio Cipó
818865/1971
Mato Queimado
833018/2022
Pedra Preta
813944/1971
São Paulo
Minas Gerais
Clube da Uva
804059/1971
Roseria
800572/1969
Varginha
808966/1968
Andradas
833020/2022
RARE EARTHS AMERICAS
Railroads
Highways
500kV Tramission Lines
Poços de Caldas Alkaline Complex
Mining Licence
Exploration Licence
Application for Exploration Licence
Auger drill hole
Sonic drill hole
10km
Labels for tenements hosting Mineral Resources filled white

Note: Figure prepared by Rare Earths Americas, 2025.

Date: 25 March 2026	Page 7-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Drilling Used in Estimation

The mineral resource estimate was based on all drilling data completed at the deposits up to the completion of the final auger hole on July 26, 2024. No drilling was conducted after this date.

Results from the final batch of assays were received on August 26, 2024. This date represents the data cutoff date for mineral resource estimate. No new drilling results or assay data have were received after this date.

Drilling Methods

Between June 2022 and July 2024, Rare Earths Americas conducted:

•
216 auger drillholes, totaling 2,434 m of drilling, of which assay data is available for 214 holes amounting to 2,393 m. All holes were drilled vertically.

Additionally, a roto-sonic drill rig (Eijkelkamp Compact RotoSonic V) was employed to drill:

•
37 sonic holes amounting to 1,103 m of drilling of which assay data are available for each hole and totaling 1,096 m of drilling. All holes were drilled vertically.

As at August 26, 2024, drill data cut-off date for estimation purposes, lithology data were available for all drill holes.

A drill summary table is provided in Table 7‑3 for each mineral resource area and the collar locations was shown in Figure 7‑2.

Table 7‑3: Drill Holes Used for Mineral Resource Estimation

	Type	Count	Average Depth (m)	Maximum Depth (m)	Drilled Meters	Assayed Metres
Pedra Preta	Sonic	15	32.5	50.3	487	485
	Auger	47	14.8	23.9	697	697
Roseira	Sonic	8	29.8	50.0	239	236
	Auger	30	10.3	20.0	309	308
Varginha	Sonic	14	26.9	36.0	377	375
	Auger	57	9.8	20.0	561	543
Pio Cipó	Auger	44	10.5	29.7	463	462
Mato Queimado	Auger	21	10.9	21.2	229	229
Clube da Uva	Auger	5	6.3	11.5	31	31
Andradas	Auger	12	12.0	20.0	144	123
Total	Sonic	37	29.8	50.3	1,103	1,096
	Auger	216	11.3	29.7	2,434	2,392

Date: 25 March 2026	Page 7-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Drilling Excluded for Estimation Purposes

The following auger holes on the Pedra Preta, Roseira and Varginha tenements were not used for estimation because they were located in very close proximity to subsequent sonic holes: STPC0014, STPC0017, STPC0025, STPC0029, STPC0032, STPC0035, STPC0041, STPC0042, STPC0047, STPC0068, STPC0073, STPC0085, STPC0111, STPC0132.

Removing overlapping holes prevents clustering bias, avoids double-counting of mineralized volumes, and ensures that the grade estimation reflects true data spacing and spatial continuity. This approach maintains the integrity of the resource model and aligns with industry reporting standards.

Drilling Since Database Cut-off Date

No drilling has been completed since the resource estimation cut-off date;

Drilling on Regional Tenements

Exploration auger drilling was conducted on five tenements (Table 7‑4) which have not had mineral resource estimates completed.

•
Tenements 820611/2022 and 820610/2022, located in the southwestern portion of the Poços de Caldas alkaline complex in the state of São Paulo, have been the focus of most of the drilling. Assay results from 820610/2022 and the western half of 820611/2022 are generally marginal. However, three auger holes completed in the southwestern part of the tenement (STPC0256, STPC0258, and STPC0264; see Table 7‑5) returned grades ranging from 1,222 ppm TREO to 18,222 ppm TREO;

The area surrounding these holes contains eight additional auger holes completed at the very end of the program that were sampled but not assayed. These samples warrant immediate analysis, followed by step-out drilling to evaluate the potential for delineating additional resources at the Project;

•
Tenement 833012/2022, at the northern edge of the Poços de Caldas alkaline complex, was tested with limited auger drilling that intersected thin horizons of weakly-enriched saprolite. These were deemed not to have reasonable prospects for economic extraction;
•
Tenement 832150/2022, in the center of the complex approximately 1.7 km southwest of the Pedra Preta tenement, was tested with five drill holes. As at the database cut-off date, only one drill hole, STPC0245 (see Table 7‑5), returned assay values indicating 30 m of rare earth element enriched regolith with significant rare earth element mineralization ranging from 1,575ppm TREO to 13,710ppm TREO with an average grade of 4,282ppm TREO;

Date: 25 March 2026	Page 7-8

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

•
Tenement 832149/2022, located at the northwest of the complex approximately 3.8 km west of the Pio Cipó tenement in the state of São Paulo, was tested with five drill holes. As at the database cut-off date, only one drill hole, STPC0240 (see Table 7‑5), returned assay values indicating 7 m of rare earth element enriched regolith with grades ranging from 1,517 ppm TREO to 10,679 ppm TREO, averaging 4,623 ppm TREO.

Table 7‑4: Summary of Drilling on Regional Tenements

Regional Tenement	Type	Count	Average Depth (m)	Maximum Depth (m)	Drilled Meters	Assayed Metres
820610/2022	Auger	3	13.9	20.0	42	42
832150/2022	Auger	5	21.6	30.0	108	82
833012/2022	Auger	7	15.3	22.9	107	57
832149/2022	Auger	5	11.9	16.7	59	59
820611/2022	Auger	41	11.6	24.0	475	312
	Total	61	13.0	30.0	791	551

Table 7‑5: Summary Exploration Results for Drilling on Regional Tenements

Regional Tenement	Auger Hole	Easting	Northing	Depth (m)	TREO ppm
					Minimum	Average	Maximum
820610/2022	STPC0080	4,201,704	98,420,959	11	693	1,010	1,512
	STPC0084	6,792,681	158,982,894	20	373	748	1,171
	STPC0086	3,881,424	90,849,984	10	589	1,054	1,847
832150/2022	STPC0245	10,517,091	234,876,832	30	1,575	4,282	13,710
	STPC0249	6,785,260	151,527,140	18	967	2,598	5,869
	STPC0261	8,812,440	196,993,654	25	1,222	1,892	2,790
	STPC0263	3,386,150	75,767,300	9	1,100	3,216	5,736
833012/2022	STPC0162	6,262,668	136,744,182	17	212	471	875
	STPC0166	7,306,677	159,528,033	20	263	919	3,235
	STPC0169	4,875,136	106,351,994	13	344	835	1,299
	STPC0173	3,128,796	68,369,049	8	792	1,143	1,826
832149/2022	STPC0233	5,906,088	136,467,864	17	758	1,085	1,961
	STPC0237	4,925,325	113,720,700	14	677	1,133	1,500
	STPC0238	3,934,512	90,980,424	10	1,416	1,690	1,902
	STPC0240	2,950,614	68,236,722	7	1,517	4,623	10,679
	STPC0241	3,940,476	90,980,172	11	1,003	1,357	1,673
820611/2022	STPC0088	5,509,513	128,703,311	16	852	1,316	1,744
	STPC0091	3,562,372	83,278,547	10	515	614	751
	STPC0093	6,800,871	158,981,235	20	547	955	1,661
	STPC0096	2,594,624	60,564,376	7	731	1,370	1,882
	STPC0097	6,805,806	158,981,529	20	327	802	1,367

Date: 25 March 2026	Page 7-9

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Regional Tenement	Auger Hole	Easting	Northing	Depth (m)	TREO ppm
					Minimum	Average	Maximum
	STPC0146	4,213,183	98,413,900	12	180	335	498
	STPC0149	3,567,641	83,278,591	10	960	1,179	1,533
	STPC0151	3,886,344	90,843,324	11	190	619	1,197
	STPC0154	6,162,308	143,835,833	17	827	1,170	1,541
	STPC0156	4,218,448	98,413,926	12	766	1,014	1,229
	STPC0158	4,225,611	98,407,712	12	1,267	1,419	1,630
	STPC0160	6,821,010	158,976,363	20	1,032	1,680	2,779
	STPC0163	1,626,460	37,851,735	4	584	774	1,035
	STPC0164	4,879,380	113,558,145	14	357	612	1,145
	STPC0167	3,578,267	83,268,735	10	1,182	1,551	2,040
	STPC0242	4,879,380	113,565,030	13	215	1,178	1,942
	STPC0243	5,846,544	136,279,692	17	252	843	1,698
	STPC0247	2,275,504	52,997,322	6	120	159	194
	STPC0248	1,301,308	30,283,132	3	239	300	472
	STPC0252	1,302,156	30,283,032	2	593	824	1,010
	STPC0253	1,954,656	45,424,542	4	346	720	1,184
	STPC0254	1,303,056	30,282,224	3	1,194	1,296	1,504
	STPC0255	3,572,921	83,278,569	10	795	1,055	1,426
	STPC0256	6,194,266	143,831,083	18	1,222	2,715	8,552
	STPC0258	2,280,411	52,990,462	6	1,596	2,601	5,222
	STPC0260	3,257,970	75,702,940	9	389	1,201	2,139
	STPC0262	4,555,180	105,980,882	13	662	1,036	1,442
	STPC0264	4,564,112	105,984,158	13	1,458	3,350	18,222

7.2.2 Drill Methods

No exploration drilling for rare earths was conducted on the property prior to Rare Earths Americas’ interest in the Project.

Auger

Auger drilling was conducted using a 0.05 m diameter x 0.4 m long clay soil auger bucket with 0.5 m to 1 m long rods rotated by a gasoline engine with hand-holds.

The auger bucket was advanced by adding rods until either groundwater was reached (which degrades sample quality) or refusal due to rock or hard saprolite.

Auger drilling has a maximum operational depth limit of 30 m, with the average hole depth being 16 m.

Date: 25 March 2026	Page 7-10

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Each bucket generates approximately 1.5 kg of sample material, which was recovered directly from the auger bucket, placed onto a white polypropylene tarp to align with its likely in-situ position, geologically logged in the field, and a representative fraction was retained in a chip tray for reference.

Each auger sample was photographed in its natural condition before transport to the exploration facility, with the photograph showing auger hole number and drill run lengths.

Sonic

Sonic drilling using a 2 m long single wall barrel to obtain a 7.6 cm diameter core or a 2 m long double wall core barrel to obtain a 6.8 cm diameter core. The drill string was advanced until encountering rock, hard boulders, or operational limits.

When encountering the water table or poor recovery, an outer casing was used, and water was used as a drilling fluid to aid in extracting material from the core barrel. The maximum operational depth limit of the sonic drill rig was 60 m, with an average hole depth of 27 m.

Drill core was collected directly from the core barrel, placed in pre-labelled core trays, and run interval depths were recorded. The core was then transported to the exploration facility for further processing. The core was transported from the drill site to logging facilities in covered boxes with utmost care. At the logging facility, broken core was re-aligned to its original position as closely as possible.

The sonic drill core was measured to assess recovery, then geologically logged and photographed wet in core boxes immediately before sampling. Core photos showed sample numbers and drill run lengths. All drill core was logged at exploration facilities by logging geologists.

7.2.3 Logging

For both auger and sonic drill holes, logging included qualitative determinations of primary and secondary lithology units, weathering profile units (mottled zone, lateritic zone, saprock, saprolite, etc.), as well as the color and textural characteristics of the soil and rock.

GPS coordinates and geological logging data for all drill holes were captured in a Microsoft Excel spreadsheet and uploaded to the Project database. These data were collected in sufficient detail to support mineral resource estimation.

McGarry Geoconsulting notes that the regolith domains are assigned using a chemical index of alteration (refer to Chapter 6.3.2). However, the relationship between calculated chemical index of alteration, weathering intensity, and rare earth element accumulation may vary between different locations and bedrock types. In addition to visual inspection of the core, additional physical and geochemical parameters should be used to ensure correct determination regolith domains.

Date: 25 March 2026	Page 7-11

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

7.2.4 Recovery

Auger samples were checked by the technician at the rig to ensure they represented the interval drilled. Fallen material was removed before sample collection.

If poor recovery was encountered during sonic drilling, the, drill speed was decreased. Persistent poor recovery at the beginning of a hole resulted in redrilling at a nearby location. Casing was used to minimize fallback.

Recovered sonic core was measured, with recovery data expressed as a percentage and recorded in the database. Recovery rates for auger and sonic drilling in regolith is 95%.

There was no observed relationship between sample recovery and grade or sample bias due to preferential loss or gain of fine or coarse material.

7.2.5 Collar Surveys

Drill collars were located using a handheld GPS with ±3–5 m horizontal accuracy (95% confidence) in open sky conditions. The datum used was SIRGAS 2000 UTM 23S. The digital elevation model used has a has a typical vertical accuracy of ±10 m (90% confidence) The accuracy of the locations is sufficient for mineral resource estimates at the inferred confidence classification assigned in Chapter 11.

7.2.6 Down Hole Surveys

No down hole surveys were completed on holes due to their shallow depths. While several sonic holes have depths up to 50 m, the vertical holes are expected to have limited deviation of the drill hole trace.

7.2.7 Drilled Versus True Thickness

All intercepts reported are down hole lengths.

The mineralization is interpreted to be flat in the weathered profile, so the drilling is vertically perpendicular to mineralization and drilled mineralization thickness is interpreted to correspond to true thickness. The selected vertical drill orientation is applicable to the horizontal regolith mineralization.

7.2.8 Drill Hole Spacing

The ion-adsorption clay mineralization formed by deep and widespread weathering of the regional-scale rare earth element-enriched alkaline complex. This process results in laterally extensive rare earth element-enriched horizons within in regolith saprolite horizons. The continuity of saprolite, and rare earth enrichment within it, can be established at a low resolution with widely spaced drilling. Auger drill holes

Date: 25 March 2026	Page 7-12

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

are predominantly drilled on a grid at 240 m spacings. The distribution is sufficient to establish the degree of geological and grade continuity appropriate for the inferred confidence classification.

Sonic holes were completed on portions of the Roseira, Varginha, and Pedra Preta deposits at spacings ranging from 300 to 500 m. These holes provide deeper penetration and higher quality sample recovery, allowing confirmation of the vertical profile of mineralization and the collection of undisturbed samples for bulk density tests.

7.2.9 Comment on Material Results and Interpretation

Drilling, collar surveying and geological logging were completed in accordance with industry-standard practices for ionic adsorption clay projects. Drill collars were positioned using handheld GPS (SIRGAS 2000 UTM 23S). No downhole surveys were conducted due to the shallow nature of the drilling, with auger and sonic holes drilled to depths of <50 m. The short vertical orientation of holes are expected to result in minimal deviation, resulting in low positional uncertainty.

Drill recovery was consistently high for both auger and sonic drilling. Recovery was measured systematically and recorded in the database. No relationship was observed between recovery and grade, and there is no indication of sample bias due to gain or loss of specific size fractions. The drilling methods, recovery rates, and logging procedures are considered sufficient to support mineral resource estimation.

The geological model is consistent with a regolith-hosted rare earth deposit, where mineralization occurs as ion-adsorbed clays within the weathered profile. The typical profile includes a leached upper soil and mottled zone, underlain by a saprolite horizon that hosts the majority of rare earth element enrichment. Mineralization is laterally continuous and flat-lying, with vertical drilling producing intercepts that closely approximate true thickness.

Drilling has consistently intersected significant rare earth element-bearing saprolite, frequently exhibiting enrichment of rare earth oxides, including neodymium, praseodymium, dysprosium and terbium with depth.

Drill hole spacing is at approximately 240 m, sufficient to support an inferred mineral resource confidence classification.

Based on the available data, drilling and logging are adequate to support mineral resource estimation. Outside of the mineral resource deposit areas, auger drilling on three exploration concessions have returned significant rare earth element grades in regolith that warrant follow up.

7.3 Hydrogeology

Detailed hydrological investigations have not yet commenced for this early-stage project.

Date: 25 March 2026	Page 7-13

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Auger drilling recorded depths at which drilling was halted due to water inflow into the drill holes. Those data are summarized in Table 7‑6 for each deposit area. In general, water-related stoppages occur in proximity to drainage channels and lakes. For tenements where water stoppages are frequent, the depths are typically around 10 m and may be indicative of local groundwater conditions. The mineral resource model and associated constraining pit shells often extend well below these recorded depths, highlighting the requirement for dedicated hydrological characterization work as the Project advances.

7.4 Geotechnical

Geotechnical investigations have not commenced.

Core recovery data collected as part of drill hole logging indicated that there was no observed relationship between sample recovery and grade or sample bias due to preferential loss or gain of fine or coarse material (refer to Chapter 7.2.4.)

Table 7‑6: Summary of Water-Related Drilling Stoppages

Target	Water Stoppage Count	Holes Stopped (%)	Mean Stoppage Depth (m)	Comments
Andradas	1	13	4.3	Water in Auger drilling limited to a single hole at the easter edge of the tenement,
Clube da Uva	1	20	6.0	Water in Auger drilling limited to a single hole at the southwest corner of the tenement
Mato Queimado	3	14	17.2	Water stoppages occur in the eastern portion of the tenement surrounding a drainage channel
Pedra Preta	15	24	10.4	Water stoppages predominantly occur along the eastern edge of the tenement, in proximity to a drainage channel that borders the tenement to the east.
Pio Cipó	25	57	8.8	Water stoppages occur frequently throughout the tenement, which is bisected by subdued dendric drainage channels.
Roseira	18	47	10.8	Water stoppages occur frequently in the western portion of the tenement which is bisected by subdued dendric drainage channels and at the southern edge
Varginha	34	48	9.1

Water stoppages occur frequently at the northern portion of the tenement, which is surrounded by a dammed lake and is bisected by numerous drainage channels. Water stoppage is less frequent in the south of the permit

Date: 25 March 2026	Page 7-14

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1 Sampling Methods

Auger and sonic sub-samples submitted for assaying had average weight of 0.8 kg and 1.1kg respectively. Grab samples had an average weight of 1kg. For all sample types, field duplicates were completed at a frequency of 1:20 samples.

8.1.1 Auger

Collected sample interval lengths were 1 m, with some variation depending on sample recovery and geological unit boundaries.

Auger samples were sieved through a 10 x 10 mm screen. The oversized material was mechanically pulverized and re-combined with the undersized material on a plastic tarpaulin. The sample was homogenized by working it back and forth on the tarpaulin and then split using the cone and quarter method to produce sub-samples for assaying and archiving. The split for assay was placed in pre-numbered sample bags for shipment to the laboratory, while the remaining portion was bagged and stored onsite in a secure warehouse.

Samples were processed with natural moisture content, and those too wet for effective screening were air-dried naturally prior to processing.

To minimize cross-contamination, sampling tools were cleaned using water and compressed air between samples. Any plastic sheeting or tarpaulins used in sample collection and preparation were replaced between samples.

8.1.2 Sonic

Core from sonic drilling was split to obtain quarter core sub-samples for assaying. Core sample intervals were typically 1 m in length, with a minimum of 0.55 m and a maximum of 2.0 m, taking into account lithological boundaries. The right side of the core was consistently sampled, and the bottom half retained in the core tray for archiving. The core was split into two quarter-core samples using a knife. One quarter-core sample was designated for assay testing, while the other was preserved as an archive sample. The quarter-core sample allocated for assay was placed in pre-numbered sample bags and prepared for shipment to the laboratory for analysis. The remaining half of the core was retained in the core tray for reference. These core samples were stored in a secure warehouse.

Date: 25 March 2026	Page 8-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

8.1.3 Grab Samples

Grab samples are collected from on outcropping material using a rock hammer to obtain fragments of material for analysis. Grab samples represent single location points and do not represent a continuous sample along any length of the mineralized system. After collection in the field grab samples were placed in sealed plastic bags labelled with the sample IDs inside and transported to a secure warehouse.

8.2 Sample Security Methods

Sample chain of custody is wholly managed by Rare Earths Americas.

After collection, exploration samples were bagged in sealed plastic bags, placed into polyweave sacks, labelled with the sample numbers, and transported to the company’s warehouse.

A local courier transported the samples to the analytical laboratory. A copy of all waybills related to the sample forwarding is secured from the expediter. An electronic copy of each submission is forwarded to the laboratory to advise them of the incoming sample shipment.

Once the samples arrived at the laboratory, the company was notified by laboratory manager and any non-compliance was reported. The laboratory checked the packages and at the Report date, have not notified the company of any sample-related security issues.

8.3 Density Determinations

Specific gravity measurements were completed on 163 fragments of sonic drill core, typically about 10 cm in length and 300 cm3 in volume, collected from across deposit. The water displacement method was used for measurement.

A representative sample was selected from the drill core and dried in an oven for 24 hours at 60ºC. The sample was weighed both before and after drying so that the moisture content of the samples could be calculated.

The dry bulk density of the sample was be determined using the displacement method once the sample was dry. Porous regolith samples were tightly covered in plastic wrap prior to immersion in water to prevent the sample disintegrating in water. Care was taken to avoid trapping air spaces between the plastic wrap and the sample. The temperature of the water was measured to determine its density for use in the following equation:

Date: 25 March 2026	Page 8-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

All measurements were completed by Rare Earths Americas personnel, and are summarized in Table 8‑1. Simple averages generated for each material type were assigned to mineral resource models for each deposit.

Table 8‑1: Density Determinations

Material	Count	Average Moisture (%)	Dry Bulk Density
			Minimum	Maximum	Average
Soil	14	26	1.18	1.57	1.42
Laterite	12	22	1.28	1.63	1.39
Mottled zone	57	30	1.05	1.59	1.32
Saprolite	111	23	1.01	2.32	1.48
Saprock	31	7	1.30	2.46	2.03

8.4 Analytical and Test Laboratories

SGS Geosol in Vespasiano, Minas Gerais, Brazil (SGS Geosol) has been the primary assay laboratory for the Project since exploration commenced in June 2023. SGS Geosol is independent of Rare Earths Americas and holds ISO 17025 accreditation, demonstrating competence of testing and calibration across its geochemical laboratory services covering analytical methods for soil and rock samples. SGS Geosol also has ISO 9001 certification of its quality management system for analytical chemistry. Approximately 74% of the exploration drilling assays assays (3,009 samples) in the database were generated by SGS Geosol.

In early 2024, Rare Earths Americas began periodically sending drill samples for preparation at ALS Belo Horizonte, Brazil (ALS Belo Horizonte) and assaying at the Lima facility in Peru (ALS Lima). ALS Belo Horizonte and ALS Lima are independent of Rare Earths Americas and both hold ISO 17025 accreditations and ISO 9001 certification. Approximately 26% of the exploration drilling assays (1,049samples) in the database were generated by ALS Lima.

8.5 Sample Preparation

At SGS Geosol, samples were initially dried at 105ºC for 24 hours. Samples were crushed to 75% passing 3 mm and the sample weight was recorded. The sample was reduced on a rotary splitter and then 250–300 g of the sample was pulverized to 95% passing 75 µm. A 50 g aliquot was assayed. Residual pulp material was returned to Rare Earths Americas.

ALS Belo Horizonte prepared samples in the same manner as at SGS Geosol, with the exception of the pulverization step, where 250–300g of the sample was pulverized to 85% passing 75 µm. Residual pulp material was returned to Rare Earths Americas.

Date: 25 March 2026	Page 8-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

8.6 Analysis

SGS Geosol used a lithium borate fusion followed by inductively-coupled plasma mass spectrometry (ICP-MS) determination for a multi-element suite (SGS Geosol code IMS95A). This method provides a total rare earth element analysis, and values for the potentially deleterious elements uranium and thorium to the lower limits of detection presented in Table 8‑2.

The assay technique used for major oxides and components was lithium borate fusion followed by inductively-coupled plasma (ICP) optical emission spectroscopy (OES) analysis (SGS Geosol code ICP95A). ALS Lima used lithium borate fusion followed by a ICP mass spectrometry (MS) determination (ALS code ME-MS81), to generate a multi-element suite. This method provides a total rare earth element analysis, and values for the potentially deleterious elements uranium and thorium to the lower limits of detection (refer to Table 8‑2). The assay technique used for major oxides and components was lithium borate fusion followed by ICP-OES (ALS code ME-ICP06).

Table 8‑2: Elemental Detection Limits, SGS Geosol and ALS Lima

Element	SGS Geosol (ppm)	ALS Lima (ppm)
La	0.10	0.1
Ce	0.10	0.1
Pr	0.05	0.02
Nd	0.10	0.1
Sm	0.10	0.03
Eu	0.05	0.02
Gd	0.05	0.05
Tb	0.05	0.05
Dy	0.05	0.05
Ho	0.05	0.05
Er	0.05	0.03
Tm	0.05	0.01
Yb	0.10	0.03
Lu	0.05	0.01
Y	0.05	0.05
U	0.05	0.05
Th	0.10	0.05

Date: 25 March 2026	Page 8-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

8.7 Quality Assurance and Quality Control

8.7.1 Overview

All exploration was accompanied by a quality assurance and quality control (QA/QC) program implemented by Rare Earths Americas geologists following guidelines provided by Dr. Dennis Arne (Arne, 2023). This program included the systematic insertion of certified reference materials (CRMs), blank materials, and the collection of field duplicate samples.

For resource development drilling, QA/QC samples were inserted in the following proportions:

•
A CRM was inserted after every 20th sample;
•
Blank material was inserted after every 40th sample;
•
Duplicate samples of quarter core were inserted after every 20th sample.

QA/QC sample results were monitored by the exploration team independently from the analytical laboratories and were periodically reviewed by McGarry Geoconsulting.

8.7.2 Certified Reference Materials

CRMs were supplied by Ore Research & Exploration Pty Ltd of Perth, Australia (OREAS). The selection of a suitable CRM was dependent on the type of material being sampled. Lower-grade CRMs were used for ionic-clay mineralization. OREAS 460 was used where previous analyses had indicated the presence of very high rare earth element levels. The CRMs were submitted as “blind” control samples not identifiable by the laboratory.

CRM Results SGS Geosol IMS95A

For SGS method IMS95A, rare earth elements and yttrium, and potentially deleterious elements thorium and uranium, CRM assay results are tabulated by CRM type in Table 8‑3 to Table 8‑6. Example control plots for OREAS 100a are shown in Figure 8‑1.

Date: 25 March 2026	Page 8-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 8‑3: SGS IMS95A Results, OREAS 30a

Element	CRM Grade (ppm)	CRM Standard Deviation	Assay Average (ppm)	Average Bias (%)
La	28.9	1.8	30.6	6
Ce	58.0	3.2	59.0	2
Pr	7.1	0.6	7.0	0
Nd	27.4	1.6	28.1	3
Sm	5.7	0.4	5.9	3
Eu	1.8	0.1	1.8	5
Gd	5.2	0.2	5.4	4
Tb	0.8	0.1	0.7	0
Dy	4.2	0.2	4.3	3
Ho	0.7	0.1	0.8	6
Er	1.9	0.2	2.0	6
Yb	1.5	0.1	1.6	4
Lu	0.2	0.0	0.2	0
Y	19.4	1.1	20.0	3
Th	3.7	0.3	5.3	44
U	1.4	0.1	1.4	6
Total rare earth element	163.0	Number of CRMs	68

Note: La = lanthanum, Ce = cerium, Pr = praseodymium, Nd = neodymium, Sm = samarium, Eu = europium, Gd = gadolinium, Tb = terbium, Dy = dysprosium, Ho = holmium, Er = erbium, Yb = ytterbium, Lu = lutetium, Y = yttrium, Th = thorium, U = uranium.

Table 8‑4: SGS IMS95A Results, OREAS 100a

Element	CRM Grade (ppm)	CRM Standard Deviation	Assay Average (ppm)	Average Bias (%)
La	260.0	13.0	255.9	-2
Ce	463.0	29.0	473.3	2
Pr	47.1	4.0	45.0	-4
Nd	152.0	14.0	147.1	-3
Sm	23.6	0.7	24.0	2
Eu	3.7	0.4	3.6	-4
Gd	23.6	2.2	21.2	-10
Tb	3.8	0.3	3.5	-9
Dy	23.2	0.9	23.1	0
Ho	4.8	0.2	4.8	-1
Er	14.9	0.9	15.0	1
Yb	14.9	0.5	15.1	2
Lu	2.3	0.2	2.1	-5
Y	142.0	6.0	134.0	-6
Th	51.6	4.3	49.9	-3
U	135.0	11.0	134.8	0
Total rare earth element	1,181.2	Number of CRMs	70

Date: 25 March 2026	Page 8-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 8‑5: SGS IMS95A Results, OREAS 460

Element	CRM Grade (ppm)	CRM Standard Deviation	Assay Average (ppm)	Average Bias (%)
La	1,369.3	75.1	1,349.2	-1
Ce	1,798.2	72.2	1,805.4	0
Pr	243.7	8.5	233.0	-4
Nd	781.3	46.7	779.0	0
Sm	107.4	3.4	103.8	-3
Eu	22.7	1.0	22.1	-3
Gd	50.1	3.0	49.0	-2
Tb	4.8	0.2	4.6	-5
Dy	19.8	0.8	19.5	-2
Ho	2.8	0.2	2.7	-3
Er	6.0	0.3	5.8	-3
Yb	3.9	0.3	3.7	-4
Lu	0.5	0.0	0.5	-9
Y	59.7	2.6	59.0	-1
Th	115.9	3.3	111.8	-4
U	4.2	0.2	4.2	-1
Total rare earth element	4,470	Number of CRMs	36

Table 8‑6: SGS IMS95A Results, OREAS 463

Element	CRM Grade (ppm)	CRM Standard Deviation	Assay Average (ppm)	Average Bias (%)
La	4,965.7	139.3	4,969.6	0
Ce	6,590.7	154.4	6,594.2	0
Pr	1,003.6	43.0	999.2	0
Nd	3,682.3	184.5	3,740.8	2
Sm	537.7	10.8	533.4	-1
Eu	115.1	4.4	116.4	1
Gd	241.0	13.2	246.6	2
Tb	20.3	1.0	19.9	-2
Dy	70.5	3.3	71.5	1
Ho	8.7	0.6	8.5	-2
Er	16.0	1.1	16.0	0
Yb	7.0	0.4	7.3	4
Lu	0.8	0.0	0.8	1
Y	180.2	8.1	182.1	1
Th	292.2	11.1	299.8	3
U	7.9	0.3	7.9	1
Total rare earth element	17,440	Number of CRMs	7.0

Date: 25 March 2026	Page 8-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 8‑1: SGS Geosol Example CRM Control Plot, OREAS 100a

Note: Figure prepared by McGarry Geoconsulting, 2025. Pr = praseodymium, Nd = neodymium, La = lanthanum, Ce = cerium, Dy = dysprosium, Gd = gadolinium, Th = thorium, U = uranium; SD = standard deviation; Z-score = a statistical measurement of a score's relationship to the mean in a group of scores;

Date: 25 March 2026	Page 8-8

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The data were reviewed for:

•
Commercially significant elements neodymium, praseodymium, dysprosium and terbium;
•
Cerium and lanthanum, which make up the largest proportion of reported total rare earth oxide grades;
•
Deleterious elements thorium and uranium.

The most important CRMs were OREAS 100a, 460 and 463 which have total rare earth element grades above the mineral resource estimate reporting cut off, ranging from of 1,032–17,440 ppm. For all CRM used, sufficient analyses were completed to allow for observation of trends in the accuracy and precision of analytical measurements. The number of analyses ranged from seven for CRM OREAS 463 to 70 for CRM 100a.

Overall, CRMs performed satisfactorily with most results within ±2 standard deviation control limits. Out of control limit results (i.e. > ±2 standard deviations) were more frequent for low-grade CRM 30a. CRM results for thorium indicated a poor level of precision.

For CRMs OREAS 100a and 460, there was a trend to under reporting of rare earth element grades, especially for praseodymium, terbium and gadolinium. For all rare earth elements, the modal amount of bias in assay data relative to the CRM was -4%. A negative bias of up to -10% was noted for CRM OREAS100 gadolinium analyses. The CRM has a certified grade of 23.6 ppm Tb and average assayed value of 21.2 ppm Gd.

CRM Results ALS Lima ME-MS81

For ALS method ME-MS81, rare earth elements and yttrium, and potentially deleterious elements thorium and uranium, CRM assay results are tabulated by CRM type in Table 8‑7 to Table 8‑9. Example control plots for CRM OREAS 100a are shown in Figure 8‑2.

Overall CRMs performed very well, with the majority of results within the ±2 standard deviation control limits. Across all CRMs, the rare earth and deleterious elements did not have consistent positive or negative biases, and assay values were typically within a ±4% of certified grades.

Date: 25 March 2026	Page 8-9

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Blanks

Quartz sand was used as coarse blank material submitted with the core samples. An upper control line was set at a value of 10 times the lower limit of detection for the method used for analysis.

Blank SGS Geosol IMS95A

A total of 372 blank analyses were completed.

For abundant elements of interest such as cerium, lanthanum, neodymium, and thorium, the lower limit of detection was 0.1 ppm and the control line was set at 1 ppm. For less abundant elements of interest such as praseodymium, dysprosium, terbium and uranium, the lower limit of detection was 0.05 ppm and the control line was set at 0.5 ppm.

An example of the blank control charts is shown in Figure 8‑3.

Table 8‑7: ALS ME-MS81 Results, OREAS 30a

Element	CRM Grade (ppm)	CRM Standard Deviation	Assay Average (ppm)	Average Bias (%)
La	28.9	1.8	29.8	3
Ce	58.0	3.2	59.9	3
Pr	7.1	0.6	7.3	3
Nd	27.4	1.6	28.7	5
Sm	5.7	0.4	6.0	5
Eu	1.8	0.1	1.9	7
Gd	5.2	0.2	5.4	3
Tb	0.8	0.1	0.8	3
Dy	4.2	0.2	4.1	-1
Ho	0.7	0.1	0.8	6
Er	1.9	0.2	2.0	4
Yb	1.5	0.1	1.6	2
Lu	0.2	0.0	0.2	-1
Y	19.4	1.1	20.0	3
Th	3.7	0.3	3.8	3
U	1.4	0.1	1.4	1
Total rare earth element	163	Number of CRMs	24

Note: La = lanthanum, Ce = cerium, Pr = praseodymium, Nd = neodymium, Sm = samarium, Eu = europium, Gd = gadolinium, Tb = terbium, Dy = dysprosium, Ho = holmium, Er = erbium, Yb = ytterbium, Lu = lutetium, Y = yttrium, Th = thorium, U = uranium.

Date: 25 March 2026	Page 8-10

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 8‑8: ALS ME-MS81 Results, OREAS 100a

Element	CRM Grade (ppm)	CRM Standard Deviation	Assay Average (ppm)	Average Bias (%)
La	260.0	13.0	256.3	3
Ce	463.0	29.0	460.4	4
Pr	47.1	4.0	46.1	2
Nd	152.0	14.0	149.6	2
Sm	23.6	0.7	24.1	7
Eu	3.7	0.4	3.4	-3
Gd	23.6	2.2	20.2	-11
Tb	3.8	0.3	3.5	-4
Dy	23.2	0.9	22.2	0
Ho	4.8	0.2	4.8	3
Er	14.9	0.9	14.7	3
Yb	14.9	0.5	14.8	3
Lu	2.3	0.2	2.1	-3
Y	142.0	6.0	135.1	-1
Th	51.6	4.3	49.0	-1
U	135.0	11.0	129.1	0
Total rare earth element	1,179	Number of CRMs	25

Table 8‑9: ALS ME-MS81 Results: OREAS 460

Element	CRM Grade (ppm)	CRM Standard Deviation	Assay Average (ppm)	Average Bias (%)
La	1,369.3	75.1	1,380.6	1
Ce	1,798.2	72.2	1,880.9	5
Pr	243.7	8.5	246.3	1
Nd	781.3	46.7	830.8	6
Sm	107.4	3.4	108.3	1
Eu	22.7	1.0	22.7	0
Gd	50.1	3.0	49.8	0
Tb	4.8	0.2	5.1	6
Dy	19.8	0.8	20.4	3
Ho	2.8	0.2	2.8	2
Er	6.0	0.3	6.3	4
Yb	3.9	0.3	3.8	-4
Lu	0.5	0.0	0.5	3
Y	59.7	2.6	61.8	4
Th	115.9	3.3	115.4	0
U	4.2	0.2	4.2	0
Total rare earth element	4,470	Number of CRMs	16

Date: 25 March 2026	Page 8-11

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 8‑2: ALS Example CRM Control Plot OREAS 100a

Note: Figure prepared by McGarry Geoconsulting, 2025. Pr = praseodymium, Nd = neodymium, La = lanthanum, Ce = cerium, Dy = dysprosium, Gd = gadolinium, Th = thorium, U = uranium; SD = standard deviation; Z-score = a statistical measurement of a score's relationship to the mean in a group of scores;

Date: 25 March 2026	Page 8-12

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 8‑3: SGS Control Plot Blanks

Note: Figure prepared by McGarry Geoconsulting, 2025. Pr = praseodymium, Nd = neodymium, La = lanthanum, Ce = cerium, Dy = dysprosium, Gd = gadolinium, Th = thorium, U = uranium.

Date: 25 March 2026	Page 8-13

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The majority of blank analyses for potentially commercially significant elements neodymium, praseodymium, dysprosium and terbium are below the corresponding control line.

For abundant elements cerium, lanthanum and thorium, a large proportion of blank analyses exceed the control limit by a small amount with nearly all (i.e. >98%) assays were below a 10 ppm limit. The correlation between element abundance and blank control failure suggests minor cross contamination, or carry over of elements, from exploration samples. The amount of carryover is not significant relative to the mineral resource cut-off grade.

Blank ALS Lima ME-MS81

A total of 26 blank analyses were completed. Blank control charts are shown in Figure 8‑4.

For commercially significant elements neodymium, praseodymium, dysprosium and terbium assays are below the corresponding control line.

For abundant elements cerium and lanthanum, a large proportion of blank analyses exceed the control limit by a small amount with nearly all (i.e. >98%) assays are below a 10 ppm limit.

8.7.3 Field Duplicates

Sampling precision was monitored by submitting samples for repeat analysis.

Field Duplicates SGS Geosol IMS95A

A total of 112 duplicate analyses were completed by SGS Geosol. Scatter plots for each element are shown in Figure 8‑5.

There is a strong linear relationship between the original and duplicate values. Coefficient of determination (R2) values are typically >0.98 indicating a strong positive correlation between original and duplicate values.

Field Duplicates ALS Lima

A total of 66 duplicate analyses were completed by ALS Lima. Scatter plots for each element are shown in Figure 8‑6.

There is a strong linear relationship between the original and duplicate values. Coefficient of determination (R2) values are typically >0.99 indicating a indicates a strong positive correlation between original and duplicate values.

Date: 25 March 2026	Page 8-14

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 8‑4: ALS Control Plot Blanks

Note: Figure prepared by McGarry Geoconsulting, 2025. Pr = praseodymium, Nd = neodymium, La = lanthanum, Ce = cerium, Dy = dysprosium, Gd = gadolinium, Th = thorium, U = uranium.

Date: 25 March 2026	Page 8-15

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 8‑5: SGS Geosol Field Duplicate Scatter Plots

Field Duplicates - La (ppm)
La_ppm
Linear (La_ppm)
R² = 0.9984
Duplicate Values (ppm)
Original_Values (ppm)
0
100
200
300
400
500
600
700
800
900
1000
0
200
400
600
800
1000

Field Duplicates - Ce (ppm)
Ce_ppm
Linear (Ce_ppm)
R² = 0.9893
Duplicate Values (ppm)
Original_Values (ppm)
0
200
400
600
800
1000
1200
1400
1600
1800
2000
0
500
1000
1500
2000

Field Duplicates - Nd (ppm)
Nd_ppm
Linear (Nd_ppm)
R² = 0.9974
Duplicate Values (ppm)
Original_Values (ppm)
0
200
400
600
800
1000
1200
1400

Field Duplicates - Pr (ppm)
Pr_ppm
Linear (Pr_ppm)
R² = 0.9974
Duplicate Values (ppm)
Original_Values (ppm)
0
50
100
150
200
250
300
350
400
450
0
100
200
300
400
500

Field Duplicates - Dy (ppm)
Dy_ppm
Linear (Dy_ppm)
R² = 0.9977
Duplicate Values (ppm)
Original_Values (ppm)
0
10
20
30
40
50
60
0
10
20
30
40
50
60

Field Duplicates - Tb (ppm)
Tb_ppm
Linear (Tb_ppm)
R² = 0.9966
Duplicate Values (ppm)
Original_Values (ppm)
0
2
4
6
8
10
12
14

Field Duplicates - Th (ppm)
Th_ppm
Linear (Th_ppm)
R² = 0.999
Duplicate Values (ppm)
Original_Values (ppm)
0
50
100
150
200
250
300

Field Duplicates - U (ppm)
U_ppm
Linear (U_ppm)
R² = 0.9967
Duplicate Values (ppm)
Original_Values (ppm)
0
20
40
60
80
100
120

Note: Figure prepared by McGarry Geoconsulting, 2025. Pr = praseodymium, Nd = neodymium, La = lanthanum, Ce = cerium, Dy = dysprosium, Gd = gadolinium, Th = thorium, U = uranium.

Date: 25 March 2026	Page 8-16

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 8‑6: ALS Lima Field Duplicate Scatter Plots

Field Duplicates - La (ppm)
La_ppm
Linear (La_ppm)
R² = 0.9984
Duplicate Values (ppm)
Original_Values (ppm)
0
100
200
300
400
500
600
700
800
900
1000
0
200
400
600
800
1000

Note: Figure prepared by McGarry Geoconsulting, 2025. Pr = praseodymium, Nd = neodymium, La = lanthanum, Ce = cerium, Dy = dysprosium, Gd = gadolinium, Th = thorium, U = uranium.

Date: 25 March 2026	Page 8-17

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

8.8 Database

Exploration data is recorded directly into proprietary logging spreadsheet tables hosted on secure cloud servers. The spreadsheets are populated using locked picklists to minimize entry errors and ensure consistency. Tables are interlinked so that key metadata, such as hole IDs and total depths, are automatically attributed to corresponding logging records. Basic auto-validation tools are applied to check for logical errors, including ensuring correct from- and to-depth relationships.

Assay data is imported from laboratory certificates using lookup functions that match sample identifiers, reducing manual transcription errors. Density measurements and survey data are entered into the same system, maintaining a single integrated dataset for resource estimation.

Although these linked spreadsheets and validation functions improve data reliability, they are not a substitute for a dedicated commercial geological database system.

Original logging sheets, assay certificates, and survey files are archived digitally, with backups maintained on cloud servers. Routine copies of the database are saved to ensure data recovery capability in the event of corruption or accidental loss.

8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures

The results of the QA/QC samples summitted by Rare Earth Americas during exploration do not indicate significant issues with the analytical data.

The performance of CRM, blanks and field duplicates indicate satisfactory performance of field sampling protocols and assay laboratories in providing acceptable levels of precision and accuracy.

The density determinations are suitably representative for the estimation of inferred mineral resources. Rare Earths America should continue to collect density measurements on undisturbed samples obtained from sonic drill core.

The data verification programs undertaken on the data collected from the Project support the geological interpretations and the analytical and database quality, and therefore the data can be used for mineral resource estimation.

Date: 25 March 2026	Page 8-18

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

9.0 DATA VERIFICATION

9.1 Internal Data Verification

9.1.1 Exploration Data

Rare Earth Americas maintains all exploration data in a secure, web-based database that incorporates automated validation protocols. The system performs continuous checks for overlapping from–to intervals within assay and geological tables and enforces standardization of lithology, alteration, and assay codes through defined pick lists to ensure consistency in data entry.

All drill hole data are routinely exported from the database and imported into Leapfrog Geo software (version 2025.1) for independent validation. Standard verification procedures include:

•
Identification of interval data exceeding recorded maximum hole depths;
•
Review for overlapping or inconsistent sample intervals.

Visual validation is also undertaken by the Rare Earth Americas’ geology manager to identify spurious collar coordinates.

9.1.2 Twin Holes

Across the Pedra Preta, Roseira, and Varginha deposits, 37 sonic holes were drilled in close proximity to auger holes. Results from these closely-spaced sonic twin holes show strong correlation with the auger drilling assays, confirming the reliability of the auger sampling method.

Statistical comparison of paired intervals demonstrates that grade distribution and mean assay values from auger holes are consistent with those obtained from sonic drilling, with no evidence of systematic bias between the two methods.

9.2 Data Verification by Qualified Persons

9.2.1 Karst Geosolutions

Karst Geosolutions completed a site visit (refer to Chapter 2.4).

The following conclusions were reached as a result of the site visit:

•
All procedures relating to drilling including environmental, safety, sampling and surveying appeared to be followed;
•
All staff including drillers and geologists seemed to be comfortable with the drilling and sampling procedures;

Date: 25 March 2026	Page 9-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

•
Preliminary verification of the drill collar coordinates indicated an acceptable level of accuracy;
•
Rare Earths Americas geologists and sampling technicians had a good understanding of quality assurance procedures.

The majority of the data, drilling, and geological records were found to be well maintained by Rare Earths Americas personnel and comprehensive field procedures have been developed.

9.2.2 McGarry Geoconsulting

McGarry Geoconsulting compiled and verified all exploration data provided by Rare Earth Americas to generate the mineral resources disclosed in this Report:

•
For all drill data, McGarry Geoconsulting conducted independent validation checks, including: verification of collar coordinates against survey control, review of downhole survey data for consistency, and validation of assay tables for overlapping intervals or values beyond recorded hole depths;
•
The database supplied by Rare Earth Americas was cross-checked against original laboratory certificates and field logs on a representative basis to confirm data integrity. Any discrepancies identified during this process were resolved in collaboration with Rare Earth Americas’ geology team prior to resource estimation.

McGarry Geoconsulting is satisfied that the data has been appropriately verified and is acceptable to support the mineral resource estimates presented in this Report.

9.3 Qualified Person’s Opinion on Data Adequacy

Sufficient data have been obtained through various exploration and sampling programs to support the geological interpretations. The data are of sufficient quantity and reliability to reasonably support the rare earth mineral resource estimates in this Report.

The mineral resource is classified as inferred after considering the limited data spacing, reliance on auger holes that only partially test the regolith profile, and low survey and digital elevation model accuracy. The overall quality of the exploration data obtained by Rare Earth Americas is considered acceptable to support higher mineral resource confidence categories once data density and spatial accuracy are improved.

Date: 25 March 2026	Page 9-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING

10.1 Introduction

The metallurgical basis for reporting rare earth elements in the mineral resource estimate is supported by an extensive program of bench-scale leachability testing conducted on exploration drill samples across all deposit areas. Samples were collected at 1 m intervals through the entire regolith profile in a subset of drill holes, providing high vertical resolution and systematic coverage across the mineralized zones.

Leach recoveries for individual rare earth elements were derived from these results and incorporated into the block model to estimate in-situ grades and metallurgical recoveries. Recovered block values were calculated and used to support cut-off grade determinations.

Testing was performed using ammonium sulphate under controlled ion-exchange conditions selected to approximate the anticipated processing method, with the resulting average recoveries considered representative at a bulk scale due to the systematic sampling strategy and the close alignment between test conditions and the anticipated processing method.

10.2 Proposed Processing Method

The processing of ionic adsorption clay rare earth mineralization is an emerging technology that differs significantly from traditional hard rock rare earth extraction methods. Ionic adsorption clay deposits typically host rare earth elements loosely bound to clay particles near the surface. These rare earth elements are not locked within minerals but are instead adsorbed onto the surface of clay minerals, which allows for relatively simple extraction techniques.

The proposed processing route is based on ion-exchange leaching using ammonium sulphate (NH₄)₂SO₄ solution under acidic conditions (target pH ≈ 2). The acidity enhances ion mobility and exchange efficiency, facilitating the desorption of rare earth elements from the clay matrix. The process takes advantage of the electrostatic nature of rare earth element adsorption onto clays, replacing the rare earth element³⁺ ions with NH₄⁺ ions from solution. This reaction occurs readily under ambient pressure and temperature, provided that solution chemistry (pH, ionic strength, contact time) is properly controlled.

The resulting slurry is then subjected to solid-liquid separation, typically through pressure or vacuum filtration, to produce a pregnant leach solution-enriched in rare earth elements. This pregnant leach solution is subsequently processed through chemical precipitation, where specific reagents—commonly oxalic acid or sodium carbonate—are added to selectively remove the dissolved rare earth elements from solution. The precipitated material, known as mixed rare earth concentrate, contains the suite of rare earth elements present in the deposit, except for cerium, which is only minimally recovered in this process due to its prevalent oxidized state. Depending on market requirements and product specifications, the mixed rare earth concentrate may undergo further purification and upgrading stages.

Date: 25 March 2026	Page 10-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Globally, only a limited number of ionic adsorption clay projects are in production outside of China. The technology remains relatively new, with few operations having progressed to commercial-scale development. In Brazil, the Serra Verde Project, operated by Serra Verde Pesquisa e Mineração Ltda., is currently the only known ionic adsorption clay operation in production, highlighting the early stage of adoption of this processing method within the country.

The technology in use at the Serra Verde operation is considered suitable for application at the Project and involves:

•
Ion-exchange leaching using sodium chloride at natural pH, which acts in the same way as ammonium sulphate by exchanging Na⁺ ions with the rare earth element³⁺ ions adsorbed on clay mineral surfaces. The leaching solution is applied to run-of-mine mineralized material screened to 1 mm to remove oversize particles. The material is processed in agitated tanks (agitated leach) with reagent control;
•
pH control and purification: the resulting slurry is subjected to pH adjustment by the addition of sodium carbonate, promoting the precipitation of key impurities, mainly aluminum and iron, before rare earth element recovery. This step improves downstream precipitation selectivity and overall product purity;
•
Solid-liquid separation, carried out through pressure filtration to ensure efficient recovery of the pregnant leach solution while minimizing the carryover of fine solids;
•
Chemical precipitation of rare earth elements from the pregnant leach solution, using sodium carbonate to produce rare earth carbonates. Precipitation parameters, such as pH, reagent dosage, and residence time, are carefully controlled to maximize rare earth element recovery while minimizing co-precipitation of impurities;
•
Concentration and filtration: the precipitated slurry is sent to a thickener to achieve the target solids content, which is then fed to a filter press for production of the mixed rare earth concentrate cake;
•
Recirculation of barren solution: all solution recovered from the thickener overflow and mixed rare earth concentrate filtration filtrate is recirculated back into the process, reducing fresh water demand and minimizing reagent losses.

Compared to hard rock rare earth deposits, ionic adsorption clay processing avoids crushing, grinding, and high-temperature treatment, resulting in lower energy use and reduced environmental impact.

10.3 Test Laboratories

ALS Geochemistry in Lima, Peru was used to undertake bench-scale leaching tests during 2024. The facility is independent of Rare Earths Americas, holds ISO 17025 accreditation and ISO 9001 certification. There are currently no globally recognized accreditations for metallurgical testwork.

Date: 25 March 2026	Page 10-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

10.4 Metallurgical Testwork

ALS Lima carried out bench-scale ammonium sulphate ionic exchange tests using a 0.5 molar (M) ammonium sulfate solution (0.5 moles of solute per liter of solution; ALS code ME-MS19) on 30 g sample aliquots. The samples were agitated in ammonium sulphate solution for 20 minutes and then filtered. The resulting filtrate was collected, an aliquot diluted with 2% nitric acid, and analyzed by ICP-MS.

In total, 89% of drill holes were subject to 3,374 ammonium sulphate leach tests during 2024, of which 2,107 are within modelled saprolite mineral resource estimation domains. Drill hole collar locations for holes with samples that underwent ionic exchange testing are presented in Figure 10‑1.

Figure 10‑1: Collar Locations, Metallurgical Testwork Samples

BRAZIL
São Paulo
Minas Gerais
Poços de Caldas
7600000
N
833012/2022
818865/1971
832149/2022
830914/2013
813944/1971
832150/2022
820610/2022
820611/2022
804059/1971
808966/1968
800572/1969
833020/2022
10km
350000
Labels for tenements hosting Mineral Resources filled white
RARE EARTHS AMERICAS
Railroads
Highways
500kV Tramission Lines
Poços de Caldas Alkaline Complex
Mining Licence
Exploration Licence
Application for Exploration Licence
Auger drill hole
Sonic drill hole
REO leach extraction above threshold
REO leach extraction below threshold

Note: Figure prepared by Rare Earths Americas, 2024.

Date: 25 March 2026	Page 10-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

10.5 Rare Earth Element Extraction Estimates

As of the date of this Report, 2,107 samples had been submitted for metallurgical testwork within modelled saprolite estimation domains. The average TREO-CeO₂ extraction into leach solution across all deposit areas is 33.7%, with comparable extractions observed for the economically significant magnet rare earths neodymium and praseodymium. Recoveries for dysprosium and terbium were lower at 19% at 22% respectively. Leach extraction varies both between, and within, deposit areas.

Of the samples submitted, 1,084 samples (51%) contained saprolite with total rare earth oxide concentrations greater than a threshold of >270 ppm TREO-cerium extracted into the leach solution. This threshold was applied to determine reasonable prospects for economic extraction, as detailed in the cut-off calculation provided in Chapter 11. Cerium was excluded from the threshold because it does not readily leach under the mild acid conditions typical of ionic clay processing. As a result, its extraction does not contribute to leach solution grades and is therefore not considered in determining potential economic cut-off parameters.

For samples above the selected threshold and representative of the mineral resource, the mean leach extraction for rare earth elements was 51.7%, with comparable extractions observed for the economically significant magnet rare earths neodymium and praseodymium. Recoveries for dysprosium and terbium were lower at 32% at 37% respectively. The mean extraction for individual deposits is summarized in Table 10‑1 and recoveries by individual rare earth element are illustrated in Figure 10‑2.

Table 10‑1: Mean Leach Sample Recoveries by Deposit

	Mean Extraction (%) All Estimation Samples					Mean Extraction (%) >270 ppm TREO–CeO2 in Leach Solution
	Count	TREO -CeO2	Nd2O3	Pr6O11	Dy2O3	Tb4O7	Count	TREO -CeO2	Nd2O3	Pr6O11	Dy2O3	Tb4O7
Pio Cipó	335	30.2	34.2	34.3	19.8	22.7	174	48.5	52.6	52.6	34.6	38.8
Pedra Preta	525	23.6	28.4	27.5	14.5	16.8	202	43.1	48.6	47.5	30.2	34.1
Varginha	574	41.0	46.4	47.0	21.2	24.0	292	60.9	64.8	65.0	36.3	40.5
Roseira	346	33.0	37.1	36.0	12.9	15.6	186	47.1	50.4	49.4	19.1	22.3
Mato Queimado	199	47.0	53.5	52.2	33.1	38.5	158	53.3	60.5	59.1	38.7	44.6
Clube da Uva	25	38.4	45.4	45.9	18.7	21.0	14	55.7	62.6	62.6	29.7	32.9
Andradas	103	31.8	33.2	32.7	26.0	27.4	46	54.7	58.2	59.1	40.7	44.0
All	2,107	33.7	38.5	38.1	19.3	22.1	1072	51.7	56.3	55.8	32.3	36.5

Date: 25 March 2026	Page 10-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 10‑2: Summary of Leach Test Results for Above Mineral Resource Estimate Threshold Samples

Note: Figure prepared by McGarry Consulting, 2025.

Block model REE leach recovery values for were estimated from all available test results at each deposit, using the same parameters and methodology described in Section 11.11. The resulting block model estimates of leach extraction for TREO–CeO2, Nd2O3, Pr6O11, Dy2O3 and Tb4O7 attributable to the mineral resource are presented in Table 10‑2.

Table 10‑2: Mean Block Model Recovery Estimates

	Mean Estimated Extraction (%) Blocks >1,000 ppm TREO
	TREO-CeO2	Nd2O3	Pr6O11	Dy2O3	Tb4O7
Pio Cipó	36.6	40.6	40.6	25.3	28.7
Pedra Preta	29.0	31.9	30.9	18.6	21.2
Varginha	49.5	52.0	52.9	24.3	27.5
Roseira	36.5	39.9	38.9	13.3	15.6
Mato Queimado	47.5	52.2	50.7	33.7	39.1
Clube da Uva	35.0	53.1	53.6	23.5	26.3
Andradas	31.2	33.6	33.2	28.0	29.2
All	37.9	41.7	41.3	22.3	25.3

Date: 25 March 2026	Page 10-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

These leaching results were comparable to those published for ionic adsorption clay projects on adjacent properties and inferred that the ionic clay rare earth mineralization is amenable to ionic exchange leaching at standard temperatures, pH, and atmospheric pressure. Process optimization testwork is planned and will be advanced as the Project develops.

Infill drilling should delineate material most amenable to leaching and target discrete horizons and zones with high rare earth element contents by leaching.

10.6 Metallurgical Variability

Leach recovery samples were collected from exploration drillholes on a regular grid spacing across each deposit, ensuring spatial representativity of the metallurgical dataset. Samples were taken continuously downhole through the entire regolith profile, capturing both lateral and vertical variability within the mineralized zones. The sampling approach covered the full range of grades present in the deposits, and leach tests were performed on intervals representing both high- and low-grade material.

The sample distribution covered the defined saprolite mineralization domain used in the estimation, ensuring that the extraction data were representative of the mineral resource estimates (Figure 10‑1).

10.7 Deleterious Elements

For ionic adsorption clay deposits in general, the most common deleterious elements are thorium and uranium due to their impact on product radioactivity, and iron and aluminum due to their influence on reagent consumption and pregnant leach solution chemistry.

Bench-scale leach tests were conducted to evaluate the deportment of deleterious elements, including thorium and uranium, into the pregnant leach solution (Table 10‑3). These tests indicated that both elements were largely immobile under the selected ion-exchange leaching conditions, with generally low levels detected in the pregnant leach solution.

Thorium and uranium were also estimated into the block model from exploration assays to assess their distribution and assess potential impacts on selective mining or waste management.

Table 10‑3: Deleterious Element U and Th in Pregnant Leach Solution in Bench-Scale Tests

Deposit	Count	Uranium (U ppm)			Thorium (Th ppm)
		Average	Minimum	Maximum	Average	Minimum	Maximum
Pedra Preta	525	1.59	0.02	30.90	0.60	0.10	3.25
Pio Cipó	335	0.27	0.02	1.95	0.12	0.10	0.66
Clube da Uva	25	0.61	0.08	2.11	1.24	0.29	3.59
Roseira	346	0.61	0.02	4.20	0.65	0.01	6.26
Andradas	103	0.31	0.02	2.08	0.58	0.01	2.71
Mato Queimado	199	0.43	0.02	2.42	0.12	0.10	0.51
Varginha	574	0.87	0.02	10.15	1.49	0.10	17.35
Grand Total	2,107	0.84	0.02	30.90	0.74	0.01	17.35

Date: 25 March 2026	Page 10-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Additional metallurgical work is recommended. Bulk composite and variability testing will further assess these elements and confirm that impurity levels will not impact plant throughput, recovery, or product marketability.

No factors were identified to date that would preclude potential economic extraction or the generation of a marketable rare earth carbonate product at the Project, although continued assessment of deleterious elements is recommended as the Project advances.

10.8 Qualified Person’s Opinion on Data Adequacy

The metallurgical dataset is considered acceptable to support the current mineral resource estimate. The bench-scale leach tests replicate the proposed ammonium sulphate ion-exchange process and are relevant to the ionic clay deposit class.

The systematic sampling captures both lateral and vertical variability, and the recoveries allow an inference of bulk-scale behavior at the current resource development stage.

It is recommended that future work include bulk composite and pilot-scale leach testing to evaluate potential comminution effects in transitional horizons, test material handling and leach solution flow, and refine leach extraction estimates across different regolith domains.

Continuous column leach testing should also be undertaken to replicate percolation behavior under process-representative conditions and validate leaching kinetics. These larger-scale tests should provide sufficient pregnant leach solution volumes for confirmatory work on mixed rare earth carbonate precipitation and purification, to establish product quality and recovery estimates through to a saleable product.

These programs should strengthen the metallurgical basis for the mineral resource estimate and support the economic assumptions in sufficient detail to support higher-confidence mineral resource categories and preliminary engineering studies.

Date: 25 March 2026	Page 10-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.0 MINERAL RESOURCE ESTIMATES

11.1 Introduction

Geological and block modelling was undertaken Leapfrog version 2025.1 with the Edge extension. Statistical analysis was carried out using Snowden Supervisor software version 8.6.

The Constellation Project contains seven deposit domains used for the mineral resource estimation. The deposit areas are defined by property boundaries and were shown in Figure 7‑2.

The total area of the seven deposit models is 14.4 km2. The total modelled volume is approximately 269 Mm3. The modelled north–south extent of individual deposits ranges up to about 3 km. The east–west extents range up to 3 km. The modelled thicknesses range up to 47 m, and the median thicknesses range from 10–25 m. Domain extents are provided in Table 11‑1.

Table 11‑1: Model Domain Extents

	Deposit	Pedra Preta			Roseira		Varginha
		Pedra Preta	Pio Cipó	Mato Queimado	Roseira	Clube da Uva	Varginha	Andradas
Extent (m)	North–south	2,550	3,500	1,270	1,640	490	2,780	1,070
	East–west	2,279	3,638	2,228	1,771	778	2,007	2,178
	Min	4	2	0	9	5	0	0
	25 percentile	14	10	8	18	15	13	22
	Median:	18	14	12	21	18	16	25
	75 percentile	23	19	16	23	22	18	27
	Max value:	41	37	32	34	32	31	47
Area (Mm2)		2.99	4.11	1.20	1.61	0.38	3.22	0.91
Volume (Mm3)		70.00	68.75	15.73	33.90	7.10	51.52	22.18

11.2 Unsampled Intervals

Within sampled drill holes used in the mineral resource estimate, there were two 1 and 2 m long intervals that were not sampled and do not have assayed rare earth element grades. These unsampled intervals were assigned a null grade rather than a zero grade and were ignored during mineral resource estimation.

Date: 25 March 2026	Page 11-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.3 Drill Hole Coding

Drill hole coding was undertaken to group samples for statistical and geostatistical analyses and grade interpolation. Samples that were in individual mineralized regolith envelopes were flagged by tenement area. For mineral domain with relatively few assays, for which reliable geostatistical cannot be undertaken, samples were grouped with the closest well-informed domain and were estimated using the same estimation parameters.

The groupings applied are listed below:

•
Pedra Preta estimation domain: consists of the Pedra Preta deposit area, and the smaller Pio Cipó and Mato Queimado areas which have relatively fewer drill holes.
•
Roseira estimation domain: consists of the Roseira and the smaller Clube da Uva area.
•
Varginha estimation domain: consists of the Varginha and smaller Andradas areas.

The locations of these estimation domain groups is provided in Figure 7‑2

11.4 Univariate Statistics

Univariate statistical assessments of composited rare earth oxide grade data and deleterious elements were undertaken. Summary statistics composite rare earth oxide values for each of the three major estimation domains are presented in Table 11‑2, and are based on 1,115 samples for Pedra Preta, 326 samples for Roseira, and 629 samples for Varginha.

Statistical analysis shows that a single estimation approach would be appropriate for estimation of the rare earth elements in all estimation domains.

Summary composite rare earth element statistics for each estimation group include:

•
Pedra Preta group: total rare earth oxide grades ranged from 365 ppm up to 19,512 ppm (1.9% TREO) and averaged 2,781 ppm;
•
Roseira group: total rare earth oxide grades ranged from 500 ppm up to 67,252ppm (6.7% TREO) and averaged 2,729 ppm;
•
Varginha group: total rare earth oxide grades ranged from 253 ppm up to 35,865 ppm (3.6% TREO) and averaged 2,032 ppm.

Date: 25 March 2026	Page 11-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 11‑2: Composite Statistics for Rare Earth Element Grades, Estimation Domains

	La2O3 (ppm)	CeO2 (ppm)	Pr6O1 (ppm)	Nd2O3 (ppm)	Sm2O3 (ppm)	Eu2O3 (ppm)	Gd2O3 (ppm)	Tb4O7 (ppm)	Dy2O3 (ppm)	Ho2O3 (ppm)	Er2O3 (ppm)	Tm2O3 (ppm)	Yb2O3 (ppm)	Lu2O3 (ppm)	Y2O3 (ppm)
Pedra Preta = 1,240
Mean	892	1,027	142	404	48.5	12.2	31.8	4.5	25.1	4.8	13.8	1.9	12.3	1.7	161
Std.Dev	845	756	150	459	52.9	12.8	33.2	4.1	20.7	3.8	10.2	1.4	8.1	1.1	144
CV	1.0	0.7	1.1	1.1	1.1	1.1	1.0	0.9	0.8	0.8	0.7	0.7	0.7	0.6	1
Minimum	21.5	91.4	4.5	12.6	3.5	1.2	3.7	0.8	5.9	1.1	3.4	0.5	3.4	0.4	29
Median	654	832	96	262	31.8	8.1	20.7	3.4	19.3	3.8	11.4	1.7	10.6	1.5	125
Maximum	9,863	12,284	1,488	4,765	554	125	256	31	277	69	213	32	180	23	2,870
P95	2,485	2,334	410	1,177	134	34	89	11	58	11	30	4	24	3	384
Roseira = 379
Mean	1,145	824	154	396	40.2	9.2	22.8	2.9	16.1	3.0	8.6	1.2	7.4	1.0	98
Std.Dev	3,163	796	373	907	71.1	13.8	32.4	2.8	11.5	1.8	4.3	0.5	2.7	0.4	77
CV	2.8	1.0	2.4	2.3	1.8	1.5	1.4	1.0	0.7	0.6	0.5	0.4	0.4	0.4	1
Min	23.6	265.6	5.0	12.5	2.8	0.8	2.2	0.4	2.2	0.5	1.5	0.3	1.8	0.2	12
Median	614	734	90	252	29.3	7.3	17.6	2.5	14.8	2.8	8.3	1.1	7.2	1.0	88
Max	48,563	14,780	4,950	10,812	963	193	440	37	148	22	50	5	28	4	925
P95	3,077	1,355	355	798	75	18	42	5	27	5	13	2	12	2	154
Varginha= 534
Mean	853	671	95	226	23.1	5.9	15.9	2.3	14.1	2.9	9.2	1.4	9.1	1.3	101
Std.Dev	1,481	479	150	353	30.7	7.2	21.2	2.5	13.2	2.5	7.1	1.0	5.7	0.8	98
CV	1.7	0.7	1.6	1.6	1.3	1.2	1.3	1.1	0.9	0.9	0.8	0.7	0.6	0.6	1
Min	15.3	105.2	2.1	7.3	1.7	0.6	1.9	0.4	2.9	0.4	1.1	0.2	1.1	0.2	15
Median	446	538	51	124	13.9	3.7	10.1	1.7	10.8	2.3	7.8	1.2	8.1	1.2	79
Max	23,474	3,638	2,160	5,248	463	112	360	41	218	42	112	14	75	11	1,708
P95	2,612	1,572	287	657	60	15	39	5	31	6	20	3	18	3	224

Note: StdDev = standard deviation; CV = co-efficient of variation; P95 = 95th percentile

Domain statistics for rare earth element reporting groups and deleterious elements are provided in Table 11‑3.

Date: 25 March 2026	Page 11-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 11‑3: Composite Statistics for Rare Earth Element Reporting Groups and Deleterious Element Grades

	TREO (ppm)	TREO-CeO2 (ppm)	Nb2O5 (ppm)	U3O8 (ppm)	ThO2 (ppm)
Pedra Preta = 1,240
Mean	2,781	1,754	668	34	79
Std.Dev	1,891	1,663	214	40	44
CV	0.7	1.0	0.3	1.2	0.6
Min	365	148	244	1.8	22.3
Median	2,297	1,248	651	20	68
Max	19,512	16,782	1,675	356	403
Roseira = 379
Mean	2,729	1,905	587	20	55
Std.Dev	4,789	4,578	166	31	32
CV	1.8	2.4	0.3	1.6	0.6
Min	500	65	233	2.7	25.5
Median	1,924	1,143	579	11	50
Max	67,252	66,431	1,493	317	534
Varginha= 534
Mean	2,032	1,360	569	17	77
Std.Dev	2,242	2,151	142	16	32
CV	1.1	1.6	0.3	0.9	0.4
Min	253	86	207	1.4	24.6
Median	1,548	764	541	13	70
Max	35,865	34,036	1,166	181	383

Note: StdDev = standard deviation; CV = co-efficient of variation; P95 = 95th percentile

All of the estimation domains showed broadly comparable asymmetric log distributions for the rare earth oxides with positive skew. Mean grades tended to be higher than median grades, and were influenced by a tail of high values. The coefficients of variation ranged from 0.3–3, indicating that treatment of high grades during estimation may be required.

11.4.1 Assay Summary Statistics

Widely-spaced exploration drilling at all of the concession areas have encountered broad zones of regolith-hosted rare earth oxide mineralization. Summary statistics for total rare earth oxide and rare earth oxides, based on 4,280 samples, are provided in Table 11‑4 and Table 11‑5.

Total rare earth oxide grades have comparable log histogram distributions (Figure 11‑1) associated with rare earth element enrichment in dispersed ionic adsorption clay horizons.

Date: 25 March 2026	Page 11-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 11‑4: Summary Statistics, Rare Earth Element Assays

Item	La2O3 (ppm)	CeO2 (ppm)	Pr6O1 (ppm)	Nd2O3 (ppm)	Sm2O3 (ppm)	Eu2O3 (ppm)	Gd2O3 (ppm)	Tb4O7 (ppm)	Dy2O3 (ppm)	Ho2O3 (ppm)	Er2O3 (ppm)	Tm2O3 (ppm)	Yb2O3 (ppm)	Lu2O3 (ppm)	Y2O3 (ppm)
Mean	694	894	99.6	275	33.4	8.6	22.8	3.3	18.3	3.5	10.4	1.5	9.5	1.3	117
Std.Dev	1,399	887	183	485	48.7	11.7	30	3.5	17	3	8	1.1	6.3	0.9	112
CV	2	1	1.8	1.8	1.5	1.4	1.3	1.1	0.9	0.9	0.8	0.7	0.7	0.7	1
Min	11.49	9.7	1.57	4.67	0.58	0.12	0.43	0.07	0.46	0.08	0.19	0.03	0.06	0.03	2.83
Median	384	716	57.3	160	20.8	5.5	14.7	2.4	13.9	2.8	8.5	1.3	8.3	1.2	89
Max	52,255	26,081	5,720	16,100	1,500	304	708	59	277	69	213	32	180	23	2,870

Note: Std.Dev = standard deviation

Table 11‑5: Summary Statistics, Rare Earth Element Reporting Groups and Potentially Deleterious Elements

Item	TREO (ppm	TREO-CeO2 (ppm)	LREO (ppm)	HREO (ppm)	HREO (%)	MREO (ppm)	Nb2O5 (ppm)	Sc2O3 (ppm)	U3O8 (ppm	ThO2 (ppm)
Mean	2,192	1,298	1,962	230	11.8	596	7.2	24.3	74.1	2,192
Std.Dev	2,508	2,199	2,341	226	6.1	244	17.7	30.9	63.5	2,508
CV	1.1	1.7	1.2	1	0.5	0.4	2.5	1.3	0.9	1.1
Min	32.31	22.6	27.43	4.87	0.66	5.35	0.38	0.21	0.46	32.31
Median	1658	792	1486	169	10.8	587	1.2	14.7	63	1658
Max	72,312	71,460	70,053	4,452	76	3,145	134	383	1,748	72,312

Note: Std.Dev = standard deviation

Date: 25 March 2026	Page 11-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 11‑1: TREO, HREO, Nd2O3, Pr6O11, Dy2O3 and Tb4O7 Assay Log Histograms

Note: Figure prepared by McGarry Geoconsulting, 2025.

Date: 25 March 2026	Page 11-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Rare earth oxide grades are positively correlated:

•
CeO₂ behaves differently, with weaker correlations to both light and heavy rare earth oxides confirming the incompatible mobility of CeO2 within the regolith relative to rare earth oxides that have accumulated in saprolite IAC deposits;
•
Light rare earth oxides (e.g., La₂O₃, Pr₆O₁₁, Nd₂O₃) tend to be strongly correlated with each other, indicating they are likely found together;
•
Heavy rare earth oxides (e.g., Dy₂O₃, Tb₄O₇, Ho₂O₃) also show high intercorrelations.

The correlation matrix for the various rare earth elements is provided in Table 11‑6.

Table 11‑6: Correlation Matrix, Rare Earth Element Assays

Indep/ Dep
La2O3	1.00	0.15	0.95	0.90	0.78	0.71	0.70	0.62	0.57	0.53	0.48	0.40	0.35	0.34	0.57	0.92	0.67
CeO2	0.15	1.00	0.17	0.17	0.19	0.22	0.20	0.25	0.24	0.24	0.25	0.24	0.24	0.23	0.21	0.51	0.22
Pr6O11	0.95	0.17	1.00	0.99	0.92	0.84	0.82	0.75	0.68	0.62	0.55	0.45	0.39	0.38	0.64	0.92	0.77
Nd2O3	0.90	0.17	0.99	1.00	0.96	0.90	0.87	0.80	0.73	0.66	0.59	0.48	0.41	0.40	0.67	0.89	0.82
Sm2O3	0.78	0.19	0.92	0.96	1.00	0.98	0.96	0.91	0.84	0.75	0.65	0.54	0.47	0.45	0.73	0.81	0.88
Eu2O3	0.71	0.22	0.84	0.90	0.98	1.00	0.99	0.95	0.89	0.79	0.69	0.57	0.50	0.48	0.76	0.76	0.90
Gd2O3	0.70	0.20	0.82	0.87	0.96	0.99	1.00	0.97	0.92	0.84	0.74	0.62	0.54	0.52	0.80	0.74	0.93
Tb4O7	0.62	0.25	0.75	0.80	0.91	0.95	0.97	1.00	0.98	0.92	0.84	0.74	0.67	0.65	0.88	0.70	0.97
Dy2O3	0.57	0.24	0.68	0.73	0.84	0.89	0.92	0.98	1.00	0.98	0.93	0.85	0.79	0.76	0.95	0.64	0.98
Ho2O3	0.53	0.24	0.62	0.66	0.75	0.79	0.84	0.92	0.98	1.00	0.98	0.93	0.88	0.86	0.98	0.59	0.97
Er2O3	0.48	0.25	0.55	0.59	0.65	0.69	0.74	0.84	0.93	0.98	1.00	0.98	0.95	0.93	0.97	0.55	0.92
Tm2O3	0.40	0.24	0.45	0.48	0.54	0.57	0.62	0.74	0.85	0.93	0.98	1.00	0.98	0.97	0.93	0.46	0.85
Yb2O3	0.35	0.24	0.39	0.41	0.47	0.50	0.54	0.67	0.79	0.88	0.95	0.98	1.00	0.99	0.87	0.41	0.78
Lu2O3	0.34	0.23	0.38	0.40	0.45	0.48	0.52	0.65	0.76	0.86	0.93	0.97	0.99	1.00	0.86	0.40	0.76
Y2O3	0.57	0.21	0.64	0.67	0.73	0.76	0.80	0.88	0.95	0.98	0.97	0.93	0.87	0.86	1.00	0.61	0.96
LREO	0.92	0.51	0.92	0.89	0.81	0.76	0.74	0.70	0.64	0.59	0.55	0.46	0.41	0.40	0.61	1.00	0.72
HREO	0.67	0.22	0.77	0.82	0.88	0.90	0.93	0.97	0.98	0.97	0.92	0.85	0.78	0.76	0.96	0.72	1.00

11.5 Geological Models

The base of saprolite and base of the mottled zone were modelled as offset topography surfaces. The base of saprolite was modelled using manually digitized control points. Points representing the base of the deepest mottled zone interval were extracted from drill hole logs and filtered to remove inconsistent and possibly mis-logged intervals. Copies of the topography surface were then offset to align with base of overburden and base of mottled zone points. The resultant wireframes followed the trend of the topography model and have a 50 m2 resolution.

The saprolite geology model was used to control the lower estimate extent. The base of mottled zone was a ceiling. A single mineralization domain is generated for each deposit area.

Date: 25 March 2026	Page 11-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The base of mottled zone was used to guide a dynamic search during estimation. Model extents were limited by boundary polygons that define the extent of the resource model and tenement boundaries. Continuity of mineralization was limited by erosional incisions, or barren underlying rock types. The estimate boundary was extrapolated from the nearest drill hole by 100 m on average and occasionally up to 370 m.

11.6 Block Models

Block models were created to encompass the full extent of the deposit areas, and were constrained by the interpreted regolith wireframe model (Table 11‑7).

Table 11‑7: Block Model Extents

Coordinate		Units	X	Y	Z
Parent cell		m	80	80	5
Sub-cell		m	20	20	5
Pedra Preta	Origin	min	334,030	7,565,975	900
	Range	m	6,000	5,600	600
	No. parent cells		75	70	120
Roseira	Origin	min	331,084	7,576,257	984
	Range	m	20,560	8,800	660
	No. parent cells		257	110	132
Varginha	Origin	min	340,208	7,560,311	900
	Range	m	4,320	9,680	600
	No. parent cells		54	121	120

Block models were created with 80 x 80 x 5 m (X * Y * Z) parent cells dimensions. Sub-celling to a minimum block size of 5 m in along strike and across strike direction and 1 m elevation was selected to maintain an appropriate model resolution.

The dimensions applied represents ⅓ of the drill hole spacing. Block dimensions were assumed to be appropriate for the mining selectivity achievable via open-pit mining methods and likely bench heights.

Block models were not rotated.

11.7 Density Assignment

The density values presented in Table 8‑1 were applied to the block model based on the corresponding regolith domains.

Date: 25 March 2026	Page 11-8

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.8 Grade Capping/Outlier Restrictions

High-grade assays were not capped but retained for grade interpolation using a “clamping” method which allows the very high grade samples to be available for inclusion in the grade interpolation for blocks which are within a nominated distance of the sample. Beyond that nominated distance, a cap was imposed upon the sample so that the capped grade can be used to interpolate blocks beyond the nominated distance.

McGarry Geoconsulting selected a nominated distance equal to the first search pass radius. Beyond this distance, samples were capped to a nominated 95th percentile from the population statistics. The selected approach prevented the extrapolation of extremely high grades over unreasonably large distances whilst retaining them for estimation of local blocks.

11.9 Composites

Compositing was based on the maximum composite length as defined by the dominant sample length of 1 m (Figure 11‑2).

The minimum composite length was set to 0.5 m. Residual intervals <0.5 m were added to the previous composite.

Samples coded by the regolith deposit domain they fell within were composited to 1 m intervals, a length equal to the dominant drill sample interval.

Date: 25 March 2026	Page 11-9

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 11‑2: Log Probability Plot, Sample Lengths

Note: Figure prepared by McGarry Geoconsulting, 2025.

11.10 Variography

Semi-variogram models were developed for TREO–CeO2 across the Pedra Preta, Roseira and Varginha domains. Experimental semi-variograms were generated, transformed, and assessed for anisotropy before being modelled using two nested spherical structures in addition to a nugget effect. Resulting variograms were cross checked against a selection of rare earth oxides, including neodymium, praseodymium, dysprosium, and terbium. Minor adjustments were made where necessary to ensure the semi-variogram models were suitable for estimation of all rare earth oxides and deleterious elements.

The models are characterized by a low nugget effect (10%), indicating limited random short-range variability. The first spherical structure describes grade continuity of approximately 50–300 m, while the second captures longer-range continuity of 300–450 m. Sill values demonstrate that most of the grade variability is explained by these structures.

Date: 25 March 2026	Page 11-10

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.11 Estimation/interpolation Methods

Mineral resources were estimated using ordinary kriging into block models created in Leapfrog™ 2025.1 using the Edge Extension. Fifteen rare earth element grades (La, Ce, Pr, Nd, Sm, Eu, Gd, Tb, Dy, Ho, Er, Tm, Yb, Lu and Y) and deleterious elements uranium and thorium were estimated independently in a univariate sense using the same parameters. The consistent estimation approach was selected to ensure block compositional grade proportions honored those of the input samples. The estimation was in a 5 x 5 x 5 discretization of the block and in the parent cell.

Up to three search passes were used if block was not estimated in the first pass. The first search distance was equal to the variogram range; subsequent searches were undertaken using two and four times this distance with successive searches using more relaxed parameters for selection of input composite data.

Search parameters are listed in Table 11‑8.

Table 11‑8: Search Parameters

	Pass 1	Pass 2	Pass 3
Search volume multiple	× 1	× 2	× 4
Minimum samples	8	8	8
Maximum samples	15	15	15
Maximum per hole	4	4	4
Discretization	5 x 5 x 5
Boundaries	Hard
Ellipse Segments	1

Search ranges and clamping restriction settings are provided in Table 11‑9.

Date: 25 March 2026	Page 11-11

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 11‑9: Search Ranges and Clamping Restrictions

Domain	Run	Ellipsoid Ranges			Clamping Limit
		Major	Semi-major	Minor	Distance (%)	Threshold
Pedra Preta	1	400	300	30	—	—
	2	800	600	60	50	P95
	3	1600	1200	400	25	P95
Roseira	1	400	400	30	—	—
	2	800	800	60	50	P95
	3	1600	1600	400	25	P95
Varginha	1	400	350	30	—	—
	2	800	700	60	50	P95
	3	1600	1400	400	25.00	P95

11.12 Validation

Validation of block model grade estimates was completed by:

•
Visual checks on screen in cross-section and plan view to ensure that block model grades honor the grade of sample composites;
•
Statistical comparison of composite and block grades;
•
Generation of swath plots to compare input and output grades in a semi-local sense, by easting, northing, and elevation.

11.12.1 Visual Validation

For all of the estimates, block grades correlate well with input sample grades. The distribution and tenor of grades in the composites are honored by the block model and are appropriate considering known levels of grade continuity and the semi-variograms.

Total rare earth oxide grades are shown in plan view in Figure 11‑3 and section view in Figure 11‑4.

Date: 25 March 2026	Page 11-12

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 11-3: Plan View of Largest Constellation Block Models Colored by Total Rare Earth Oxide Grade

Note: Figure prepared by McGarry Geoconsulting, 2025. Section lines for sections shown in Figure 11‑4 as black lines.

Date: 25 March 2026	Page 11-13

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 11-4: Cross Section Views of the Block Model Colored by Total Rare Earth Oxide–CeO2 Grade

Note: Figure prepared by McGarry Geoconsulting, 2025. Section lines for sections shown in Figure 11‑3 as black lines.

Date: 25 March 2026	Page 11-14

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.12.2 Comparison of Means

A check was conducted to test that the mean of the input data was close to the block model mean. The check compared the average rare earth oxide input composites and model blocks assigned to each resource estimate domain. For light rare earth oxides, thorium and uranium, which tend to have skewed distributions, block model averages are lower than input samples. For heavy rare earth oxides, which tend to increase with depth to the base of the drill hole, block model grades tend to be closer to input composites. A tabulation of average input and block grades for each domain is presented in Table 11‑10.

Differences are typically within ±20% for the neodymium, praseodymium, dysprosium and terbium estimates. Larger differences are seen for domains with greater grade variance, and/or fewer samples such as the Roseira domain. The test demonstrated that the mean input composites grades and the grades of the ordinary kriged block models are comparable.

Table 11-10: Comparison of Means for Pedra Preta, Roseira, and Varginha Estimation Domains

Variable	Comp Mean	OK Est	Diff. OK (%)	Comp Mean	OK Est	Diff. OK (%)	Comp Mean	OK Est	Diff. OK (%)
	Pedra Preta			Roseira			Varginha
La2O3 (ppm)	903.5	835.9	-7	1019.0	777.0	-24	818.7	604.8	-26
CeO2 (ppm)	1047.7	973.6	-7	829.8	751.2	-9	653.5	589.9	-10
Pr6O11 (ppm)	145.1	137.4	-5	133.1	106.9	-20	97.0	80.7	-17
Nd2O3 (ppm)	415.1	394.3	-5	341.2	281.0	-18	240.5	216.6	-10
Sm2O3 (ppm)	49.9	47.9	-4	35.2	31.6	-10	25.8	25.1	-3
Eu2O3 (ppm)	12.6	12.1	-4	8.2	7.2	-12	6.6	6.6	0
Gd2O3 (ppm)	32.6	31.5	-3	20.7	18.3	-12	17.8	18.0	1
Tb4O7 (ppm)	4.7	4.5	-4	2.8	2.5	-9	2.6	2.6	0
Dy2O3 (ppm)	25.6	24.5	-4	15.4	14.3	-7	14.9	14.6	-2
Ho2O3 (ppm)	4.8	4.6	-5	2.9	2.7	-6	3.0	2.9	-3
Er2O3 (ppm)	14.0	13.2	-6	8.4	8.0	-5	9.3	8.7	-6
Tm2O3 (ppm)	2.0	1.8	-6	1.2	1.1	-3	1.4	1.3	-7
Yb2O3 (ppm)	12.5	11.7	-6	7.3	7.2	-2	8.9	8.0	-10
Lu2O3 (ppm)	1.7	1.6	-7	1.0	1.0	-2	1.3	1.2	-9
Y2O3 (ppm)	162.9	139.6	-14	94.3	88.7	-6	103.3	98.6	-5
ThO2 (ppm)	674.8	651.4	-3	584.1	568.4	-3	546.6	464.7	-15
U3O8 (ppm)	80.7	74.0	-8	55.7	55.0	-1	70.7	55.0	-22

Date: 25 March 2026	Page 11-15

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.12.3 Swath Plots

Swath plots were generated for the for major domains that account for the majority of the mineral resource estimates. Swath plots compared the grades of composites and grade estimates that fell within 80 m northing and easting slices and 5 m elevation slices. Plots identified slices that contain high-grade samples and low-grade blocks, or vice versa, which might indicate a problem with the estimation technique. Example swath plots for neodymium are shown in Figure 11‑5 to Figure 11‑7 and compare inverse distance weighting to the third power (IDW3) and OK estimates.

For all domains, block grades estimated by OK have a smoother profile relative to input samples. Where there are more samples, good agreement is seen between the trends of input composites and block grades estimated by each technique. The block model estimates reflect drill hole data on a local basis.

Figure 11-5: Swath Plots of Pedra Preta Composite Nd2O3 Values Versus IDW And OK Block Grade Estimates

Note: Figure prepared by McGarry Geoconsulting, 2025.

Figure 11-6: Swath Plots Of Roseira Composite Nd2O3 Values Versus IDW and OK Block Grade Estimates

Note Figure prepared by McGarry Geoconsulting, 2025.

Date: 25 March 2026	Page 11-16

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 11-7: Swath Plots of Varginha Composite Nd2O3 Values Versus IDW and OK Block Grade Estimates

Note: Figure prepared by McGarry Geoconsulting, 2025.

11.13 Confidence Classification of Mineral Resource Estimate

11.13.1 Mineral Resource Confidence Classification

The mineral resource was classified in accordance with definitions specified in SEC Regulation S-K 1300. The classification level is primarily based upon an assessment of the validity and robustness of input data and the estimator’s judgment with respect to the proximity of resource blocks to sample locations and confidence with respect to the geological continuity of the saprolite horizons and grade estimates, geological understanding of the deposit, geological and mineralization continuity, drill hole spacing, quality control results, search and interpolation parameters and an analysis of available density information.

All mineral resources were classified as inferred. The inferred confidence classification was based on the following key attributes.

•
Geological understanding of the deposit;
•
Geological and mineralization continuity between drill holes. Rare earth element mineralization is hosted within regolith developed over a provincial scale alkaline complex, where weathering produced widespread enrichment across the caldera. Empirical observations and statistical analysis demonstrate a high degree of lateral continuity, and a consistent vertical enrichment profile. This interpretation is supported by variography, which confirms the consistency of grade distribution across the deposit;
•
Drill spacing and drill density. Drilling was completed on a regular grid pattern at spacings of approximately 240 m.

Date: 25 March 2026	Page 11-17

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Uncertainties regarding sampling and drilling methods, data processing and handling, geological modelling, and estimation were incorporated into the classification assigned (Table 11‑11).

Table 11-11: Sources of Mineral Resource Uncertainty

Uncertainty Source	Discussion
Drilling techniques, drill sample recovery.

Auger and sonic drilling yield representative samples, with high core recovery supporting the reliability of the resulting assay values for resource estimation at an Inferred level.

Augering is the principal drilling method accounting for 88% of holes drilled and 75% of meters drilled. Auger holes do not recover undisturbed samples of in-situ material preventing high resolution analysis of regolith strata, or in-situ bulk densities.

Location of data points

Collar surveys obtained from handheld GPS devices are available for all drilling. Topographic control is provided by low resolution shuttle radar tomography. Survey data allow modelling of saprolite intercepts with moderate degree of spatial accuracy congruent with the Inferred classification.

Data spacing and distribution

Deposits are well understood based on extensive auger and sonic drilling at spacings sufficient to provide multiple points of observation to interpret saprolite and grade continuity at an inferred level where drill density is equal to greater than 250 m x 250 m. The wide-spaced, data spacing means the continuity of REE mineralization between holes is assumed rather than confirmed, raising uncertainty in volume and grade estimates.

Auger holes have limited depth penetration and drill holes typically provide only a partial profile of regolith mineralization at the project.

Geological modelling

Geological models are underpinned by a good understanding of the deposit geology. Mineral resources are controlled by the presence of REE enriched saprolite, and the extent overlying leached soil, duricrust or mottled zone horizons.

Where drill data is sparse alternative interpretations of the continuity of individual regolith units between holes could be made. Alternate interpretations would adjust tonnage estimates locally but would not likely yield a more geologically reasonable result overall.

Auger holes have limited depth penetration and drill holes typically provide only a partial profile of mineralized

Date: 25 March 2026	Page 11-18

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Uncertainty Source	Discussion
saprolite at the project. There for the total mineralized saprolite depth is uncertain and predominantly based on widely spaced sonic drilling where available.
Estimation

Rare earth grade estimation and modelling techniques are classified as robust after consideration of the validation exercises undertaken as part of this study. Grade data have distributions with limited skew, and few extreme values, allowing established linear estimation techniques to be used. Estimated block grades reflect input samples and are comparable when calculated by OK methods.

At the current typical data spacing (i.e., 240 m x 240 m), saprolite horizon is broadly continuous. Rare earth grades changes are generally gradational down hole and between holes. Grades were estimated using domain scale anisotropy models with appropriately large parent block sizes. Abrupt grade changes associated with more leached or enriched horizons in the regolith profile could be resolved better using smaller block sizes.

Estimated in situ dry bulk densities were assigned to saprolite and waste rocks on a weathering domain basis using representative averages obtained from bulk density determinations derived from undisturbed samples from widely spaced sonic drill holes.

Leach recovery

High-density meter by meter leach test data enables detailed mapping of recovery variability and supports interpolation into the block model, providing an early indication of recoverable REEs and informing preliminary resource classification.

Bench-scale leach tests may not reflect recovery under operational conditions due to differences in reagent distribution, clay permeability, and leach kinetics, introducing uncertainty in process performance and recovery estimates that limit resource classification to the Inferred category.

The distance between drill holes and the inferred mineral resource blocks is shown in Figure 11‑8. For each deposit 75% of the inferred mineral resource blocks are within 150 m to the nearest drill hole, which is equal to approximately 50% of the modelled grade continuity ranges in modelled semi-variograms (refer to section 11.10). All of the inferred mineral resource blocks are within 300 m of the nearest drill hole; the distance is equivalent to the average maximum continuity range of modelled semi-variograms.

Date: 25 March 2026	Page 11-19

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Figure 11-8: Classified Block Distances from Drill Hole

Note: Figure prepared by McGarry Geoconsulting, 2025

Date: 25 March 2026	Page 11-20

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.14 Reasonable Prospects of Economic Extraction

11.14.1 Initial Assessment Assumptions

To meet the content requirements of an initial assessment to support mineral resource estimates, McGarry Geoconsulting evaluated the content requirements set out in Table 1 of §229.1302 (Item 1302) “Qualified person, technical report summary, and technical studies”.

The assumptions used by the McGarry Geoconsulting in support of the initial assessment are summarized in Table 11‑12.

Table 11-12: Initial Assessment Assumptions

Factors	Initial Assessment	Project
Site infrastructure	Establish whether or not access to power and site is possible. Assume infrastructure location, plant area required, type of power supply, site access roads, and camp/town site, if required.

Deposits are located in close proximity to electrical power infrastructure that is already in place feeding power to nearby residents and property owners.

Major (138kv) transmission lines run immediately through the Pio Cipó tenement and within close proximity (<20km) of all deposit areas supplying predominantly clean hydropower.

Road access is similar with a short 2.5km connection required to be built by the project to access the wider road network.

Water will be sourced from several nearby storage facilities with short pipelines required to supply the process plant-site.

It is assumed that the process plant will occupy an area 0.5km2 to 1km2

Mine design & planning	Mining method defined broadly as surface or underground. Production rates assumed.

Mineral resources at the project can be mined by conventional truck and shovel arrangement on a free dig basis, much like what is seen in other clay hosted REE and lateritic deposits. Mining costs were obtained from recently disclosed values obtained by peers at comparable projects.

If present, groundwater inflow within the regolith profile can be effectively managed using standard dewatering techniques.

Processing plant	Establish that all products used in assessing prospects of economic extraction can be processed with methods consistent with each other. Processing method and plant throughput assumed.

Leaching testwork by Rare Earth Americas has confirmed that REE-bearing materials across the Poços de Caldas region can be processed using a common, ambient-temperature leaching method under mildly acidic conditions. This flowsheet will includes impurity removal and rare earth carbonate precipitation.

A modular processing plant is assumed, with 500,000 tpa nominal throughput and dry-stack tailings. All material types under consideration are assumed compatible with this single flowsheet.

Date: 25 March 2026	Page 11-21

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Factors	Initial Assessment	Project

The plant footprint is estimated at 0.5 to 1.0 km², located outside the current resource shell, within the Pio Cipó mining permit or on adjacent exploration tenements. The site is accessible, gently sloping, and lies 0.5 to 1.5 km from the main resource areas, allowing efficient haulage of run-of-mine feed.

These assumptions will be refined as further metallurgical, engineering, and environmental studies are completed.

Environmental compliance & permitting

List of required permits & agencies drawn. Determine if significant obstacles exist to obtaining permits. Identify pre- mining land uses. Assess requirements for baseline studies. Assume post- mining land uses. Assume tailings disposal, reclamation, and mitigation plans.

The project is assumed to lie primarily within rural, privately held land used for grazing and agriculture, with no immediate presence of Indigenous lands or protected conservation units.

All potential mining activities will be subject to federal, state, and municipal environmental licensing procedures.

Project development will require a full Environmental Impact Assessment (EIA/RIMA), with baseline studies initiated at least 12 months prior to submission of a Preliminary License application.

Tailings and waste will be managed through dry-stacked or lined containment, with long-term reclamation and groundwater monitoring plans assumed.

No fatal flaws are presently identified in the licensing pathway.

Federal Agencies and Permits

•
ANM – Agência Nacional de Mineração
▪
Mineral exploration and mining rights (Alvará de Pesquisa, Requerimento de Lavra).
▪
Approval of Mining Plan (Plano de Aproveitamento Econômico – PAE).
▪
Annual Mining Report (RAL – Relatório Anual de Lavra).
•
IBAMA – Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis
▪
Only leads environmental licensing if the project affects multiple states or federal conservation units.
▪
Issues federal-level Preliminary License (LP), Installation License (LI), and Operation License (LO) when applicable.
•
CNEN – Comissão Nacional de Energia Nuclear
▪
Authorization to handle radioactive materials (e.g., monazite with thorium/uranium).
▪
Licensing of storage, packaging, and disposal of radioactive waste.

State Agencies (Minas Gerais) and Permits

Date: 25 March 2026	Page 11-22

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Factors	Initial Assessment	Project

•
SEMAD-MG – Secretaria de Estado de Meio Ambiente e Desenvolvimento Sustentável
o
Environmental licensing lead agency in Minas Gerais.
▪
Licença Prévia (LP) – Preliminary License.
▪
Licença de Instalação (LI) – Installation License.
▪
Licença de Operação (LO) – Operation License.
o
Oversees the Environmental Impact Study and Report (EIA/RIMA).
o
Coordinates public consultation (audiência pública).
•
FEAM – Fundação Estadual do Meio Ambiente
o
Technical support for licensing; evaluates air, waste, and pollution control plans.
o
Reviews closure and post-mining environmental management plans.
•
IGAM – Instituto Mineiro de Gestão das Águas
o
Outorga de Direito de Uso da Água – Water abstraction/use rights.
o
Evaluates hydrological and aquifer impact assessments.
•
IEF – Instituto Estadual de Florestas
o
Autorização de Supressão de Vegetação (ASV) – Vegetation clearance permit.
o
Oversees reforestation and biodiversity compensation obligations.

Other relevant factors	Appropriate assessments of other reasonably assumed technical and economic factors necessary to demonstrate reasonable prospects for economic extraction.	None
Capital costs	Optional. If included: Accuracy: ±50% Contingency: ≤25%	Not relevant to this Report.
Operating costs	Optional. If included: Accuracy: ±50% Contingency: ≤25%	Not relevant to this Report.
Economic analysis	Optional. If included: Taxes and revenues are assumed. Discounted cash flow analysis based on assumed production rates and revenues from available measured and indicated mineral resources.	Not relevant to this Report.

Date: 25 March 2026	Page 11-23

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.14.2 Constraining Potentially Mineable Shape Input Assumptions

Following input assumptions were applied to determine reasonable prospects for economic extraction.

•
Near-surface rare earth mineralization occurs within shallow, laterally extensive saprolite horizons amenable to conventional free-dig open-pit mining;
•
A TREO cut-off grade was established using block value and leach recovery calculations, as well as mining recovery, and costs to identify material with reasonable prospects of eventual economic extraction;
•
Revenue basis assumes production of a mixed rare earth carbonate with payability linked to forecast oxide prices;
•
Price assumptions are derived from a long-term independent market forecast expressed in constant real terms;
•
A conceptual open-pit shell was used to constrain the mineral resource estimate. The shell was defined using calculated block value, assumed mining, processing and administrative costs, leching recoveries, and slope constraints.

11.14.3 Market and Commodity Price Forecasts

General Uses and Products

The mineral resource estimate contains potentially minable concentrations of rare earth elements including MREO neodymium, praseodymium, dysprosium and terbium, which represent the dominant contributors to the in-situ value calculations and are the primary drivers of the Project’s economic potential.

These elements are predominantly used in the manufacture of permanent magnets, which are essential for advanced technologies such as electric vehicles, wind turbines, electronics, robotics, and a wide range of consumer, industrial, and defense electronics applications. Though used in small quantities, they provide critical magnetic, optical, and catalytic properties.

The most likely commercial products from the Constellation Project are mixed rare earth carbonates (MREC), an intermediate product used in the manufacture of refined, separated, rare earth oxides, predominantly for the permanent magnet market.

Date: 25 March 2026	Page 11-24

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Market Overview and Principal Users

Global magnetic rare earth oxide demand in 2024 was 126,025 tonnes. Global MREO demand is being forecasted to grow at an 8.2% compound annual growth rate (CAGR), total demand is forecast at 444,872 tonnes by (Adamas Intelligence, 2024).

•
Neodymium and praseodymium demand is expected to grow from an estimated ~110 kt in 2024 to ~350 kt in 2030, (see Figure 11‑9) (Adamas Intelligence (2024));
•
Dysprosium has a similar outlook, growing from ~3 kt to ~7 kt over the same period (see Figure 11‑10) (Adamas Intelligence (2024)).

Figure 11-9: Forecast Global NdPr Oxide Production and Demand

Note: Source Adamas Intelligence (2024)

Figure 11-10: Forecast Global Dysprosium Oxide Production and Demand

Note: Source Adamas Intelligence (2024)

Date: 25 March 2026	Page 11-25

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The principal consumers are Chinese, Japanese, South Korean, European, and North American manufacturers of permanent magnets for the automotive and renewable energy sectors.

China accounts for ~65% of global rare earth production and >80% of processing, though its share of global NdPr mined supply is forecast to decline from 70% in 2024 to ~58% by 2029 (Benchmark Mineral Intelligence, 2024). Supply remains geographically constrained, and recent Chinese restrictions on technology exports highlight ongoing volatility and the strategic importance of new projects outside of China.

Brazil is projected to expand its role in the rare earth market, with ionic clay deposits, including Serra Verde (operating) and emerging projects (such as Constellation) expected to increase Brazil’s share of dysprosium supply with Benchmark Mineral Intelligence (2024) predicting an increase from 2% share in 2024 to ~11% share by 2029.

Marketability and Pricing

The Project is expected to produce a mixed rare earth carbonate. These oxides are specialty chemicals, not exchange-traded commodities, and are typically priced in US dollars per kilogram. Pricing is negotiated through private contracts and the contract negotiated typically reflects product purity, oxide composition, delivery terms, and prevailing demand.

Due to the lack of standardized markets, pricing remains opaque. However, indicative spot prices are published by agencies such as Asian Metal and Shanghai Metals Market and are widely used for valuation purposes.

Price Forecasts

The expected increase in demand, and high price volatility, means that commodity pricing for rare earth studies is predominantly based on forecasts made by expert research companies such as Adamas Intelligence.

Rare Earth Americas have used the average rare earth oxide price over a 10-year period to from 2031 to 2040 forecast by Adamas Intelligence in their Q1 2025 Rare Earth Pricing Quarterly Outlook. This period was selected to align with potential timeframes for construction of all infrastructure and mining of the deposit. Prices include 13% value-added tax (VAT); forecast prices are in Real 2025 US dollars. These VAT-inclusive prices are presented for consistency with published Chinese market indices and have not been adjusted.

Example forecasts for the 2030–2040 period (real 2025 US dollars, inclusive of 13% VAT) are given in Table 11 13. Prices are expected to remain relatively stable through the mid-2020s before increasing in the early 2030s as supply constraints emerge, then stabilizing at the long-term incentive levels used for this study (Adamas Intelligence, 2024).

Date: 25 March 2026	Page 11-26

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Table 11‑13: Rare-Earth Elements Prices and Average Basket Price Calculation

REE Oxide[1]	Avg. Proportion of Recovered TREO (%)	Forecast Price ($/kg)	Value at 70% Payability ($/kg)	Contribution to Avg. Basket Value ($/kg)[3]	Proportion of Avg. Basket Value (%)
La2O3	52.6	1.4	1.0	0.5	1.2
CeO2	6.3	1.5	1.0	0.1	0.1
Pr6O11	8.5	158.6	111.0	9.4	21.2
Nd2O3	23.9	154.8	108.3	25.9	58.4
Sm2O3	2.3	4.3	3.0	0.1	0.2
Eu2O3	0.4	34.7	24.3	0.1	0.2
Gd2O3	1.3	80.5	56.3	0.7	1.7
Tb4O7	0.1	1550.8	1085.5	1.6	3.6
Dy2O3	0.7	503.5	352.5	2.5	5.6
Ho2O3	0.1	171.2	119.8	0.1	0.2
Er2O3	0.3	58.0	40.6	0.1	0.3
Yb2O3	2.6	17.5	12.3	0.3	0.7
Lu2O3	0.5	910.8	637.6	3.0	6.7
Y2O3	0.0	8.0	5.6	0.0	0.0
Average TREO Basket Value $/kg:				44.4	100.0

Notes:

1.
Pricing for Tm₂O₃ (thulium oxide) is not included in the basket calculation. Adamas Intelligence does not publish forecast prices for thulium due to its limited market size and very low contribution to the overall value of rare earth products. As a result, the exclusion of Tm₂O₃ has no material impact on the basket value.
2.
Prices include 13% value-added tax (VAT); forecast prices are in real 2025 US dollars.
3.
Numbers have been rounded. Totals may not sum due to rounding.

Payability

Payability represents the proportion of contained rare earth element value (based on spot oxide prices) that is realized upon sale of the mixed rare earth carbonate. It depends on the concentration of high-value elements, total rare earth oxide grade, impurity levels, and offtake processing costs. Rare Earth Americas intends to produce a high-quality mixed rare earth carbonate with low impurities and elevated magnet rare earth elements. This study assumes a payability of 70 percent relative to the spot value of contained separated oxides.

Basket Value Estimation

For each block, a “basket value” was calculated as the sum of the forecast prices for individual recovered rare earth oxides, adjusted by their typical proportion in the recovered TREO mix and a payability assumption of 70%. The average basket price for Constellation mineralization is estimated at US$44.4/kg TREO.

Date: 25 March 2026	Page 11-27

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The basket value is determined using the following formula:

Proportion = Typical proportion of recovered oxide i in the recovered TREO mix;

Forecast Pricei = Forecast price per kg of oxide i;

Payability = Payability rate of 70%.

This block-level basket value served as an input into a Lerchs-Grossmann optimization process, which was used to define a resource-constraining shell for mineral resource reporting and evaluation of reasonable prospects of economic extraction.

11.14.4 Pit Shell

To demonstrate reasonable prospects for economic extraction, a conceptual constraining pit shell was constructed using block models created for each deposit including inferred mineral resource blocks and waste blocks.

The constraining shell was derived from a Whittle optimization using estimated block value and mining parameters appropriate for determining reasonable prospects of economic extraction. These included a mining cost of US$1.98/t, a processing cost of US$9.39/t, appropriate recovery and dilution factors, and the basket value estimated for each block. A maximum pit slope angle of 35° was used and the extent of the constraining pit shell was limited to within the boundary of each tenement. A summary of the key assumptions is shown in Table 11‑14.

Table 11-14. Whittle Resource Constraining Pit Shell Parameters

Item	Notation	Unit	Value
Average recovered value	(P)	$/kg	44.4
Mining cost (mineralization and waste)	(m)	$/t	1.98
Process cost	(C)	$/t	7.65
General and administrative cost	(CGA)	$/t	1.74
Dilution	(d)%		0
Mining recovery	(ym)%		95
Average process recovery	(yc)%		48
Recovered cut-off grade	(Grec)	ppm TREO	270
In-situ cut-off grade	(Ginsitu)	ppm TREO	709
Selected in-situ cut-off grade		ppm TREO	1,000

Date: 25 March 2026	Page 11-28

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The overall strip ratio is estimated at 0.64, indicating that each tonne of mineralization is accompanied by 0.64 t of waste. Areas excluded include zones with low estimated recovery of rare earths, as well as speculative blocks at depth and at the periphery of the deposits.

For each deposit area, pit shell extents at surface was shown in Figure 11‑3, and in cross-section in Figure 11‑4. Material falling outside of the pit shell is considered to not meet reasonable prospects for economic extraction. Potentially minable portions of the block model inside the shell are conceptual in nature. Potential royalty costs have not been included in the Whittle optimization calculation.

11.14.5 Cut-off

Using the parameters in Table 11‑14 a marginal cut-off of 1,000 ppm TREO was selected. This threshold is consistent with cut-off grades applied at comparable ionic clay-hosted rare earth deposits developed by open-pit mining and supports a reasonable expectation of potential economic extraction.

The following equations form the basis of the cut-off calculation:

Abbreviations used in these equations are explained in Table 11‑14.

The cut-off is based on the average recovered value using a 10-year forecast of rare earth oxide prices to 2040, as published by Adamas Intelligence in the Q1 2025 Rare Earth Pricing Quarterly Outlook. The marginal cut-off included mining, processing, and general and administrative costs. Costs related to waste mining, transportation, and capital expenditures were excluded.

11.14.6 QP Statement

Based on the data review, the attendant work done to verify the data integrity and the creation of an independent geological model, McGarry Geoconsulting believes this is a fair and accurate representation of the mineral resources at the Project.

There is sufficient time in the 10-year timeframe considered for the commodity price forecast for Rare Earths Americas to address any issues that may arise, or perform appropriate additional drilling, testwork and engineering studies to mitigate identified issues with the estimates.

Based on the current information, McGarry Geoconsulting considers that the mineral resource estimates have reasonable prospects for eventual economic extraction, subject to the successful completion of the recommended work programs.

Date: 25 March 2026	Page 11-29

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.15 Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in SK1300. The reference point for the estimate is in situ. The estimate is current as at 31 October 2025.

The Qualified Person for the estimate is McGarry Geoconsulting.

Mineral Resources are summarized in Table 11‑15.

Table 11-15: Constellation Project – Summary of Rare Earth Mineral Resources at October 31, 2025

Based on basket value of US$44.4/kg of recovered rare earth oxide

Category	Cut-Off Grade	Deposit	Tonnes	TREO	Nd2O3 + Pr6O11	Dy2O3 + Tb4O7
	(ppm TREO)		(Mt)	(ppm)	(ppm)	(ppm)
Inferred	1,000	Pio Cipó	70.2	2,976	722	35.6
		Pedra Preta	60.7	3,101	664	32.8
		Varginha	53.0	2,157	350	16.9
		Roseira	42.3	2,508	518	18.6
		Mato Queimado	17.7	2,027	483	26.0
		Clube da Uva	9.6	2,508	375	17.0
		Andradas	12.6	1,928	513	28.1
		Total	266.2	2,637	564	26.9

Notes to accompany mineral resource table:

1.
Mineral resources are reported in situ, using the definitions in S-K 1300, and are current as at 31 October, 2025. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
2.
The third-party firm responsible for the estimates is McGarry Geoconsulting Corp.
3.
Tonnes are dry metric tonnes, and contained metal figures are derived arithmetically from in situ tonnage and grade (i.e., not adjusted for mining dilution or losses).
4.
Mineral resources are constrained within an optimized Whittle pit shell generated using a mining cost of US$1.98/t, a processing cost of US$7.65/t, a general and administration cost of US$1.74/ t and mining and process recovery factors of 95% and 38%, respectively. A maximum pit slope of 35° is used and the extent of the shell is limited to within the boundary of each tenement. Block values were calculated from Adamas Intelligence forecast rare earth oxide prices for 2030–2040 with an assumed 70% payability, corresponding to a basket value of US$44.4/kg of recovered rare earth oxide.
5.
Mineral resources are reported above a marginal cut-off of 1,000 ppm TREO, which is based on the parameters used for pit optimization in note 4. Costs related to waste mining, transportation, and capital expenditures are excluded.
6.
Average recovery represents the weighted mean of block model rare earth element leach extraction estimates, excluding cerium, based on test results on representative exploration samples.
7.
The Roseira, Varginha and Clube da Uva deposits are subject to a private royalty equal to 5% of net revenue from concession production in favor of Mineração Andradense Ltda. The Andradas deposit is subject to a private royalty equal to 2.5% of gross revenue from concession production in favor of Brazil Royalty Corp Participações e Investimentos Ltda.
8.
Total rare earth oxides (TREO ppm) = La2O3 + CeO2 + Pr6O11 + Nd2O3 + Sm2O3 + Eu2O3 + Gd2O3 + Tb4O7 + Dy2O3 + Ho2O3 + Er2O3 + Tm2O3 + Yb2O3 + Y2O3 + Lu2O3; NdPr = Nd2O3 + Pr6O11; DyTb = Tb4O7 + Dy2O3.

Date: 25 March 2026	Page 11-30

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

9.
Total rare earth oxides (TREO ppm) are inclusive of, not separate to, NdPr ppm and DyTb ppm.
10.
Numbers have been rounded. Totals may not sum due to rounding.

Tonnage-weighted average grades for individual rare earth oxides (REO), supporting the reported TREO grade, are summarized in Table 11-16.

Table 11‑16: Constellation Project Block Model Report – All Rare Earth Oxides

		Deposit
Cut-Off Grade (ppm TREO)	Values	Pio Cipo	Pedra Preta	Varginha	Roseira	Mato Queimado	Clube da Uva	Andradas	Total
1,000	Tonnes (Mt)	70.2	60.7	53.0	42.3	17.7	9.6	12.6	266.2
	TREO (ppm)	2,976	3,101	2,157	2,508	2,027	2,508	1,928	2,637
	La2O3 (ppm)	1,022	1,087	936	991	696	723	630	964
	CeO2 (ppm)	859	1,144	680	794	689	648	609	847
	Pr6O11 (ppm)	183	173	104	142	124	101	126	149
	Nd2O3 (ppm)	539	491	245	375	359	274	387	415
	Sm2O3 (ppm)	66	58	25	39	44	37	49	48
	Eu2O3 (ppm)	16	14	6	9	12	7	12	12
	Gd2O3 (ppm)	43	36	17	22	31	19	34	31
	Tb4O7 (ppm)	6	5	2	3	4	3	4	4
	Dy2O3 (ppm)	30	28	14	16	22	14	23	23
	Ho2O3 (ppm)	5	5	3	3	4	3	4	4
	Er2O3 (ppm)	15	15	9	9	10	8	12	12
	Tm2O3 (ppm)	2	2	1	1	1	1	2	2
	Yb2O3 (ppm)	12	13	9	7	8	7	9	10
	Lu2O3 (ppm)	2	2	1	1	1	648	1	25
	Y2O3 (ppm)	176	28	103	96	22	14	23	91

Notes to accompany block model table:

1.
Values represent tonnage-weighted averages derived from the reported block model.
2.
Reported oxides are not individually classified as mineral resources.
3.
Data is provided to illustrate rare earth element distribution.
4.
TREO is the sum of all rare earth oxides listed.
5.
Numbers have been rounded. Totals may not sum due to rounding.

Date: 25 March 2026	Page 11-31

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

11.16 Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Factors which may affect the mineral resource estimates include the following.

•
Metal price and exchange rate assumptions;
•
Changes to the assumptions used to generate cut-off grades;
•
Changes in local interpretations of mineralization geometry and continuity of mineralized zones;
•
Changes to geological and mineralization shape;
•
Changes to geological and grade continuity assumptions;
•
Density and domain assignments;
•
Changes to geotechnical, mining, and metallurgical recovery assumptions;
•
Changes to the input and design parameter assumptions that pertain to mining assumptions used to constrain the estimates;
•
Assumptions as to the continued ability to access the site, complete proposed exploration programs, and maintain the social license to operate.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to McGarry Geoconsulting that would materially affect the estimation of mineral resources that are not discussed in this Report.

Date: 25 March 2026	Page 11-32

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

12.0 MINERAL RESERVE ESTIMATES

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 12-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

13.0 MINING METHODS

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 13-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

14.0 RECOVERY METHODS

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 14-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

15.0 INFRASTRUCTURE

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 15-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

16.0 MARKET STUDIES AND CONTRACTS

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 16-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 17-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

18.0 CAPITAL AND OPERATING COSTS

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 18-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

19.0 ECONOMIC ANALYSIS

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 19-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

20.0 ADJACENT PROPERTIES

Rare Earth America’s tenements are located within a district containing multiple rare earth exploration licenses in the Poços de Caldas–Caldas region of Minas Gerais, Brazil. Licenses held by Rare Earth Americas are contiguous with or in close proximity to licenses held by Meteoric Resources and, in some areas, Viridis Mining.

Publicly available information for the adjacent Meteoric Resources and Viridis Mining projects indicates regolith-hosted rare earth mineralization of similar style and geological setting to that of the Constellation Project.

The Qualified Person has not independently verified the data for these adjacent properties, and such information is not necessarily indicative of mineralization within Rare Earth America’s tenements.

Figure 20-1: Location of Rare Earth America Constellation Project and Adjacent Properties

Note: Figure prepared by Rare Earth Americas, 2024

Date: 25 March 2026	Page 20-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

21.0 OTHER RELEVANT DATA AND INFORMATION

This Chapter is not relevant to this Report.

Date: 25 March 2026	Page 21-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

22.0 INTERPRETATION AND CONCLUSIONS

22.1 Introduction

McGarry Geoconsulting and Karst Geosolutions note the following interpretations and conclusions, based on the review of data and information available for this Report.

22.2 Property Setting

The tenement area ranges in elevation from approximately 950–1,450 masl. This physiographic setting does not present any material constraint to exploration or mining development.

The Project is accessible via federal highways (BR-381, BR-459, BR-146), local all-weather roads, and is in proximity to rail infrastructure and the Port of Santos. The nearby municipality of Poços de Caldas could provide logistical support and services, while São Paulo could be a source of equipment, reagents, and personnel.

The climate in the region supports year-round exploration and mining activity.

22.3 Ownership

The Project is controlled by Rare Earths Americas through wholly owned mineral title or through option agreements existing on mineral title holders.

22.4 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

Information obtained from legal experts retained by Rare Earth Americas supports that the mineral tenure held is valid, and the mineral tenures held are sufficient to support mineral resource estimation.

To date Rare Earth Americas has secured verbal agreements and signed consent declarations from landowners permitting exploration and drilling activities at the Constellation Project. Rare Earth Americas intends to initiate formal discussions regarding broader surface rights as the Project progresses.

Rare Earth Americas has not obtained any permits or agreements to extract water for exploration at the Constellation Project. Exploration to date has not required water use. Future diamond core drilling may require water, which is expected to be commercially supplied via tankers or obtained under agreement for temporary extraction from local sources.

All project concessions are subject to the CFEM. In addition, concessions 800.572/1969 hosting the Roseira deposit 808.966/1968 hosting the Varginha deposit and 804.059/1971 hosting the Clube da Uva deposits which together amount to 40% of disclosed mineral resource tonnes are subject to a private royalty equal to 5% of net revenue from concession production in favor of Mineração Andradense Ltda.

Date: 25 March 2026	Page 22-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

A further private royalty applies to 4.7% of the reported mineral resources within concession 833.020/2022 hosting the Andradas deposit, equal to 2.5% of gross revenue from concession production in favor of in favor of Brazil Royalty Corp Participações e Investimentos Ltda.

Based on the review of the legal and regulatory setting, the Qualified Person is not aware of any legal, regulatory, or permitting impediments that would prevent the continued exploration and potential development of a mining project on the property.

Acceptance of the Final Exploration Report marks the formal conclusion of the exploration phase. Once accepted, ANM may authorize the initiation of the Mining Concession application process. Authorization for mining of rare earths remains pending for all concessions.

For the six tenements with mining concessions, Rare Earth Americas must communicate the discovery of the rare earths as soon as technical work demonstrates its occurrence and indicates potential economic interest., by submitting a Final Exploration Report with the result, present a specific Economic Utilization Plan for rare earth elements.

If approved, ANM will recognize the new reserves and extend the existing mining concessions to include the additional substances as economically exploitable within the same tenements.

For the 15 exploration permits, Rare Earth Americas must submit a Final Exploration Report to ANM. Acceptance of the Final Exploration Report would formally conclude the exploration phase and authorize the commencement of the process to obtain a mining concession.

Rare Earth Americas have not consulted with local communities during the exploration campaigns. The company’s interactions were limited to rural landowners, solely for the purpose of facilitating access for exploration activities.

To the extent known to McGarry Geoconsulting, there are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report.

22.5 Geology and Mineralization

The Project hosts rare earth element mineralization in the form of ionically adsorbed rare earth elements bound to clay minerals within the regolith developed over the crystalline basement. Although ionic adsorption clay deposits are not currently classified within the United States Geological Survey Mineral Deposit Model series, the deposit type is well defined in the geological literature.

The Project is underlain by the Poços de Caldas alkaline complex, a large intrusive system known to host rare earth element mineralization. Rare earth element at the Project occur in the form of ionically adsorbed mineralization within a well-developed weathering profile, consistent with the Ionic Adsorption Clay deposit style.

Date: 25 March 2026	Page 22-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The lateritic profile, including mottled zones and mineralized saprolite, is laterally continuous across large parts of the deposit area. Drilling has confirmed sufficient geological continuity of mineralized horizons to support the estimation of Inferred Mineral Resources.

However, due to the presence of residual cover and the regolith-dominated profile, the underlying bedrock geology and its control on rare earth element distribution are not yet well understood. Additionally, the current drill spacing is too wide to resolve local variations in regolith thickness or the vertical position of mineralized zones with the confidence required for higher resource classifications.

Further geological work and infill drilling will be necessary to improve confidence in the geological model and to support the estimation of higher confidence classification mineral resources.

22.6 History

There is no known previous exploration for rare earth elements in the Project area prior to Rare Earths Americas’ interest in the Project. In 2023, Alpha Minerals Brazil Participações Ltda, a wholly-owned subsidiary of Rare Earth Americas, undertook a mineral prospectivity review that identified the Poços de Caldas alkaline intrusion as highly prospective for ionic adsorption clay mineralization. Between 2023 and 2024, Alpha Minerals secured mineral rights through the staking of exploration claims, and through option agreements with existing mineral rights holders. Rare Earth Americas was created as the holding company for the Project in January 2023.

Auger drilling commenced at the Project on the Roseira and Clube da Uva properties in June 2023. Exploration at the Project ceased in July 2024 due to the exhaustion of the then-budgeted exploration funds.

22.7 Exploration, Drilling, and Sampling

Exploration and drilling completed to date are appropriate for the regolith-hosted ionic clay rare earth mineralization at the Constellation Project. Drill collars were surveyed using handheld GPS referenced to SIRGAS 2000 UTM 23S and projected to a 30 m DTM; future programs should use differential GPS and higher-resolution topography to improve accuracy for resource modelling and engineering studies.

Sufficient drilling and sampling data have been collected to support the geological interpretation and mineral resource estimates. The geology and mineralization controls are well understood, and the exploration techniques and QA/QC protocols employed are appropriate for this deposit style. The rare earth assay and leach recovery datasets are of acceptable quality and quantity for resource estimation, with minimal risk to overall confidence.

Rare Earth Americas’ drilling, sampling, assaying, and QA/QC have been completed in line with good industry practice. Remaining exploration potential exists in lateral saprolite extensions, transitional saprock zones, and peripheral tenements with anomalous REE geochemistry.

Date: 25 March 2026	Page 22-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

The current dataset is sufficient to support the mineral resource estimates disclosed. Additional drilling, improved surveying, and further metallurgical testing are recommended to refine the model and advance resources to higher confidence categories.

22.8 Data Verification

Sufficient exploration and sampling data have been collected to support the geological interpretations and to underpin the rare earth mineral resource estimates. The mineral resource has been classified as inferred, reflecting the current limitations in data spacing, reliance on auger drilling that only partially tests the regolith profile, and low survey and digital elevation model accuracy.

The overall quality of the data acquired by Rare Earth Americas is considered to be acceptable, and with improved drilling density and spatial control, the mineral resource estimate has the potential to be upgraded to higher confidence categories in future estimates with the support of additional work programs.

22.9 Metallurgical Testwork

The metallurgical dataset is considered acceptable to support the current inferred mineral resource estimate.

The bench-scale leach tests replicate the proposed ammonium sulfate ion-exchange process and are relevant to the ionic clay deposit style. The systematic sampling captures both lateral and vertical variability in rare earth recovery by leaching.

The recoveries are considered sufficiently representative of bulk-scale behavior to support determine reasonable prospects for eventual economic extraction in accordance with the Inferred classification.

It is recommended that future work include bulk composite and pilot-scale leach testing to evaluate potential comminution effects in transitional horizons, test material handling and leach solution flow, and refine recovery estimates across different regolith domains. Continuous column leach testing should also be undertaken to replicate percolation behavior under process-representative conditions and validate leaching kinetics. These larger-scale tests should provide sufficient pregnant leach solution volumes for confirmatory work on mixed rare earth carbonate precipitation and purification, enabling verification of product quality and recovery through to a saleable product.

These programs should strengthen the metallurgical basis for the mineral resource estimate and support the economic assumptions in sufficient detail to support higher-confidence mineral resource categories and preliminary engineering studies.

Date: 25 March 2026	Page 22-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

22.10 Mineral Resource Estimates

An Initial Assessment was completed to support assessments of reasonable prospects for economic extraction. The depth, geometry, and grade of rare earth bearing saprolite on the properties make them amenable to exploitation by open cut mining methods. Mineral resources are reported within a resource constraining conceptual pit shell.

Mineral resources are reported using the mineral resource definitions set out in SK1300. The in situ inferred mineral resource estimate consists of 266.2 Mt at an average grade of 2,637 ppm TREO, at a 1,000 ppm TREO reporting cut-off.

Factors which may affect the mineral resource estimates include the following.

•
Metal price and exchange rate assumptions;
•
Changes to the assumptions used to generate cut-off grades;
•
Changes in local interpretations of mineralization geometry and continuity of mineralized zones;
•
Changes to geological and mineralization shape;
•
Changes to geological and grade continuity assumptions;
•
Density and domain assignments;
•
Changes to geotechnical, mining, and metallurgical recovery assumptions;
•
Changes to the input and design parameter assumptions that pertain to mining assumptions used to constrain the estimates;
•
Assumptions as to the continued ability to access the site, complete proposed exploration programs, and maintain the social license to operate.

In the opinion of McGarry Geoconsulting, all material issues relating to the relevant technical and economic factors that may influence the prospect of eventual economic extraction at the Project can reasonably be resolved with further work. While certain factors, such as leaching performance at bulk sample scale, the quality of a potential mixed rare earth carbonate product, the geotechnical characterization of proposed infrastructure sites, and the permitting framework, require additional data and assessment, none are currently identified as fatal flaws.

Date: 25 March 2026	Page 22-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

22.11 Risks

22.11.1 Exploration and Geology Risks

The following risks were identified:

•
Geological continuity: drilling is widely spaced. There is a risk that infill drilling could demonstrate mineralization to be less continuous and more variable than currently modelled, impacting resource classification and tonnage;
•
Depth of mineralization: deeper sonic drilling may determine that mineralized saprolite that is shallower than currently projected beneath auger drilling, which could alter the interpreted thickness and geometry of mineralized horizons.

22.11.2 Mineral Resource Estimate Risks

The following risks were identified, in addition to those provided in Chapter 22.10:

•
Survey accuracy: Current drill collar positions are based on handheld GPS and projected onto a 30 m DTM;
•
Bulk density: bulk densities used for resource estimation are based on limited data; there is a risk that true in-situ densities are lower than estimated, which would affect tonnage and contained metal calculations;
•
Metallurgical variability: while bench-scale leach testing supports recoverable rare earth elements, additional bulk composite and variability testwork are required to confirm recoveries across all regolith domains and to fully characterize the deportment of deleterious elements such as thorium and uranium;
•
Product specification: the current mineral resource model assumes production of a mixed rare earth carbonate. Any change to the assumed processing route or product specification could affect cut-off grade determinations;
•
Economic sensitivity: the assessment of reasonable prospects of economic extraction is sensitive to assumptions on REE prices and operating costs, which should be refined;
•
Hydrogeological factors: groundwater inflow within the regolith profile may affect both mining method selection and metallurgical recovery. Hydrogeological characterization is recommended.

Date: 25 March 2026	Page 22-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

22.11.3 Environmental, Social and Permitting Risks

The following risks were identified:

•
Permitting and environmental approvals: Development is contingent on securing environmental permits and land-use approvals. Identification of environmental constraints could limit resource development at the Project. For the Pio Cipó and Varginha deposits, the proximity to large water storage facilities may require additional permitting and water protection measures, which could affect mine planning and development timelines. In addition, transmission lines crossing the Pio Cipó deposit may impose localized constraints on mine design and require setbacks or infrastructure management measures. Changes to regulatory requirements or delays in permitting could impact project timelines or restrict development options;
•
Land tenure and surface rights: The project is dependent on maintaining current mineral rights and securing necessary surface access agreements. Any disputes or delays in renewing licenses or negotiating access could affect exploration and future development;
•
Environmental liabilities: Localized liabilities may be present within the Roseira and Pedra Preta permits, where small-scale historical bulk sampling and mining conducted by the underlying titleholders created surface disturbances with little evidence of remediation. These properties, along with areas of active agriculture, forestry, and ranching across the Project, warrant further review through baseline studies should Rare Earth Americas exercise its options and advance the Project.

No fatal flaws have been identified; these risks are typical for a project at this stage and are expected to be addressed through additional drilling, improved surveying, bulk density testing, hydrogeological assessment, permitting studies, and expanded metallurgical and engineering studies.

22.12 Opportunities

22.12.1 Exploration and Geology Opportunities

The Constellation Project is in a geological and mining jurisdiction that was previously underexplored for rare earth elements. Rare Earth Americas are building an extensive and well-informed database of information which will provides an opportunity to assess the optimal exploration targeting strategy and exploration potential for the Project.

The drilling and sampling completed to date indicate the presence of additional rare earth element mineralization outside the currently defined resource areas. These results highlight the potential for resource expansion through further auger, sonic and core drilling, as well as systematic follow-up of untested and partially tested targets within the project area.

Date: 25 March 2026	Page 22-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

22.13 Mineral Resource Opportunities

Opportunities exist to increase existing mineral resources by additional work including infill and extensional drilling at depth.

22.14 Conclusions

Drilling has consistently intersected significant are earth element-bearing saprolite, frequently exhibiting HREO enrichment with depth.

The data verification programs undertaken on the data collected from the Project support geological interpretations and the analytical and database quality, and therefore the data can be used for mineral resource estimation.

The metallurgical dataset is considered adequate to support the current mineral resource estimate. The bench-scale leach tests replicate the proposed ammonium sulphate ion-exchange process and are relevant to the ionic clay deposit class. The systematic sampling captures both lateral and vertical variability, and the recoveries allow an inference of bulk-scale behavior at the current resource development stage.

In the opinion of the Qualified Person, all material issues relating to the relevant technical and economic factors that may influence the prospect of eventual economic extraction at the Project can reasonably be resolved with further work. While certain factors, such as leaching performance at bulk sample scale, the quality of a potential mixed rare earth carbonate product, the geotechnical characterization of proposed infrastructure sites, and the permitting framework, require additional data and assessment, none are currently identified as fatal flaws.

Additional work is warranted, and a two-phase work program is recommended (see Chapter 23).

Date: 25 March 2026	Page 22-8

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

23.0 RECOMMENDATIONS

23.1 Introduction

The Constellation Project hosts rare earth element mineral resource that warrants further exploration and evaluation. A two-phase work program is recommended. Phase A will focus on generating additional exploration data and materials, while Phase B will address targeted testwork and technical analysis.

Phase A aims to improve understanding of the controls on mineralization and to delineate additional prospective zones in regional exploration concessions. Infill drilling and technical studies will be undertaken to potentially upgrade mineral resources from the inferred to higher-confidence mineral resource classifications. Phase A is estimated to require a budget of US$3.34 million to complete.

Results from Phase A exploration will provide representative drill samples for metallurgical testing and will provide a basis for an updated appraisal of the deposits. If results are positive the project will advance to Phase B, which will involve the analysis of key modifying factors, including mining and processing considerations, to updated the Initial Assessment and mineral resource estimates. Phase B is estimated to require a budget of US$1.15 million.

Collectively, Phase A and Phase B will require an overall budget of US$4.49 million.

23.2 Phase A

The following recommendations are made for Phase A:

•
Continue the ongoing auger and sonic drilling campaign to potentially support upgrade of the mineral resource confidence categories at all deposit;
•
Assay outstanding auger samples from the southwestern portion of exploration concession tenement 820611/2022 to evaluate the high-grade mineralization intersected in recent exploration auger holes and determine the potential for delineating additional mineralization that may support mineral resource estimation;
•
Undertake targeted step-out and infill drilling at tenement 832150/2022 and tenement 832149/2022 to test the continuity of mineralized regolith identified in initial auger drilling;
•
Undertake core drilling to extend high-grade mineralization deeper, particularly at the Pedra Preta, Varginha, and Andradas target areas where thick, high-grade mineralization remains open at depth;
•
In addition to using the chemical index of alteration, regolith units should be determined using a range of physical and geochemical parameters as well as visual assessment of drill. Ensuring correct logging of regolith domains will enhance stationarity and prevent leached samples estimating material in the saprolite accumulation zone, and vice versa;

Date: 25 March 2026	Page 23-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

•
Continue collecting bulk density measurements from drill core to support tonnage estimates for individual regolith and saprock units;
•
Conduct a high-resolution topographic survey, potentially using LiDAR or satellite technology, to support geological mapping and resource modelling and to support future technical studies;
•
Undertake mineralogical and geo-metallurgical testwork including QEMSCAN analysis on regolith samples to characterize the deposit and identify rare-earth element-bearing minerals that may not be recoverable via the ionic adsorption clay process route, to support a more accurate assessment of metallurgical potential.

The proposed budget breakdown for the Phase A work program is provided in Table 23‑1.

Table 23‑1: Budget for Phase A Work Program

Item	Total Cost (US$)
Surface exploration and ground geophysics[1]	250,000
Core drilling – 5,000 m1	1,500,000
Auger drilling - 9,000 m1	1,500,000
High resolution satellite DEM	20,000
Minerology testwork	70,000
Total	3,340,000

Notes: 1. Program budgets are inclusive of assay, personnel, equipment, consumables and transport costs.

23.3 Phase B

The following recommendations are made for Phase B:

•
Commence a metallurgical testing program to optimize leach parameters, establish reagent consumption profiles, and define material most amenable to leaching;
•
Complete bulk testwork programs to validate laboratory-scale results, confirm recovery assumptions, and generate process design criteria for preliminary flowsheet development;
•
Commence studies to develop mining concepts, pit optimization parameters, and production assumptions;
•
Initiate development studies to evaluate infrastructure requirements, and determine reasonable access routes, power and water supply options, and site requirements for mining and processing facilities;

Date: 25 March 2026	Page 23-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

•
Assess environmental, permitting, and social considerations relevant to development scenarios. Determine the requirement for baseline data collection to support future environmental and social impact assessments. Conduct desk and field based mapping of Atlantic Forest areas to guide prioritization of exploration areas;
•
Prepare an updated mineral resource estimate incorporating the drilling, assay, and density data collected in Phase A. This should include modelling of distinct regolith domains (leached, mottled, and enriched saprolite zones) to improve estimation accuracy and ensure appropriate assignment of grades between material types;
•
Compile the results of Phase B studies into an updated Initial Assessment of potential development scenarios and an updated mineral resource estimate.

The proposed budget breakdown for the Phase B work program is provided in Table 23‑2.

Table 23‑2: Budget for Phase B Work Program

Item	Total Cost (US$)
Metallurgical testwork	$250,000
Mineral resource estimation	$100,000
Mining studies	$300,000
Infrastructure assessment	$100,000
Environmental, social and permitting assessment	$400,000
Total	1,150,000

Notes: 1. Program budgets are inclusive of assay, personnel, equipment, consumables and transport costs.

Date: 25 March 2026	Page 23-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

24.0 REFERENCES

24.1 Bibliography

Adamas Intelligence (2024). Rare Earth Magnet Market Outlook to 2040. Q3 2024.

Almeida, F.F.M., Carneiro, C.D.R., 2012. Corpos Alcalinos de Poços de Caldas, Itatiaia e São Sebastião. In: Hasui, Y. (Ed.), Geologia do Brasil. 18d, Editora Beca, São Paulo, Brasil, pp. 464–465.

Almeida, F.F.M., Carneiro, C.D.R., Bartorelli, A. 2012. Magmatismo Pós-Paleozoico no Brasil. In: Hasui, Y. (Ed.), Geologia do Brasil. 18a, Editora Beca, São Paulo, Brasil, pp. 430–452.

Benchmark Mineral Intelligence. (2024). Rare Earths Forecast Report, Q4 2024. Benchmark Mineral Intelligence. www.benchmarkminerals.com

Goldberg, K., and Humayun, M. (2010). The applicability of the Chemical Index of Alteration as a paleoclimatic indicator: An example from the Permian of the Paraná Basin, Brazil. Palaeogeography, Palaeoclimatology, Palaeoecology, 293(1-2), 175-183.

Gomes, C.B., Azzi, A.A., Atencio, D., 2023. A review of mineral assemblages of agpaitic rocks from the Poços de Caldas alkaline massif, southeastern Brazil. Brazilian Journal of Geology, 53(2), 1-14.

Joint Ore Reserves Committee, 2012. Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves. The JORC Code, 2012 Edition. [online]. Available from http://www.jorc.org (The Joint Ore Reserves Committee of The Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists, and Minerals Council of Australia).

Rare Earths Americas (2023). March 2023 Quarterly Report

Rare Earths Americas (2023a). June 2023 Quarterly Report

Rare Earths Americas (2024). Half-Yearly Report July - December 31 2024

Rare Earths Americas (2024a). Half-Yearly Report to 30 June 2024.

Takehara, L., Shintaku, I., Rabelo, D.M., Silveira, F.V., 2015. Avaliação do Potencial de Terras Raras no Brasil. Informe de Recursos Minerais (Série Minerais Estratégicos 2), CPRM-Serviço Geológico do Brasil, Brasília, Brasil, 218 p.

Ulbrich, H.H.G.J., Vlach, S.R.F., Demaiffe, D., Ulbrich, M.N.C. 2005. Structure and origin of the Poços de Caldas alkaline massif, SE Brazil. In: Chiaramonti, P.C., Gomes, C.B. (Eds.), Mesozoic to Cenozoic Alkaline Magmatism in the Brazilian Platform. 12, Editora da Universidade de São Paulo, São Paulo, Brasil, pp. 367–418.

Verplanck, P. L. & Van Gosen, B. S. (2011). Carbonatite and alkaline intrusion‑related rare earth element deposits—A deposit model. U.S. Geological Survey Open‑File Report 2011–1256, 6 p.

Date: 25 March 2026	Page 24-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

24.2 Abbreviations

%	percent
(NH4)2SO4	ammonium sulphate
°	degrees
°C	degrees Celsius
3D	three-dimensional
AAS	atomic absorption spectroscopy
ALS	ALS Mineral Analysis Laboratories
ANM	National Mining Agency1
APGO	Association of Professional Geoscientists of Ontario
ASX	Australian Securities Exchange
CBPM	Companhia Baiana de Pesquisa Mineral
CDF	cumulative distribution function
CDTN	Nuclear Technology Development Center in Belo Horizonte
Ce	Cerium
cm	centimeters(s)
CPRM	Brazilian Geological Survey
CFEM –	Compensação Financeira pela Exploração de Recursos Minerais
CRM	certified reference material
CV	coefficient of variation
DTM	digital terrain model
Dy	Dysprosium
Er	Erbium
eTh	Thorium equivalent
Eu	Europium
g	gram(s)
GCOS	global change of support
Gd	Gadolinium
GPS	global positioning system
Ho	Holmium
HREE	Heavy Rare Earth Elements
HREO	Heavy Rare Earth Oxides
IAC	Ionic Adsorption Clay
IAD	Ionic Adsorption Deposit
ICP-ES	inductively coupled plasma emission spectrometry
ICP-MS	inductively coupled plasma mass spectrometry
IDW	inverse distance weighting
kg	kilogram(s)
km	kilometers

Date: 25 March 2026	Page 24-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

km2	square kilometers
La	Lanthanum
LCT	locked cycle test
LiDAR	light detection and ranging (survey)
LREE	Light Rare Earth Elements
LREO	Light Rare Earth Oxides
Lu	Lutetium
m	meter(s)
m2	square meter(s)
m3	cubic meter(s)
MGG	McGarry Geoconsulting Corporation
MLR	(North Carolina State University’s) Minerals Research Laboratory
mm	millimeter(s)
Mm3	million cubic meters
MRE	Mineral Resource estimate
MREC	Mixed Rare Earth Carbonate
MREE	Magnet Rare Earth Elements
MREO	Magnet Rare Earth Oxides
Mt	million tonnes
Nd	Neodymium
OK	ordinary kriging
OREAS	Ore Research & Exploration Pty Ltd
PLS	Pregnant Leach Solution
Pr	Praseodymium
QA	quality assurance
QAQC	quality assurance/quality control
Q-Q	quantile-quantile
R2	Coefficient of determination
REA	Rare Earth Americas
REE	rare earth elements
RMS	root mean squared
ROPO	Recognized Overseas Professional Organization
RPO	Recognized Professional Organization
RSD	relative standard deviation
Sc	Scandium
Sm	Samarium
SME	Society of Mining, Metallurgy and Exploration
SMU	selective mining unit
SOR	slope of regression
SQL	structured query language

Date: 25 March 2026	Page 24-3

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

SRM	standard reference material
t	tonne(s)
Tb	Terbium
Th	Thorium
Tm	Thulium
U	Uranium
VRPS	Volta do Rio Plutonic Suite
XRD	x-ray diffraction
XRF	x-ray fluorescence
Y	Yttrium
Yb	Ytterbium

24.3 Glossary of Terms

Adsorption	The process by which ions, atoms, or molecules adhere to the surface of another substance, such as clays in ionic adsorption deposits.
Agpaitic	A type of igneous rock rich in alkaline elements (like sodium and potassium) and poor in aluminum; often enriched in rare earth elements.
Alkaline complex	A large body of igneous rocks formed from magma rich in alkaline elements
Alteration	Changes in the mineral composition of rocks caused by heat, fluids, or chemical weathering.
Anthropogenic	Caused or created by human activity.
Bastnäsite	A rare earth mineral made of fluorocarbonates; an important ore for rare earths.
Bedrock	The solid rock beneath soil and weathered material.
Block Model	A three-dimensional digital representation of mineralized rock volumes, grades, and geologic domains used in resource estimation.
Carbonatite	A rare igneous rock made mostly of carbonate minerals, often enriched in rare earths.
Chevkinite	A rare earth-bearing accessory mineral containing elements such as cerium, lanthanum, and titanium.
Circumferential Dykes	Igneous intrusions that form roughly concentric rings around a central intrusion or volcanic structure, emplaced along circular tension cracks.
Clastic sediments	Sediments made of fragments of pre-existing rocks or minerals.
Clay	Fine-grained aluminosilicate minerals formed by weathering, commonly hosting ionic adsorption rare earth deposits.
Composite	A sample created by combining smaller individual samples to provide an average grade or characteristic for a larger interval or domain.

Date: 25 March 2026	Page 24-4

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Craton	A stable portion of continental crust that has remained tectonically inactive for long geological periods.
Deuteric processes	Late-stage changes in igneous rocks caused by fluids trapped in the cooling magma.
Domain	A geologically distinct volume within a deposit defined for resource estimation, often based on lithology, alteration, or grade.
Dyke	A sheet of rock that formed when magma intruded into cracks and solidified.
Eudialyte	A rare silicate mineral that can contain high concentrations of rare earth elements.
Facies	A body of rock with specific characteristics reflecting a particular depositional or metamorphic environment.
Feldspars	A group of common rock-forming minerals that break down into clay during weathering.
Felsic	Igneous rocks rich in silica and light-colored minerals such as quartz and feldspar.
Fluorite	A calcium fluoride mineral that may occur as an accessory phase in rare earth element deposits.
Gabbro	A coarse-grained mafic intrusive igneous rock composed mainly of plagioclase and pyroxene.
Gneiss	A high-grade metamorphic rock characterized by compositional banding due to recrystallization under high temperature and pressure.
Granite	A coarse-grained intrusive igneous rock composed primarily of quartz, feldspar, and mica.
Granodiorite	An intrusive igneous rock similar to granite but with more plagioclase than alkali feldspar.
Halloysite	A tubular form of kaolinite with higher surface area, providing more room for REE ion adsorption.
Hornblendite	An ultramafic rock composed predominantly of hornblende, commonly associated with layered mafic intrusions.
Hydrometallurgy	A branch of extractive metallurgy involving the use of aqueous chemistry to recover metals from ores, concentrates, or recycled materials.
Hydrothermal	Relating to hot, mineral-rich fluids that alter rocks and may form mineral deposits.
Illite	A non-swelling clay with moderate capacity, contributing to REE adsorption in weathered layers.
Ionic Adsorption Clay	(IAC) Weathered clay deposits where rare earth elements (REEs) are weakly stuck to clay surfaces, making them recoverable by simple leaching.

Date: 25 March 2026	Page 24-5

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Ionic	Refers to chemical species existing as charged atoms or molecules, particularly describing exchangeable rare earth elements in clay minerals.
Kamafugites	Rare volcanic rocks rich in magnesium, potassium, and rare earth elements.
Kaolinite	A common clay mineral in IAC profiles with limited sites for REE ions, but still part of the adsorption system.
Lateritic duricrusts	A hard surface layer rich in iron and aluminum formed by intense tropical weathering.
Leach	The process of extracting soluble components from rock or soil using a solvent, commonly acid or salt solutions in rare earth processing.
Metamorphism	The mineralogical, chemical, and structural adjustment of rocks to changes in temperature and pressure within the Earth’s crust.
Migmatite	A composite rock containing both metamorphic and igneous components formed under high-grade metamorphic conditions.
Monazite	A phosphate mineral containing rare earth elements, typically cerium, lanthanum, neodymium, and thorium.
Monzonite	An intrusive igneous rock containing roughly equal amounts of plagioclase and alkali feldspar, with minor mafic minerals.
Nepheline syenites	Coarse-grained igneous rocks made mostly of nepheline and feldspar.
Nephelinolites	Fine-grained volcanic rocks rich in nepheline.
Ombrophylous	Refers to vegetation or forest types adapted to high rainfall conditions, particularly tropical rainforests.
Orthogneiss	A gneiss derived from the metamorphism of igneous rocks, typically granite or tonalite.
Pediment	A gently sloping erosional surface at the base of a mountain or escarpment, often covered with thin alluvium.
Pegmatite	A very coarse-grained igneous rock formed during the final stages of magma crystallization, often enriched in rare elements.
Peridotites	Dark, coarse-grained igneous rocks from Earth’s mantle, high in olivine.
Phonolites	Fine-grained volcanic rocks high in alkaline minerals and sometimes enriched in rare earths.
Pregnant	Refers to a leach solution enriched with dissolved metals after contact with mineralized material.
Radial Dykes	Sheet-like igneous intrusions that radiate outward from a central intrusion or volcanic center, following fractures that spread like spokes from the core.
Rare Earth Element	(REE) A group of 17 metallic elements (the lanthanides plus scandium and yttrium) essential in technologies such as permanent magnets, batteries, catalysts, lighting, and defense applications.

Date: 25 March 2026	Page 24-6

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

Regolith	A layer of unconsolidated material overlying bedrock, formed by weathering, which may host ionic adsorption clay rare earth deposits.
Residual Deposits	Weathering products left in place; in IAC systems this concentrates clays that can adsorb REEs.
Smectite	A swelling clay with high ion-holding capacity, often the most effective host of REEs in IAC deposits.
Tailings	The residual material left after valuable minerals have been extracted from ore, typically stored in engineered impoundments.
Tinguaites	Fine-grained intrusive igneous rocks, usually forming dykes, related to syenites.
Tonalite	An intrusive igneous rock similar to granodiorite but containing little or no alkali feldspar.
Trivalent Ions	Rare earth elements occur mainly as +3 charged ions, which naturally attach to clay surfaces in IAC deposits.
Variogram	A mathematical function describing the spatial continuity and variability of a dataset, commonly used in geostatistics.
Variography	The study and modelling of spatial correlations within geological or grade data for use in resource estimation.

Date: 25 March 2026	Page 24-7

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

25.1 Introduction

McGarry Geoconsulting fully relied on the registrant for the information used in the areas noted in the following sub-sections. McGarry Geoconsulting considers it reasonable to rely on the registrant for the information identified in those sub-sections, for the following reasons:

•
The registrant, or its affiliates, employ qualified professionals in Brazil with expertise in geology, mineral exploration, mineral processing, mining rights, permitting, and environmental management, including staff with experience at the only ionic adsorption clay project currently in production in the country.
•
The registrant or its affiliates have engaged independent specialists in rare earth markets and legal matters and have incorporated their findings into the information provided.
•
The subject matter in these sub-sections extends beyond direct scope of expertise for McGarry Geoconsulting and Karst Geo Solutions. Reliance on qualified specialists employed or retained by the registrant, or its affiliates, is considered to be consistent with professional industry practice and the requirements of Regulation S-K 1300.

25.2 Mineral Processing

•
Information relating to the proposed processing route, including a description of the processing technologies in use at other ionic adsorption clay deposits and their applicability to the Constellation Project, was obtained from the registrant..

This information supports the assessment of the available testwork and the proposed processing method in Chapter 10.0, and in in determining reasonable prospects for the economic extraction of the mineral resource estimates in Chapter 11.0.

25.3 Markets

•
Information relating to market studies/markets for product, market entry strategies, marketing and sales contracts, product valuation, product specifications, refining and treatment charges, transportation costs, and agency relationships was obtained from the registrant.

This information supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11.

Date: 25 March 2026	Page 25-1

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

25.4 Legal Matters

•
Information relating to the corporate ownership interest, the mineral tenure (concessions, payments to retain property rights, obligations to meet expenditure/reporting of work conducted), surface rights, water rights (water take allowances), royalties, encumbrances, easements and rights-of-way, violations and fines, current and future permitting requirements, and the ability to obtain permits was obtained from the registrant.

This information is used in support of information in Chapter 3 including general information on property and title in Bahia, Project ownership, mineral tenure, surface rights, water rights, royalties, and permitting considerations, and it supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11.

25.5 Environmental Matters

•
Information relating to exploration programs meeting applicable state and local environmental regulations, the potential for mining within the concessions in adherence to these regulations, the significance of potential environmental liabilities from historical bulk sampling or small scale mining, and the status of baseline studies was obtained from the registrant.

This information is used in support of the environmental considerations information in Chapter 3, and it supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11.

25.6 Stakeholder Accommodations

•
Information relating to social considerations was obtained from the registrant.

This information is used in support of the social considerations information in Chapter 3, and it supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11.

Date: 25 March 2026	Page 25-2

www.rareearthsamericas.com
Constellation Project Minas Gerais, Brazil Technical Report Summary on Mineral Resource Estimate

26.0 Date and Signature Page

This report titled “Constellation Project, Bahia, Brazil, Technical Report Summary” is current at March 25, 2026, and was prepared and signed by:

/s/ Adam Karst
Signature Location: Midlothian, VA USA	Adam Karst, President
Signature Date: March 25, 2026	Karst Geo Solutions LLC

/s/ Leon McGarry
Signature Location: Robertsbridge, UK	Leon McGarry, Principal Consultant and President
Signature Date: March 25, 2026	McGarry Geoconsulting Corp.

Date: 25 March 2026	Page 26-1